EXECUTION VERSION

AMENDED AND RESTATED RECEIVABLES LOAN AND SECURITY AGREEMENT

Dated as of July 19, 2019

by and among

VOLT FUNDING II, LLC
as Borrower,

VOLT INFORMATION SCIENCES, INC.
as Servicer,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders and LC Participants

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,
FRANKFURT AM MAIN, NEW YORK BRANCH
as Agent

and

AUTOBAHN FUNDING COMPANY LLC,
and
DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,
FRANKFURT AM MAIN, NEW YORK BRANCH
as LC Issuers

TABLE OF CONTENTS

SCHEDULES
SCHEDULE 1	Addresses for Notice
SCHEDULE 2	UCC Filing Locations
SCHEDULE 3	Litigation (Borrower)
SCHEDULE 4	Litigation (Servicer)
SCHEDULE 5	List of Excluded MSP Receivables

EXHIBITS
EXHIBIT A	Forms of Borrower’s Notice
- Funding and Allocation Request
- Repayment of Advance
- Termination of Commitment
EXHIBIT B	Form of Officer’s Certificate as to Insolvency
EXHIBIT C	Form of Officer’s Certificate of Borrower
EXHIBIT D	Form of Officer’s Certificate of Servicer
EXHIBIT E	Form of Monthly Report
EXHIBIT F	Form of Daily Borrowing Base Report
EXHIBIT G	Credit and Collection Policies and Procedures
EXHIBIT H	Form of LC Request
EXHIBIT I	Form of Letter of Credit Application

v

AMENDED AND RESTATED RECEIVABLES LOAN AND SECURITY AGREEMENT, dated as of July 19, 2019 (the “Amended Agreement”) by and among VOLT FUNDING II, LLC, a Delaware limited liability company (as the “Borrower”), VOLT INFORMATION SCIENCES, INC., a New York corporation, as the servicer (in such capacity, the “Servicer”), AUTOBAHN FUNDING COMPANY LLC, a Delaware limited liability company (“Autobahn”), as the Conduit Lender prior to the Conduit Lender’s cessation, if any, in its sole discretion, as a Conduit Lender and a Lender and LC Participant pursuant to Section 16.02(b) hereof, the other Lenders and LC Participants from time to time party hereto, together with their respective successors and assigns (the “Lenders”), DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, NEW YORK BRANCH (“DZ Bank”), as agent (in such capacity, together with its successors and assigns, the “Agent”) and AUTOBAHN and DZ BANK, as Letter of Credit issuers (together with their respective successors and assigns, the “LC Issuers”),

W I T N E S S E T H:

WHEREAS, the Borrower has been established for the sole purpose of purchasing, financing and selling Receivables;

WHEREAS, the Borrower and the Lenders intend that the Lenders will make Advances to the Borrower from time to time, such advances to be secured by Receivables and other related collateral owned or otherwise acquired by the Borrower from time to time;

WHEREAS, the Borrower and the LC Issuers intend that an LC Issuer will issue Letters of Credit at the request of the Borrower from time to time, subject to the terms and conditions set forth herein;

WHEREAS, the Agent has been requested and is willing to act as agent on behalf of the Lenders in connection with the making and financing of such Advances;

WHEREAS, in order to effectuate the purposes of this Agreement, the Lenders and the Agent desire that the Servicer be appointed to perform certain servicing and collection functions in respect of the Collateral under this Agreement and the Administrator be appointed to perform certain administrative functions relating to the transactions contemplated hereby;

WHEREAS, in order to secure the Advances made to the Borrower by the Lenders and the other Obligations of the Borrower hereunder and under the other Basic Documents to which it is a party, the Borrower intends to grant to the Agent, for the benefit of the Secured Parties, a security interest in all right, title and interest of the Borrower in and to such Receivables, and other related collateral owned or otherwise acquired by the Borrower from time to time; and

WHEREAS, to effect the foregoing, the parties hereto entered into that certain Receivables Loan and Security Agreement, dated as of January 25, 2018 (the “Original Agreement”), which Original Agreement thereafter was amended by Amendment No. 1 thereto dated June 8, 2018, Amendment No. 2 thereto dated January 4, 2019, Amendment No. 3 thereto dated February 15, 2019 and Amendment No. 4 thereto dated as of June 4, 2019 (“Amendment No. 4”) (the Original Agreement, as so amended, the “Existing Agreement”); and the parties hereto now wish to amend and restate the Existing Agreement in its entirety;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“30-Day Delinquency Rate”:  As of the last day of any Remittance Period, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that are 30-Day Delinquent Receivables as of such date, divided by (ii) the Eligible Receivables Balance (excluding Unbilled Receivables) plus the aggregate Outstanding Balance of 90-Day Delinquent Receivables as of such date.

“30-Day Delinquent Receivable”:  Any Receivable for which any scheduled payment is past due more than 30 days from the original due date of such payment, and which is not a Defaulted Receivable.

“90-Day Delinquency Rate”:  As of the last day of any Remittance Period, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that are 90-Day Delinquent Receivables as of such date, divided by (ii) the Eligible Receivables Balance (excluding Unbilled Receivables) plus the aggregate Outstanding Balance of 90-Day Delinquent Receivables as of such date.

“90-Day Delinquent Receivable”:  Any Receivable for which any scheduled payment is past due more than 90 days from the original due date of such payment.

“Account Bank”:  Each of the US Lockbox Account Bank, the US Collection Account Bank, the UK Lockbox Account Bank and the UK Collection Account Bank.

“Additional Amounts”:  Any amounts payable to any Affected Party under Sections 2.09, 2.10 and 2.11.

“Additional Costs”:  As defined in Section 2.09(b).

“Adjusted LC Participation Amount”:  At any time of determination, the greater of (i) the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account, if any, at such time and (ii) zero ($0).

“Adjusted LIBOR”:  With respect to any Yield Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) LIBOR, by (ii) a number equal to 1.00 minus the Eurodollar Reserve Percentage.  The calculation of Adjusted LIBOR may also be expressed by the following formula:

Adjusted LIBOR =	LIBOR
1.00 - Eurodollar Reserve Percentage

Adjusted LIBOR shall be adjusted on the effective date of any change in the Eurodollar Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of Adjusted LIBOR as determined or adjusted in accordance herewith (which determination shall be presumed correct absent manifest error).

“Administration Agreement”:  That certain Administration Agreement dated as of the Original Closing Date, between the Servicer and the Administrator, and all exhibits, schedules and appendices thereto, as amended, modified, supplemented or restated from time to time.

“Administrator”:  Finacity Corporation, a Delaware corporation, in its capacity as Administrator under the Administration Agreement, and any successor thereto in such capacity.

“Advance”:  As defined in Section 2.01.

“Advance Rate”:  At any time of determination, the lesser of (A) 87% and (B) (x) 100% minus (y) the Required Reserve Percentage.

“Advances Outstanding”:  For any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments and issuances of Advances on such day.

“Adverse Claim”:  Any claim of ownership or any lien, security interest, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a lien or security interest, other than the security interest created under this Agreement.

“Affected Party”:  Any Lender, any LC Participant, any LC Issuer, the Agent, any letter of credit provider or liquidity provider of a Lender, or any Affiliate of the foregoing Persons.

“Affiliate”:  As to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies of such Person, whether through the ownership of Voting Securities or by contract or otherwise.

“Agent”:  DZ Bank, as Agent hereunder, together with its successors and assigns.

“Agent Fee”:  With respect to any Remittance Period, a fee, payable monthly in arrears on each Settlement Date, in an amount set forth in the Fee Letter.

“Aggregate Unpaids”:  At any time, an amount equal to the sum of Advances Outstanding, all accrued Yield, any applicable Commitment Fee, Lender’s Fee, Structuring Fee, Termination Fee and Agent Fee and all other amounts owed (whether due or accrued) hereunder or under the Fee Letter to the Agent, the Lenders and any other Secured Party at such time.  For avoidance of doubt, “Aggregate Unpaids” shall not include any unasserted indemnification or reimbursement claim or other inchoate obligation.

“Agreement”:  The Amended Agreement, as amended, modified, supplemented or restated from time to time.

“Alternative Rate”:  On any day, an interest rate per annum equal to Adjusted LIBOR for such day; provided, however, that, to the extent a Eurodollar Disruption Event has occurred and is continuing, the term “Alternative Rate” may be amended to refer to (x) with only the consent of the Agent (such consent not to be unreasonably withheld or delayed) and the Borrower, a comparable successor rate or (y) absent such consent, a comparable successor rate that is the prevailing market standard for credit agreements of this type for the replacement of or successors to the Eurodollar rate in the U.S. syndicated loan market.

“Amended Agreement”:  As defined in the preamble.

“Amended and Restated US PSA”:  That certain Amended and Restated Receivables Purchase and Sale Agreement dated as of the Amendment Effective Date among the US Originators, the Servicer and the Borrower.

“Amendment Effective Date”:  The date on which the conditions specified in Section 3.03 shall have been satisfied.

“Amendment No. 4”:  As defined in the preamble.

“Amortization Date”:  The earliest of (a) January 25, 2021, (b) the date so designated pursuant to the last paragraph of Section 9.01 as a result of an Event of Default and (c) the date so designated pursuant to the last paragraph of Section 9.03 as a result of an Amortization Event.

“Amortization Event”:  As defined in Section 9.03.

“Assignment and Acceptance”:  An assignment and acceptance, in form and substance acceptable to the Agent, pursuant to which a Person becomes a party hereto as a Lender.

“Assignment and Termination Agreement”:  That certain Assignment and Termination Agreement dated as of the Original Closing Date by and among Old Volt Funding, the Parent, US Originator VM, US Originator PS, UK Originator VCG, UK Originator VE, and PNC Bank.

“Backup Servicer”:  Finacity Corporation, a Delaware corporation, in its capacity as Backup Servicer under the Backup Servicing Agreement, together with its successors and assigns in such capacity.

“Backup Servicing Agreement”:  That certain Backup Servicing Agreement dated as of the Amendment Effective Date, among the Borrower, the Servicer, the Agent and the Backup Servicer, and all exhibits, schedules and appendices thereto, as amended, modified, supplemented or restated from time to time.

“Backup Servicing Fee”:  The fees payable to the Backup Servicer pursuant to the Backup Servicing Agreement (or pursuant to a fee letter referenced in the Backup Servicing Agreement).

“Bail-In Action”:  The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”:  With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Accounts”:  The US Lockbox Account, the US Collection Account, the UK Lockbox Accounts and the UK Collection Account, and any other bank account established hereunder for the purpose of receiving or applying Collections.

“Base Rate”:  On any date, a fluctuating rate of interest per annum equal to the Prime Rate.

“Basic Documents”:  This Agreement, the Fee Letter, the Limited Guaranty, the US PSA (including any Joinder Agreement with respect thereto), the UK PSA (including any Joinder Agreement with respect thereto), the Administration Agreement, the Backup Servicing Agreement, the US Lockbox Account Control Agreement, the US Collection Account Control Agreement, the UK Lockbox Account Agreement, the UK Collection Account Agreement, the UK Charge, the US Check Processing Services Agreement, the Assignment and Termination Agreement, the UK Lockbox Novation Agreement, the UK Lockbox Transfer Agreement and all agreements, instruments, guarantees, certificates, financing statements or other documents required to be delivered hereunder or thereunder.

“Borrower”:  As defined in the preamble.

“Borrower Assigned Agreements”:  As defined in Section 8.01(d).

“Borrower Bank Account Collateral”:  As defined in Section 8.01(e).

“Borrower Notice”:  A written notice, in the form of Exhibit A hereto (including a calculation of the Borrowing Base), except as otherwise provided in Section 2.02(a), to be used for each Advance, repayment of any Advance (or a portion thereof), LC Request or reduction or termination of the Maximum Facility Amount.

“Borrower Pension Plan”:  A “pension plan” as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA (other than any “multiemployer plan” as such term is defined in section 4001(a)(3) of ERISA), and to which the Borrower or any ERISA Affiliates of the Borrower (or, with respect to Sections 4.02, 7.06 and 9.02, to which Servicers or any ERISA Affiliate of Servicers) may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Borrowing Base”:  At any time, the sum of (i) the product of (x) the Net Eligible Receivables Balance and (y) the Advance Rate, and (ii) all aggregate amounts on deposit in the Collection Accounts (determined (x) by including only amounts therein representing Collections on Receivables included in the Collateral, (y) net of any accrued and unpaid Loan Interest, accrued Lender’s Fees, accrued Commitment Fees and other accrued Facility Fees, known unpaid reimbursable expenses and indemnities payable to the Agent, any Lender, the Servicer or the Backup Servicer and accrued and unpaid third party fees and expenses related to the Facility and (z) with any funds held in a Reserve Currency converted to Dollars at the Spot Rate).

“Borrowing Base Deficiency”:  At any time, the extent to which the sum of (i) the then Advances Outstanding and (ii) the Adjusted LC Participation Amount, exceeds the Borrowing Base.

“Breakage Costs”:  As defined in Section 2.10.

“Business Day”:  Any day of the year other than a Saturday, Sunday or any other day on which banks generally are required, or authorized, to close in New York, New York.

“Change in Control”:  With respect to (a) the Parent, any transaction pursuant to which it will cease to be a publicly traded company the shares of which are listed on a recognized stock exchange, (b) the Borrower, any transfer of Borrower membership interests by the Parent or any Subsidiary thereof that results in the Parent not owning, directly or indirectly, 100% of the membership interests in the Borrower, and (c) any Originator, any transfer of stock ownership of (or membership interests in) such Originator by the Parent or any Subsidiary thereof that results in the Parent not owning, directly or indirectly, 100% of the stock ownership of (or membership interests in) such Originator.

“Code”:  The Internal Revenue Code of 1986, as amended.

“Collateral”:  As defined in Section 8.01.

“Collection Account”: The US Collection Account or the UK Collection Account, as the case may be.

“Collection Account Bank”:  The US Collection Account Bank or the UK Collection Account Bank, as the case may be.

“Collections”:  With respect to any Receivable, (a) all cash collections and other cash proceeds of such Receivable (including, without limitation, any purchase price received upon any sale of such Receivable, amounts received from an Originator in respect of Defective Receivables pursuant to Section 4.5(c) or 10.1 of the US PSA or Section 4.5(c) or 10.1 of the UK PSA, Deemed Collections remitted to a Collection Account pursuant to Section 2.06(a), late charges, penalties, fees, fines and interest arising thereon, all amounts received on account of the foreclosure of any Related Security for such Receivable and all recoveries with respect thereto) and (b) all payments received by the Borrower or the Servicer under any insurance policy to the extent any such payments are related to the Borrower or the Collateral.

“Commercial Paper Notes”:  Commercial paper notes issued directly or indirectly by a Lender.

“Commitment”:  For each Lender, LC Issuer or LC Participant, the commitment of such Lender to fund Advances to the Borrower, or to the LC Issuer as LC Participation Advances, in an aggregate amount not to exceed the amount set forth below such Lender’s name on the signature pages of this Agreement, the Assignment and Acceptance or such other joinder agreement pursuant to which it became a party hereto, as such amount may be modified in accordance with the terms hereof.

“Commitment Fee”:  The Commitment Fee set forth in the Fee Letter.

“Conduit Lender”:  Autobahn (prior to Autobahn’s cessation, if any, in its sole discretion, as a Conduit Lender and a Lender pursuant to Section 16.02(b)) and any other Issuer that agrees, pursuant to the pertinent Assignment and Acceptance, to make Advances pursuant to Article II hereof as a Conduit Lender.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract”: With respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings, pursuant to which such Receivable arises or that evidence such Receivable or under which a Contract Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contract Obligor”: With respect to any Receivable, the Person obligated to make payment of such Receivable under the terms of the related Contract. For the avoidance of doubt, in the case of an MSP Receivable the Contract Obligor means the applicable Managed Service Provider (and not also the Customer, unless also a party to the Contract between the Managed Service Provider and the Originator); except that where the Managed Service Provider is the Originator, then the Customer is the Contract Obligor.

“Contractual Dilutions” means Deemed Collections that arise from commissions, bank charges, inspection costs, sales discounts or other amounts reasonably determined by the Servicer, unless otherwise determined by the Agent, to be contractual in nature.

“CP Rate”:  On any day, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by the Lender from time to time as interest or otherwise (by means of interest rate hedges or otherwise) in respect of the promissory notes issued by the Lender that are allocated, in whole or in part, by the Agent (on behalf of the Lender) to fund or maintain the Advances during the related Yield Period, as determined by the Agent (on behalf of the Lender) and reported to the Borrower and the Servicer, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such Commercial Paper Notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Agent (on behalf of the Lender); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Credit and Collection Policies and Procedures”:  The origination, credit and collection policies and procedures of each Originator and the Servicer in effect on the Amendment Effective Date, a copy of each of which is attached as Exhibit G hereto, as such policies and procedures may hereafter be amended, modified or supplemented from time to time in accordance with Section 7.06(g) and Section 7.02(b)(ix).

“Currency Fluctuation”:  With respect to any Reserve Currency, the mathematical set of all Relative Currency Fluctuations that were observed during the applicable Currency Fluctuation Period.

“Currency Fluctuation Period”:  For any Reserve Currency, a period equal to ten (10) years prior to the most recent Determination Date for which data is available for such Reserve Currency to such most recent date.

“Customer”:  The user of services which generate a Receivable of an Originator, whether that Receivable results from: (x) a Contract directly between that Customer and an Originator; (y) back-to-back Contracts, one between that Customer and a Managed Service Provider, and the other between that Managed Service Provider and an Originator (pursuant to which that Originator provides all or part of such services for that Customer); or (z) a multiparty Contract among that Customer, an Originator and a Managed Service Provider.

“Daily Borrowing Base Report”:  As defined in Section 5.02(a).

“Days’ Sales Outstanding”:  For any Remittance Period, an amount computed as of the last day of such Remittance Period equal to: (a) the average of the Eligible Receivables Balance as of the last day of each of the three most recent Remittance Periods ended on the last day of such Remittance Period, divided by (b) (i) the aggregate initial Outstanding Balance of Eligible Receivables originated by the Originators during the three most recent Remittance Periods ended on the last day of such Remittance Period, divided by (ii) 90.

“DBRS”:  DBRS, Inc., and any successor thereto.

“Debt”:  As to any Person at any date, all liabilities, obligations and indebtedness (without duplication) of such Person (a) for borrowed money, (b) evidenced by promissory notes, bonds, debentures or other similar instruments, (c) to pay the deferred purchase price of property or services, (d) as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (e) secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (f) under any interest rate, swap, cap, collar or other hedging agreement, (g) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for payment of goods and services purchased in the ordinary course of business), (h) under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above, and (i) for liabilities in respect of unfunded vested benefits under plans covered by ERISA.  For the purposes hereof, the term “guarantee” shall include any agreement, whether such agreement is contingent or otherwise, to purchase, repurchase or otherwise acquire Debt of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another person to make payment of Debt, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, Borrowing Base, working capital or other balance sheet or financial condition, in connection with the Debt of another Person, or to supply funds to or in any manner invest in another Person in connection with Debt of such Person.

“Debt to Tangible Net Worth Ratio”:  With respect to any Person, the ratio of Debt (to the extent included in clauses (a), (b), (g) or (h) of the definition thereof) of such Person to its Tangible Net Worth.

“Deemed Collections”:  The meaning set forth in Section 2.06(b).

“Default Interest Rate:  The Prime Rate plus 2.50% per annum.

“Default Ratio”:  The ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Remittance Period by dividing: (a) the aggregate Eligible Receivables Balance (other than Unbilled Receivables) that became Defaulted Receivables during such Remittance Period, by (b) the aggregate initial Outstanding Balance of Eligible Receivables originated by the Originators during the Fiscal Month that is five Fiscal Months before such Remittance Period (Receivables being deemed originated for such purpose only when invoiced).

“Defaulted Receivable”:  Any Receivable for which (a) any scheduled payment is past due more than 90 days from the original due date of such payment; (b) a charge-off has been taken or the Receivable is otherwise, or should have been, deemed uncollectible by the Servicer; (c) has been restructured, amended and/or renewed for credit reasons; or (d) there shall have occurred a bankruptcy of any related Obligor.

“Defective Receivable”:  Any Receivable coming within Section 4.5(a) or (b) of the US PSA or Section 4.5(a) or (b) of the UK PSA.

“Determination Date”:  With respect to any Settlement Date, the last day of the immediately preceding Remittance Period.

“Dilution Horizon Ratio”:  For any Remittance Period, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Remittance Period by dividing: (a) the aggregate initial Outstanding Balance of Eligible Receivables originated by the Originators during the most recent Remittance Period (a Receivable being deemed originated for such purpose only when invoiced), by (b) the Net Eligible Receivables Balance (excluding Unbilled Receivables) as of the last day of such Remittance Period.

“Dilution Ratio”:  For any Remittance Period, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Remittance Period by dividing: (a) the aggregate amount of Deemed Collections during such Remittance Period (other than any Deemed Collections (x) with respect to Receivables which are Defaulted Receivables, (y) with respect to Receivables which were never Eligible Receivables and (z) with respect to the portion of Receivables related to Contractual Dilutions), net of any Positive Adjustments during such Remittance Period, by (b) the aggregate initial Outstanding Balance of Eligible Receivables originated by the Originators during the Remittance Period preceding such Remittance Period.

“Dilution Reserve Percentage”:  On any day, the product of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) 2.00 times the average of the Dilution Ratios for the twelve most recent Remittance Periods, plus (ii) the greater of the S&P Dilution Volatility Component and the Fitch Dilution Volatility Component.

“Discount”:  For any date of determination during any Yield Period, (a) the product of (i) the Yield Rate for such Yield Period, (ii) the Advances Outstanding, and (iii) the number of days elapsed during such Yield Period prior to such date of determination divided by (b) 360.

“Discount Reserve Percentage”:  At any time, (a) the sum of (i) the Termination Discount at such time, and (ii) the then accrued and unpaid Discount, divided by (b) the Net Eligible Receivables Balance, expressed as a percentage.

“Dollar” and “$”:  Lawful currency of the United States of America.

“Dollar Equivalent” means, at any time in relation to an amount denominated in a Reserve Currency, that amount converted to Dollars at the Spot Rate.

“DZ Bank”:  As defined in the Preamble.

“EEA Financial Institution”:  (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  Any of the member states of the European Union, Iceland, Liechtenstein, and Norway. This term, and each other corresponding term, also includes and shall be applied, mutatis mutandis, to the United Kingdom in the event it ceases to be a member state of the European Union.

“EEA Resolution Authority”:  Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EFT”: Any electronic transfer of funds, regardless of the methodology thereof, and including (without limitation) Automated Clearing House (ACH) transfers and traditional wire transfers. The term includes electronic transfers from one account to a different account within the same financial institution.

“Eligible Receivable”:  A Receivable that is beneficially owned by the Borrower and:

(i)          Which arises in the ordinary course of the business of the Parent and the Originators;

(ii)          As to which the related Contract with the related Contract Obligor is currently in force and is governed by the laws of the United States (or of any state thereof or of the District of Columbia), in the case of US Receivables, or of England and Wales, in the case of UK Receivables;

(iii)          Which is a legally valid, enforceable, irrevocable and binding obligation of the related Contract Obligor, and as to which no further performance by the Parent, any Originator or any other Person other than the Contract Obligor (and, if different, the Customer, in the case of an MSP Receivable containing a pay-when paid or similar provision) is required;

(iv)          Which has been assigned or contributed by the related Originator to the Borrower free of any Adverse Claims (other than Permitted Liens);

(v)          Which complies with, and was originated in accordance with, all applicable laws, regulations and licensing and notice requirements;

(vi)          Which complies with the Credit and Collection Policies and Procedures applicable to such Receivable;

(vii)          Which is not subject to any dispute, right of rescission, set-off, counterclaim or other defense (if subject to any of the foregoing, then only the portion so subject shall be ineligible under this clause);

(viii)          Which has been originated without fraud by either the Originator or any related Obligor;

(ix)          As to which the related Obligor (which, in the case of a US Receivable or UK Receivable that also constitutes a Volt MSP Receivable, shall be deemed for this purpose to be solely the Customer) (a) is not an Affiliate of the Parent; (b) has a location within the United States (in the case of a US Receivable) or within the United Kingdom (in the case of a UK Receivable); (c) is not a Governmental Authority; and (d) is not subject to any bankruptcy or insolvency proceeding;

(x)          Which is denominated in Dollars (or, in the case of UK Receivables, in British Pounds);

(xi)          As to which the Contract Obligor has been directed to remit payments: (a) in the case of a US Receivable, by EFT directly to the US Lockbox Account (or by check to the US Check Delivery Address); and (b) in the case of a UK Receivable (except as deemed paid by a UK Originator, as Managed Service Provider, to a UK Originator pursuant to Section 1.04(d)), by EFT directly to the UK Lockbox Account pertaining to the applicable UK Originator;

(xii)          Which has been billed with a payment term of not greater than 95 days or is an Unbilled Receivable;

(xiii)          Which is not a Defaulted Receivable or, at the time pledged hereunder, a 90-Day Delinquent Receivable;

(xiv)          Which is not, with respect to any Receivable pledged after the Original Closing Date, a 30-Day Delinquent Receivable when pledged;

(xv)          Which, for any MSP Receivable with respect to a Managed Service Provider listed on the Excluded MSP Receivables Schedule: (a) relates to a Customer of such Managed Service Provider identified as such on the Excluded MSP Receivables Schedule and not identified therein as “Ineligible”; (b) provides for maximum terms for remittance of payments under the respective Contract and invoice (or as otherwise established as set forth in the footnotes to the table in the Excluded MSP Receivables Schedule) corresponding to the MSP Contractual Day Turnaround and MSP Customer Day Turnaround for such Managed Servicer Provider and Customer as set forth in the Excluded MSP Receivables Schedule; and (c) arises under contractual, structural or other circumstances such that the Servicer, in considering the matter in a manner consistent with past practices, reasonably believes that the Originator (or its assigns) would have, in the event of the respective Managed Service Provider’s bankruptcy or insolvency, an enforceable claim against the respective Customer for any applicable Receivables not theretofore remitted by such Customer to such Managed Service Provider; and

(xvi)          Which, in the case of any UK Receivable, is not subject to any enforceable Restrictions on Transferability (unless the related Contract Obligor has waived such restrictions or otherwise consented to the assignment of such UK Receivable for purposes of the transactions contemplated by this Agreement);

provided, however, that Eligible Receivables shall not (unless otherwise agreed by the Agent in writing in its sole and absolute discretion) include:

(i)          any Receivable for which the representations and warranties set forth in Section 4.01(y) are not true and correct;

(ii)          any Receivable in which the Agent does not have a first-priority Perfected security interest for the benefit of the Secured Parties or which is subject to any Adverse Claim (other than Permitted Liens) or with respect to which all applicable Perfection Actions have not been completed;

(iii)          any Receivable that has been written-off or is being reserved against by the Borrower in accordance with the Credit and Collection Policies and Procedures applicable to such Receivable;

(iv)          any Receivable acquired by the Borrower from an Affiliate of the Borrower with respect to which the Agent shall not have received an opinion, in form and substance acceptable to the Agent, as to such bankruptcy matters as the Agent may request; or

(v)          any Receivable for which the information pertaining to it set forth in the related Funding and Allocation Request and Monthly Report is not true and correct.

“Eligible Receivables Balance”:  At any time, the aggregate Outstanding Balance with respect to all Eligible Receivables.

“Eligible Unapplied Cash and Credits”:  At any time for any Contract Obligor, the lesser of (i) the sum of all cash and non-cash credits applied to such Contract Obligor’s account but not yet applied to any particular Receivables with respect to such Contract Obligor, and (ii) the aggregate Outstanding Balance of Eligible Receivables for such Contract Obligor.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate”:  An entity, whether or not incorporated, which is or was under common control with the Borrower within the meaning of Section 4001 of ERISA or Section 414 of the Code during the immediately preceding six-year period.

“EU Bail-In Legislation Schedule”:  The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Disruption Event”:  An event that shall be deemed to have occurred if, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR (without regard to the proviso in the definition thereof).

“Eurodollar Reserve Percentage”:  For any day, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Bankruptcy”:  With respect to any specified Person, the occurrence of any of the following events:

(a)          a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, marshalling of assets, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law (foreign or domestic) relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws (foreign or domestic) now or hereafter in effect; or

(b)          such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, marshalling of assets, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

“Event of Default”:  As defined in Section 9.01.

“Excluded MSP Receivable”:  Each Eligible Receivable payable from or through a Managed Service Provider and related to services for a specific Customer, to the extent such Managed Service Provider and such specific Customer are identified on the Excluded MSP Receivables Schedule and not identified therein as “Ineligible.”

“Excluded MSP Receivables Schedule”:  Schedule 5, as such schedule may be amended (or amended and restated) from time to time by agreement in writing by the Borrower (or the Servicer) and the Agent (anything in Section 16.06 to the contrary notwithstanding).

“Excluded Taxes”:  Any of the following Taxes imposed on or with respect to an Affected Party or required to be withheld or deducted from a payment to an Affected Party, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 14.01(g)) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Affected Party’s failure to comply with Section 2.11(d) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agreement”:  As defined in the recitals.

“Expected Dilution”:  For any Remittance Period, the average of the Dilution Ratios for the twelve most recent Remittance Periods.

“Facility”:  The loan facility provided by the Lenders to the Borrower as evidenced by this Agreement.

“Facility Fees”:  The Lender’s Fee, the Commitment Fee, the Structuring Fee, the Termination Fee, the Agent Fee, the Servicing Fee and the Backup Servicing Fee.

“Facility Maturity Date”:  July 25, 2021.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the Original Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate”:  For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”:  The fee and terms letter agreement, dated as of the Original Closing Date, among the Borrower, the Parent and the Agent, as amended, supplemented or otherwise modified from time to time.

“Final LC Issuer”:  DZ Bank, in its capacity as the final LC Issuer hereunder.

“Financial Covenant”:  Each covenant of the Servicer set forth in Section 5.06.

“Fiscal Month”:  With respect to the Parent or any of its Subsidiaries, including the Borrower, each of the twelve (12) monthly Remittance Periods, each of which Remittance Periods contains either four (4) or five (5) weeks (each of which runs from and including a Monday to and including the following Sunday), into which the particular fiscal year of the Parent or such Subsidiary is divided.

“Fitch”:  Fitch Ratings, Inc., and any successor thereto.

“Fitch Dilution Volatility Component”:  For any Remittance Period, (a) the standard deviation of Expected Dilution for the twelve most recent Remittance Periods multiplied by (b) 1.96.

“Funding and Allocation Request”:  The Borrower Notice delivered pursuant to Section 6.03(c) during the Revolving Period directing the allocation of certain funds in the Collection Accounts, giving notice of an additional prepayment and/or requesting an Advance on the following Funds Allocation Date or Settlement Date.

“Funding Date”:  The Original Effective Date and any Funds Allocation Date on which an Advance is made.

“Funds Allocation Date”:  The Friday of any week or, if such Friday shall not be a Business Day, the immediately preceding Business Day.  In the case of funds being allocated from the UK Collection Account, if such Business Day is not also a London Business Day, then (unless the Servicer and the Agent otherwise agree) the Funds Allocation Date for such UK funds instead shall be the next London Business Day to the extent practicable, and otherwise the next London Business Day that also is a Business Day; provided that the Funds Allocation Date with respect to funds in the US Collection Account shall not be delayed for transfer of funds from the UK Collection Account, and the Borrower and Servicer shall be responsible for deposit of funds in the US Collection Account in a timely manner for payment on such Settlement Date.

“FX Reserve Percentage”:  With respect to any Reserve Currency, as of any Determination Date, a percentage expressed as a decimal equal to the greater absolute value of:

(a) one percent (i.e., 99th percentile confidence interval) of the Currency Fluctuation on such Determination Date as observed for such Reserve Currency over 2.0 times the Observation Period for the Remittance Period ending on such Determination Date; and

(b) the product of (i) 2.0 times (ii) one percent (i.e., 99th percentile confidence interval) of the Currency Fluctuation on such Determination Date as observed for such Reserve Currency over the Observation Period for the Remittance Period ending on such Determination Date.

“GAAP”:  Generally accepted accounting principles as in effect in the United States, consistently applied, as of the date of such application.

“Governmental Authority”:  The government of the United States of America, or any other nation, or of any state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

“Income Taxes”:  Any federal, state, local or foreign taxes based upon, measured by, or imposed upon gross or net income, gross or net receipts, capital, net worth, or the privilege of doing business, and any minimum taxes or withholding taxes based upon any of the foregoing, including any penalties, interest or additions to tax imposed with respect thereto.

“Indemnified Amounts”:  As defined in Section 12.01(a).

“Indemnified Party”:  As defined in Section 12.01(a).

“Indemnified Taxes”:  All Taxes other than Excluded Taxes imposed upon or with respect to any payments made by or on account of any obligation of the Borrower under any Basic Document.

“Independent Director”:  A natural person who (A) for the five-year period prior to his or her appointment as Independent Manager has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, trade creditor, shareholder, member, manager, partner or officer of (x) a Servicer, (y) the Borrower or (z) any of their respective principals or Affiliates (other than his or her service as an Independent Manager of the Borrower or an affiliate of the Borrower that is a special purpose bankruptcy remote entity); provided that he or she may be an independent manager or an independent director of another special purpose entity affiliated with a Servicer, the Borrower or any of their respective principals or Affiliates; (ii) a customer or supplier of the Borrower, a Servicer or any of their respective principals or Affiliates (other than his or her service as an Independent Manager of the Borrower or an affiliate of the Borrower that is a special purpose bankruptcy remote entity); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an independent director or manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.  Any new Independent Manager of the Borrower appointed after the Original Closing Date must have at least three years of employment experience with Lord Securities Corporation, Co-Issuer Corporate Staffing, LLC, Global Securitization Services, LLC, Wilmington Trust, National Association, Wilmington Trust Company, Amacar Group L.L.C., Delaware Trust Company or Corporation Service Company.

“Independent Manager”:  As defined in Section 4.01(c)(xvi).

“Initial LC Issuer”:  Autobahn, in its capacity as the initial LC Issuer hereunder.

“Issuer”:  Any Lender whose principal business consists of issuing commercial paper or other securities (directly or indirectly) to fund advances or the acquisition, financing and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets.

“Joinder Agreement”:  Any joinder agreement entered into pursuant to the terms of either PSA to, among other things, add an Originator as a party thereto.

“LC Collateral Account”:  The account at any time designated as the LC Collateral Account established and maintained by the Agent (for the benefit of the LC Issuer and the LC Participants), or such other account as may be so designated as such by the Agent.

“LC Fee Expectation”:  The meaning set forth in Section 15.05(c).

“LC Issuer”:  Autobahn, together with its successors and assigns, including without limitation DZ Bank in its capacity as Final LC Issuer pursuant to Section 15.11.

“LC Limit”:  $35,000,000. References to the unused portion of the LC Limit shall mean, at any time of determination, an amount equal to (x) the LC Limit at such time, minus (y) the LC Participation Amount.

“LC Participant”:  Each Lender.

“LC Participation Amount”:  At any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.

“LC Request”:  A letter in substantially the form of Exhibit H hereto executed and delivered by the Borrower to the Agent, the LC Issuer and the Lenders pursuant to Section 15.02(a).

“Lender”:  The Conduit Lender (prior to the Conduit Lender’s cessation, if any, in its sole discretion, as Conduit Lender and a Lender pursuant to Section 16.02(b) hereof) and/or any assignee that agrees, pursuant to the pertinent Assignment and Acceptance, to make Advances pursuant to Article II hereof.

“Lender Margin”:  As defined in the Fee Letter.

“Lender’s Fee”:  As defined in the Fee Letter.

“Letter of Credit”:  Any standby letter of credit issued by the LC Issuer at the request of the Borrower pursuant to this Agreement.

“Letter of Credit Application”:  As defined in Section 15.02.

“LIBOR”:  For any Yield Period, the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on the related LIBOR Determination Date by reference to the ICE Benchmark Administration (or any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate) for deposits in Dollars (as set forth by any service selected by the Agent that has been nominated by the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates and is reasonably acceptable to the Issuer), for a period of three months.

“LIBOR Determination Date”:  For any Yield Period, the second London Business Day immediately preceding the first day of such Yield Period.

“Limited Guarantor”:  The Parent, as limited guarantor under the Limited Guaranty.

“Limited Guaranty”:  The Amended and Restated Limited Guaranty, dated as of the Amendment Effective Date, provided by the Limited Guarantor to the Agent for the benefit of the Secured Parties, guaranteeing (i) the performance of certain of the Servicer’s and Originators’ obligations under this Agreement and the PSAs, and (ii) the Loans under certain limited circumstances specified therein, as such amended and restated limited guaranty may be further amended, supplemented or otherwise modified from time to time.

“Liquid Assets”:  The cash and cash equivalents of the Servicer and its consolidated Subsidiaries, including amounts that are available for borrowing under this Agreement based on the current Eligible Receivables, Borrowing Base and Advance Rate.

“Loan Interest”:  For all Advances for any Yield Period, interest on such Advances at a rate equal to the Yield on such Advances for each day in such Yield Period and calculated on the basis of the actual number of days in such Yield Period and a 360-day year.

“Loans”:  Any indebtedness for borrowed money owed by the Borrower hereunder, including the Advances.

“Lockbox Account”:  The US Lockbox Account or a UK Lockbox Account, as the case may be.

“Lockbox Account Bank”:  The US Lockbox Account Bank or the UK Lockbox Account Bank, as the case may be.

“Lockbox Account Control Agreement”:  The US Lockbox Account Control Agreement or the UK Lockbox Account Agreement, as the case may be.

“London Business Day”:  For purposes of LIBOR, a day on which banks are open for dealing in foreign currency and exchange in London, England; and, for all other purposes, any day of the year other than a Saturday, Sunday or any other day on which banks generally are required, or authorized, to close in London, England.

“Loss Horizon”:  For any Remittance Period, the four most recent Fiscal Months including and ending with such Remittance Period.

“Loss Horizon Ratio”:  For any Remittance Period, a fraction (expressed as a percentage) the numerator of which is the aggregate initial Outstanding Balance of Eligible Receivables originated by Originators during the Loss Horizon (a Receivable being deemed originated for such purpose only when invoiced) and the denominator of which is the Net Eligible Receivables Balance (excluding Unbilled Receivables) as of the end of such Remittance Period.

“Loss Reserve Percentage”:  For any Remittance Period, the sum of (a) the product of (i) 2.00 times (ii) the highest three-month rolling average Default Ratio (expressed as a percentage) as of the last day of each of the last twelve Remittance Periods times (iii) the Loss Horizon Ratio plus (b) (i) the standard deviation of the Default Ratio for the twelve most recent Remittance Periods times (ii) 1.96.

“Low Ratings Account Bank”:  As defined in Section 6.01(e).

“Managed Service Provider”:  An Obligor that: (x) enters into a Contract with a Customer to arrange for and/or provide services to such Customer; and (y) also enters into a Contract with an Originator and/or other service providers pursuant to which such Originator and/or other service providers provide all or part of such services for such Customer.  The term also includes the same arrangement pursuant to a single Contract involving such Obligor, the Customer and one or more service providers.

“Maximum Available Advance”:  On any day, the lesser of (i) the Maximum Facility Amount less the sum of (a) the aggregate amount of all Advances Outstanding and (b) the LC Participation Amount and (ii) the excess of (I) the Borrowing Base (calculated after giving effect to the purchase of any Receivables being purchased with the proceeds of any Advance being made on such day) over (II) the sum of the aggregate amount of Advances Outstanding and the LC Participation Amount at such time.

“Maximum Facility Amount”:  An amount equal to $115,000,000 as the same may be reduced from time to time pursuant to Section 2.03 or as the same may be increased at the request of the Borrower with the approval of the Agent (on behalf of the Lenders) in its sole discretion.

“Maximum Lawful Rate”:  As defined in Section 2.05(e).

“Minimum Purchase Price”.  For any Receivable, the Outstanding Balance of such Receivable multiplied by the applicable Advance Rate.

“Monthly Report”:  As defined in Section 5.02(a).

“Moody’s”:  Moody’s Investors Service, Inc., and any successor thereto.

“MSP Contractual Day Turnaround”:  With respect to each Excluded MSP Receivable pertaining to a referenced Managed Service Provider in respect of a referenced Customer, the maximum number of Business Days (London Business Days, in the case of UK Receivables) from such Managed Service Provider’s receipt of payment from such Customer to such Managed Service Provider’s remittance to the applicable Originator (or its assignee) of the required payment under such Excluded MSP Receivable, as set forth on the Excluded MSP Receivables Schedule.

“MSP Customer Day Turnaround”:  With respect to each Excluded MSP Receivable pertaining to a referenced Managed Service Provider in respect of a referenced Customer, the maximum number of calendar days from the date the Receivable is invoiced by the Managed Service Provider within which such Customer is required to make payment to such Managed Service Provider, as set forth on the Excluded MSP Receivables Schedule.

“MSP Receivable”:  A Receivable arising from services performed for a Customer in a circumstance where such Customer has engaged a Managed Service Provider as an intermediary to arrange for the provision of such services, and including both the Receivable payable by the Customer to the Managed Servicer Provider (to the extent it is an Originator) and the Receivable payable by a Managed Servicer Provider to an Originator; it being understood that Contracts between a Managed Service Provider and an Originator providing such services generally provide that payment to such Originator (or its assignee) is made by such Managed Service Provider after such Managed Service Provider’s receipt of corresponding payment from such Customer.

“MSP Reserve Percentage”:  At any date of determination, the sum, for all Excluded MSP Receivables for all applicable Managed Service Providers, of the percentages calculated as to each respective Managed Service Provider (for the Excluded MSP Receivables of such respective Managed Service Provider as to its related respective specific Customer) as follows: (a) 0.50 times the related MSP Contractual Day Turnaround divided by the sum of (x) the related MSP Contractual Day Turnaround and (y) the related MSP Customer Day Turnaround; times (b) the percentage of Eligible Receivables represented by the Excluded MSP Receivables of such Managed Service Provider as to such Customer (equal to the aggregate Outstanding Balance of the Excluded MSP Receivables of such Managed Service Provider as to such Customer divided by the Net Eligible Receivables Balance).

“Net Eligible Receivables Balance”:  As of any date, an amount equal to (i) the Eligible Receivables Balance, less (ii) the aggregate Eligible Unapplied Cash and Credits for all Contract Obligors as of such date, less (ii) the Overconcentration Amount and (iii) less the portion of Receivables related to Contractual Dilutions.

“Net Income”:  Net income of the Servicer determined in accordance with GAAP.

“Obligations”:  All obligations of every nature of the Borrower (other than to the Servicer, any Originator or any member, manager or officer of the Borrower), now or hereafter existing, under this Agreement, each other Basic Document to which it is a party and any promissory note or other document or instrument delivered pursuant to such documents, and all amendments, extensions or renewals hereof or thereof, whether for principal, interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceedings, relating to the Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses, indemnities or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred and all or any portion of such obligations that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Lenders, the Agent or any other Secured Party as a preference, fraudulent transfer or otherwise.

“Obligor”:  A Person obligated to make payment under a Receivable. In the case of an MSP Receivable for which the Managed Service Provider is not an Originator, “Obligor” includes the Customer as well as the Managed Service Provider.  In connection with the determination of the Overconcentration Amount, Eligible Receivables of any single Obligor or group of Obligors within any rating or range of ratings shall include, without duplication for any Receivable, (A) Eligible Receivables of any Customer with ratings in such range, and (B) with respect to MSP Receivables (other than, for purposes of clauses (i)–(x) of the definition of “Overconcentration Amount,” Volt MSP Receivables and Excluded MSP Receivables), Eligible Receivables with a Managed Service Provider with ratings in such range.  For clarity, Volt MSP Receivables and Excluded MSP Receivables shall be included in any rating or range of ratings based solely on the ratings of the Customer.

“Observation Period”:  A period equal to the Days’ Sales Outstanding.

“Officer’s Certificate”:  With respect to any Person, a certificate of such Person signed on its behalf by a Senior Officer or any other duly authorized officer of such Person acceptable to the Agent.

“Old Volt Funding”:  Volt Funding Corp., a Delaware corporation.

“Original Agreement”:  As defined in the recitals.

“Original Closing Date”:  January 25, 2018.

“Original Effective Date”:  January 25, 2018.

“Originator”:  Each of the US Originators and the UK Originators.

“Other Connection Taxes”:  With respect to any Affected Party, Taxes imposed as a result of a present or former connection between such Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or Perfected a security interest under, engaged in any other transaction pursuant to or enforced any Basic Document, or sold or assigned an interest in any Advance, Commitment or Basic Document).

“Other Costs”:  As defined in Section 16.03(a).

“Other Taxes”:  All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes and fees that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.01(g)).

“Outstanding Balance” With respect to any Receivable at any time, the then outstanding principal balance thereof; provided, that: (i) with respect to any Receivable payable in a Reserve Currency, such Outstanding Balance shall be the Dollar Equivalent thereof, based on a conversion to Dollars at the Spot Rate at such time; and (ii) with respect to any Volt MSP Receivable, the Outstanding Balance thereof shall be determined pursuant to Section 1.04.

“Overconcentration Amount”:  At any date of determination, an amount equal to (a) the Eligible Receivable Balance on such date multiplied by (b) the sum of the excesses, if any, on such date (without duplication) of (x) the percentages of the Eligible Receivables Balance attributable to Eligible Receivables in the categories described below over (y) the percentages listed below to the right of those categories:

(i)          Eligible Receivables of any single Obligor rated “AA-” (or its equivalent) or better by at least one Rating Agency: 20%;

(ii)          Eligible Receivables of any single Obligor rated below “AA-” (or its equivalent) or unrated by each Rating Agency and rated “A-” (or its equivalent) or better by at least one Rating Agency: 10%;

(iii)          Eligible Receivables of any single Obligor rated below “A-” (or its equivalent) or unrated by each Rating Agency and rated “BBB-” (or its equivalent) or better by at least one Rating Agency: 8%;

(iv)          Eligible Receivables of the two Obligors rated below “A-” (or its equivalent) or unrated by each Rating Agency and rated “BBB-” (or its equivalent) or better by at least one Rating Agency that have the highest aggregate Outstanding Balance of Eligible Receivables: 10%

(v)          Eligible Receivables of any single Obligor rated below “BBB-” (or its equivalent) or unrated by each Rating Agency and rated “BB-” (or its equivalent) or better by at least one Rating Agency: 5%;

(vi)          Eligible Receivables of the four Obligors rated below “BBB-” (or its equivalent) or unrated by each Rating Agency and rated “BB-” (or its equivalent) or better by at least one Rating Agency that have the highest aggregate Outstanding Balance of Eligible Receivables: 10%

(vii)          Eligible Receivables of any single Obligor (except Customer A) rated below “BB-” (or its equivalent) or unrated by each Rating Agency and rated “B-” (or its equivalent) or better by at least one Rating Agency: 3%;

(viii)          Eligible Receivables of the five Obligors rated below “BB-” (or its equivalent) or unrated by each Rating Agency and rated “B-” (or its equivalent) or better by at least one Rating Agency that have the highest aggregate Outstanding Balance of Eligible Receivables: 10%

(ix)          Eligible Receivables of any single Obligor rated below “B-” (or its equivalent) or unrated by each Rating Agency: 2%;

(x)          Eligible Receivables of the six Obligors rated below “B-” (or its equivalent) or unrated by each Rating Agency that have the highest aggregate Outstanding Balance of Eligible Receivables: 10%

(xi)          Eligible Receivables that are Unbilled Receivables: 15%;

(xii)          Eligible Receivables (other than Eligible Receivables for which Customer B Company or a Subsidiary thereof is an Obligor, so long as Customer B Company is rated “A” (or its equivalent) or better by at least one Rating Agency) with original payment terms permitting payment more than 60 days after the date the Receivable is invoiced: 10.0%;

(xiii)          Eligible Receivables (other than Eligible Receivables for which the Obligor is rated “BBB-” (or its equivalent) or better by at least one Rating Agency) with original payment terms permitting payment more than 60 days after the date the Receivable is invoiced: 2.5%;

(xiv)          Eligible Receivables that are UK Receivables: 15%;

(xv)          Eligible Receivables payable in a Reserve Currency: 15%;

(xvi)          Eligible Receivables for which Customer A is the Obligor: 5% (if Customer A is rated “B-” (or its equivalent) or better by at least one Rating Agency) or 2% (otherwise); and

(xvii)          Eligible Receivables that are Volt MSP Receivables (other than those for which UK Originator VCG is the Managed Service Provider): 5%.

“Parent”:  Volt Information Sciences, Inc., a New York corporation.

“Participant Register”:  As defined in Section 14.01(i).

“PBGC”:  The Pension Benefit Guaranty Corporation.

“Perfect”, “Perfected” or “Perfection”:  Either (a) to the extent that the Agent’s interest in a Receivable or any other asset of the Borrower may be perfected by the filing of one or more UCC financing statements, the Agent has a first priority, perfected interest in such Receivable or other asset of the Borrower or (b) to the extent that the Agent’s interest in a Receivable or any other asset of the Borrower cannot be perfected by the filing of one or more UCC financing statements, if a third party were to take legal action to enforce a security interest, lien, or other encumbrance against such Receivable or such other asset, the interest of the Agent in such Receivable or such other asset is senior to such security interest, lien, or other encumbrance.  For purposes of the foregoing, and provided the applicable Contract Obligor under such Receivable has been directed to remit payment to the US Lockbox Account or the US Check Delivery Address, in the case of a US Receivable, or to a UK Lockbox Account, in the case of a UK Receivable, “Perfection” may exist notwithstanding that, under UCC Section 9-406 (or any corresponding provision under applicable law of England and Wales), such Contract Obligor may have a defense to payment (and, in the case of applicable UK law, the assignment may only operate as an equitable assignment) unless and until notified of such assignment (with such notification being subject to Section 5.01(s)).

“Perfection Action Certification”:  As defined in Section 5.02(i).

“Perfection Actions”:  With respect to any Receivable, including, without limitation, any Receivable acquired by the Borrower pursuant to either PSA, each of the following actions: (i) the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under the UCC as necessary in order to Perfect the security interest granted by the Borrower to the Agent in such Receivable and the proceeds thereof pursuant to Section 8.01; and (ii) any other actions which are agreed upon in writing by the Borrower and the Agent in order to Perfect such security interest.

“Permitted Investments”:  One or more of the following types of investments:

(a)   marketable obligations of the United States the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 270 days;

(b)   marketable obligations the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and which have a maturity of not more than 270 days;

(c)   bankers’ acceptances and certificates of deposit and other interest-bearing obligations denominated in U.S. Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term securities of which are rated at least “A-1” by S&P, “P-1” by Moody’s and at least “F-1” by Fitch (if rated by Fitch) and which have a maturity of not more than 270 days;

(d)   repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e)   commercial paper rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch (if rated by Fitch);

(f)   demand deposits, time deposits or certificates of deposits (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the same time such investment, or the commitment to make such investment, is entered into the short-term debt rating of such depository institution or trust company shall be at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch (if rated by Fitch);

(g)   with respect to the UK Collection Account and UK Lockbox Accounts, demand deposits, time deposits or certificates of deposits (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of England and Wales (or incorporated elsewhere, so long as each applicable Bank Account is domiciled in England or Wales and governed by the law of England and Wales) and subject to supervision and examination by United Kingdom banking or depository institution authorities; provided, however, that at the same time such investment, or the commitment to make such investment, is entered into the short-term debt rating of such depository institution or trust company shall be at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch (if rated by Fitch); and

(h)   money market funds (which may be sponsored by the Agent or any of its Affiliates) that redeem their shares on demand, and have ratings at least equal to A/A2/A or the equivalent from S&P, Moody’s and Fitch (if rated by Fitch) or Aaa-mf from Morningstar.

The Agent may purchase from or sell to itself or an Affiliate on arm’s-length terms, as principal or agent, the Permitted Investments listed above.

“Permitted Liens”:  As defined in Section 5.03(a).

“Person”:  An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, Governmental Authority or any other entity of whatever nature.

“PNC Bank”:  PNC Bank, National Association.

“Positive Adjustments”: With respect to any Remittance Period, the aggregate of all increases in Outstanding Balances of Eligible Receivables during such Remittance Period due to positive adjustments in such Outstanding Balances, and accordingly not attributable to creation of new Eligible Receivables or change in status of a Receivable to becoming an Eligible Receivable

“Potential Event of Default”:  Any of the events specified in Section 9.01, whether or not any requirement of giving notice, lapse of time, or any other condition has been satisfied.

“Potential Servicer Event of Default”:  Any of the events specified in Section 9.02, whether or not any requirement of giving notice, lapse of time, or any other condition has been satisfied.

“Prime Rate”:  The rate per annum (rounded upwards, if necessary, to the next one-sixteenth of one percent (1/16 of 1.00%)) equal to the Federal Funds Rate for such day as published in the Wall Street Journal plus three percent (3.00%).

“Proceeds”:  With respect to any Collateral, whatever is receivable or received when such Collateral is sold, collected, liquidated, foreclosed, exchanged or otherwise disposed of (including any interest or finance changes), whether such disposition is voluntary or involuntary, including all rights to payment with respect to any insurance relating to the Collateral; and in any event including any and all “proceeds” as defined under the applicable UCC.

“PSA”:  The US PSA or the UK PSA, as the case may be.

“Qualifying Rule 17g-5 Website”:  A password-protected internet website maintained by the Agent (or any Affiliate thereof) pursuant to the requirements of Rule 17g-5 and as to which access shall be permitted only to nationally recognized statistical rating organizations which shall have provided to the Securities and Exchange Commission the certification described in paragraph (e) of Rule 17g-5.

“Rating Agency”:  Each of Moody’s and S&P and, with respect to any Obligor not rated by both Moody’s and S&P, any of Fitch, DBRS and Taiwan Ratings that rates such Obligor.

“Receivable”:  All indebtedness and any other obligations of any Contract Obligor constituting an “account” under the applicable UCC and arising from the sale of goods or rendition of services by the respective Originator under a Contract, including all rights to payment of any interest or finance charges and any security related thereto.  Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivable Obligor Number”:  The number by which the Contract Obligor of a Receivable is identified on the books and records of the Servicer (or applicable Sub-Servicer) as set forth in the Receivable Schedule.

“Receivable Schedule”:  The list of Receivables included in the Collateral on a given date (such list, as of the close of business on the Business Day immediately preceding the Amendment Effective Date, having been separately delivered to the Agent by electronic means) setting forth the following information with respect to each Receivable:

(1)	the Contract Obligor, the Customer (with respect to any MSP Receivable for which the Managed Service Provider is not an Originator) and the Receivable Obligor Number;

(2)	the Outstanding Balance of such Receivable (together, in the case of an MSP Receivable, with the full outstanding balance thereof, without adjustment in accordance with Section 1.04);

(3)	the due date of such Receivable; and

(4)	the date of creation of the Receivable.

The Receivable Schedule shall also set forth the total of the amount described under clause (2) above for all of the Receivables.  The Receivable Schedule may be in the form of more than one list, collectively setting forth all of the information required, and may be in the form of a computer disk or electronic files.  The Receivable Schedule may be updated from time to time, and in any event shall be updated from time to time in accordance with Section 5.02(a).

“Records”:  All invoices, timesheet records or other documents evidencing all or part of the Receivables purchased or to be purchased, as applicable, by the Borrower, and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Originators, the Servicer or the Borrower, as applicable, with respect to such Receivables and with respect to the related Obligors for such Receivables.

“Register”:  As defined in Section 14.01(c).

“Regulatory Change”:  As defined in Section 2.09(a).

“Related Party”:  As defined in Section 4.01(c)(iii).

“Related Security”: With respect to any Receivable:

(a) all of the Borrower’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable;

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d) all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

(e) all of the Borrower’s rights, interests and claims under the PSAs and the other Basic Documents.

“Relative Currency Fluctuation”:  For each non-overlapping Observation Period occurring during the Currency Fluctuation Period for a Reserve Currency, a percentage equal to the difference between:

(a) the ratio of (i) the exchange rate with respect to U.S. Dollars available on the final day of the Observation Period for such Reserve Currency and (ii) the exchange rate available on the first day of the Observation Period for such Reserve Currency; and

(b) one (1).

“Released Collateral”:  As defined in Section 8.04(g).

“Remittance Period”:  With respect to any Settlement Date, the period beginning on the first Monday (or, in the case of the first such period (following the Original Closing Date) for all purposes other than calculation of the Required Reserve Percentage, the Dilution Reserve Percentage, the Discount Reserve Percentage, the Loss Reserve Percentage and the F/X Reserve Percentage, beginning on the Original Closing Date) and ending on the last Sunday of the Fiscal Month of the Parent or the Borrower most recently ended prior to such Settlement Date.

“Report Date”: For each Remittance Period, the second Wednesday following such Remittance Period or, if such day is not a Business Day, the immediately following Business Day.

“Required Lenders”:  The Lenders with Commitments (or, if the Commitments have been terminated, the Advances) in excess of sixty-six and two-thirds percent (66 2/3%) of the Maximum Facility Amount (or, if the Commitments have been terminated, the Advances Outstanding) at a given time.

“Required Reserve Percentage”:  As of any date of determination, the total amount of reserves, expressed as a percentage of the Net Eligible Receivables Balance, equal to the sum of the Dilution Reserve Percentage, the Discount Reserve Percentage, the Loss Reserve Percentage, the F/X Reserve Percentage and the MSP Reserve Percentage.

“Reserve Currency”:  The British Pound (GBP) or, to the extent approved in writing by the Agent, the Euro (€).

“Restrictions on Transferability”:  Any material condition to or restriction on the ability of the holder or an assignee of the holder of any right, title or interest to sell, assign, transfer or otherwise liquidate such right, title or interest in a commercially reasonable time and manner or which would otherwise materially deprive the holder or any assignee of the holder of the benefits thereof.

“Revolving Period”:  The period commencing on the Original Closing Date and ending on the Amortization Date.

“Rule 17g-5”:  Rule 17g-5 under the Securities Exchange Act of 1934, as amended, as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and interpretation as may be provided by the Securities and Exchange Commission or its staff from time to time.

“Rule 17g-5 Representative”:  Any representative of the Agent’s “Asset Securitization Group.”

“S&P”:  Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“S&P Dilution Volatility Component”:  For any Remittance Period, (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any Remittance Period during the twelve most recent Remittance Periods and (ii) the arithmetic average of the Dilution Ratios for such twelve Remittance Periods times (b) (i) the highest Dilution Ratio for any Remittance Period during the twelve most recent Remittance Periods, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve Remittance Periods.

“Secured Parties”:  Collectively, the Lenders, the LC Issuer, the LC Participants, the Agent and the Affected Parties.

“Senior Officer”:  As to any Person, its Chairman of the Board, its Vice Chairman of the Board, its President, its Chief Executive Officer, its Chief Financial Officer, its General Counsel, any of its Vice Presidents (of whatever ranking) or its Treasurer.

“Servicer”:  Volt Information Sciences, Inc. or any Person designated as Successor Servicer hereunder, and its successors and assigns from time to time hereunder.

“Servicer ERISA Affiliate”:  An entity, whether or not incorporated, which is or was under common control with the Servicer within the meaning of Section 4001 of ERISA or Section 414 of the Code during the immediately preceding six-year period.

“Servicer Event of Default”:  As defined in Section 9.02.

“Servicer Pension Plan”:  A “pension plan” as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than any “multiemployer plan” as such term is defined in section 4001(a)(3) of ERISA), and to which the Servicer or any Servicer ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Servicer Termination Notice”:  A notice by the Agent to the Servicer that a Servicer Event of Default has occurred and that the Servicer’s appointment hereunder has been terminated.

“Servicing Fee”:  An amount, for any Settlement Date, equal to the Servicing Fee Rate times the Net Eligible Receivables Balance at the beginning of the related Remittance Period.  Such Servicing Fee shall be calculated as of the last Business Day of each Remittance Period and shall be payable monthly in arrears, on each Settlement Date, and shall be calculated on the basis of the actual number of days in such Remittance Period and a year of 360 days.

“Servicing Fee Rate”:  1.00% per annum, adjusted, for any Settlement Date.

“Settlement Date”:  For each Remittance Period, the later of (i) the second Friday following the last day of such Remittance Period or, if such day is not a Business Day, the next succeeding Business Day and (ii) two Business Days after the related Report Date; provided, however, that on and after any Event of Default, the Settlement Date for purposes of paying interest and principal on the Advances Outstanding shall occur on such dates as the Agent shall determine. In the case of funds being allocated for payment of services from the UK Collection Account, if such Business Day is not also a London Business Day, then (unless the Servicer and the Agent otherwise agree) the Settlement Date for such UK funds instead shall be the next London Business Day to the extent practicable, and otherwise the next London Business Day that also is a Business Day, it being understood that any withdrawals from the UK Collection Account for deposit in the US Collection Account (upon conversion to Dollars) shall be made in a timely manner to satisfy required date for withdrawals and distributions therefrom on the applicable Business Day therefor.

“Spot Rate”:  As of any date, the currency exchange rate at the time at which such rate is to be determined for foreign exchange transactions for receipt of Dollars in exchange for the relevant Reserve Currency, as determined in good faith and in a commercially reasonable manner by the Agent.

“Structuring Fee”:  The Structuring Fee set forth in the Fee Letter.

“Subsidiary”: With respect to any Person, any corporation or other entity in which the holders of securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person.

“Successor Servicer”:  As defined in Section 11.02.

“Successor Servicing Fees and Expenses”:  The fees and expenses payable by the Borrower to the Successor Servicer, as agreed to by the Borrower and the Agent.

“Taiwan Ratings”:  Taiwan Ratings Corp., and any successor thereto.

“Tangible Net Worth”:  With respect to any Person on any date of determination, the tangible net worth of such Person as determined on a consolidated basis in accordance with GAAP.

“Taxes”:  As defined in Section 2.11(a).

“Termination Discount”:  On any date of determination, an amount determined pursuant to the following formula:

AO * ACDR * [(2 * DSO) / 360]

Where:

AO      = the Advances Outstanding on such date;
ACDR = an annualized current daily rate equal to the sum of (i) the Alternative Rate on such date, (ii) the Lender Margin, (iii) the Servicing Fee Rate, and (iv) 0.05%;
DSO = Days Sales Outstanding on such date.

“Termination Event”:  An event identified as a “Termination Event” under the US PSA or the UK PSA.

“Termination Fee”:  The Termination Fee set forth in the Fee Letter.

“Customer A”:  Customer A, Inc., a Delaware corporation, and its Subsidiaries.

“Transaction Information”:  Any information provided to any nationally recognized statistical rating organization providing a rating or proposing to provide a rating to, or monitoring an existing rating of, the Conduit Lender’s commercial paper, in each case, to the extent related to providing or proposing to provide such rating or monitoring such rating including, without limitation, information in connection with the Borrower, the Servicer, any Originator or the Collateral.

“UCC”:  The Uniform Commercial Code as in effect from time to time in the specified jurisdiction.

“UK”:  The United Kingdom of Great Britain and Northern Ireland.

“UK Charge”:  The Deed of Charge over UK Receivables, Collection Account and Lockbox Accounts, dated July 19, 2019, between the Borrower and the Agent, as amended, modified, supplemented or restated from time to time.

“UK Collateral”:  The UK Receivables (including proceeds), the UK Lockbox Accounts, the UK Collection Account, and all other Collateral located in the UK.

“UK Collection Account”:  The bank account in the name of the Borrower maintained with the UK Collection Account Bank described in Section 6.01(b), and any account that is a successor thereto pursuant to Section 6.01(b)(vii) or Section 6.01(e) or as otherwise provided in this Agreement or with the written consent of the Agent.

“UK Collection Account Agreement”:  Collectively: (a) that certain Account Mandate Agreement, dated July 19, 2019, between the Borrower and the UK Collection Account Bank, as amended, modified, supplemented or restated from time to time; and (b) that certain Account Bank Agreement, dated July 19, 2019, between the Borrower and the UK Collection Account Bank, as amended, modified, supplemented or restated from time to time (the “July 2019 Account Bank Agreement”).  In the event that the July 2019 Account Bank Agreement is replaced as provided in Section 6.01(b)(vii), then clause (b) above instead shall mean such replacement Account Bank Agreement, as thereafter amended, modified, supplemented or restated from time to time.

“UK Collection Account Bank”:  US Bank National Association, acting through its affiliate Elavon Financial Services DAC, a designated activity company registered in Ireland and acting through its UK branch (registered number BR009373) from its offices at 125 Old Broad Street, London, EC2N 1AR, England, under the trade name U.S. Bank Global Corporate Trust Services).

“UK Lockbox Account”:  Each bank account in the name of the Borrower maintained with the UK Lockbox Account Bank described in Section 6.01(b), and any account that is a successor thereto pursuant to Section 6.01(e) or as otherwise provided in this Agreement or with the written consent of the Agent.

“UK Lockbox Account Agreement”:  The Lockbox Account Agreement dated July 19, 2019 among the UK Originators, the UK Lockbox Account Bank, the Servicer, the Agent and the Borrower, as amended, modified, supplemented or restated from time to time.

“UK Lockbox Account Bank”:  HSBC UK Bank plc, acting through its registered office at 8 Canada Square, London E14 5HQ.

“UK Lockbox Novation Agreement”:  The Novation Agreement dated July 8, 2019, and effective as of July 10, 2019, by and among the UK Lockbox Account Bank, Old Volt Funding and the Borrower, relating to the UK Lockbox Accounts, as such agreement may be amended, modified, supplemented or restated from time to time.

“UK Lockbox Transfer Agreement”:  The Transfer Agreement dated July 19, 2019, between Old Volt and the Borrower with respect to the UK Lockbox Accounts, as amended, restated, supplement or otherwise modified from time to time.

“UK Originator”:  Each of UK Originator VE and UK Originator VCG, and any other Person that is directly or indirectly wholly-owned by the Parent and that has been approved by the Agent as an additional originator of UK Receivables and has joined the UK PSA as an additional seller thereunder.

“UK Originator VCG”:  Volt Consulting Group, Ltd., a company incorporated under the laws of England and Wales.

“UK Originator VE”:  Volt Europe Limited, a company incorporated under the laws of England and Wales.

“UK PSA”:  That certain Receivables Purchase and Sale Agreement, dated as of the date of this Amended Agreement, among the UK Originators, the Servicer and the Borrower, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which the UK Originators sell Receivables to the Borrower.

“UK Receivables”:  Receivables originated by the UK Originators under Contracts governed by the laws of the England and Wales.

“Unbilled Receivable”:  At any time, any Receivable (i) with respect to which the related service has been rendered, (ii) with respect to which a timesheet has been signed by the related Contract Obligor, (iii) which has been recorded in the Parent’s system and recognized as revenue under GAAP, and (iv) as to which the invoice or bill with respect thereto has not yet been sent to the Contract Obligor thereof.

“US Check Delivery Address”:  The post office box address within the United States maintained by the US Check Processing Bank pursuant to the US Check Processing Services Agreement for receipt of Collections on US Receivables paid by check.

“US Check Processing Bank”:  PNC Bank, or any other financial institution acceptable to the Agent and Volt.

“US Check Processing Services Agreement”:  The agreement in effect from time to time between the US Check Processing Bank and the Borrower (or the Parent, where entered into on a group-wide basis consistent with the policies and procedures of the US Check Processing Bank) whereby the US Check Processing Bank undertakes to provide, among other things, check processing services for payments made to the US Check Delivery Address in respect of US Receivables owned by the Borrower, which agreement shall be in form and substance satisfactory to the Agent.

“US Collection Account”:  The trust account in the name of the Borrower maintained with the trust department of the US Collection Account Bank described in Section 6.01(c), and any account that is a successor thereto pursuant to Section 6.01(e) or as otherwise provided in this Agreement or with the written consent of the Agent.

“US Collection Account Bank”:  U.S. Bank National Association, or another financial institution acceptable to the Agent and the Parent.

“US Collection Account Control Agreement”:  An agreement among the Agent, the Servicer, the Borrower and the US Collection Account Bank, in form and substance satisfactory to the Agent, pursuant to which the parties to such agreement acknowledge the Agent’s security interest in, and control over, the US Collection Account, as amended or modified from time to time.

“US Lockbox Account”:  The bank account in the name of the Borrower maintained with US Lockbox Account Bank described in Section 6.01(a), and any account that is a successor thereto pursuant to Section 6.01(e) or as otherwise provided in this Agreement or with the written consent of the Agent.

“US Lockbox Account Bank”:  PNC Bank, or another financial institution acceptable to the Agent and the Parent.

“US Lockbox Account Control Agreement”:  An agreement among the Agent, the Servicer, the Borrower and the US Lockbox Account Bank, in form and substance satisfactory to the Agent, pursuant to which the parties to such agreement acknowledge the Agent’s security interest in, and control over, such Lockbox Account, as amended or modified from time to time.

“US Originator”:  Each of US Originator VM and US Originator PS, and any other Person that is directly or indirectly wholly-owned by the Parent and that has been approved by the Agent as an additional originator of US Receivables and has joined the US PSA as an additional seller thereunder.

“US Originator PS”:  P/S Partner Solutions, Ltd., a Delaware corporation.

“US Originator VM”:  Volt Management Corp., a Delaware corporation.

“US PSA”:  The Amended and Restated US PSA, as further amended, restated, supplemented or otherwise modified from time to time, pursuant to which the US Originators sell Receivables to the Borrower.

“US Receivables”:  Receivables originated by the US Originators under Contracts governed by the laws of the United States or one of its states (or the District of Columbia).

“Volt MSP Receivables”:  MSP Receivables for which the Parent or a Subsidiary thereof is the Managed Services Provider.

“Voting Securities”:  Securities of all classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors (or Persons performing similar functions) of a Person.

“Welfare Plan”:  A “welfare plan,” as such term is defined in section 3(1) of ERISA.

“Write-Down and Conversion Powers”:  With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield”:  For all Advances for any Yield Period, the sum of the products (for each day during such Yield Period) of:

YR x C x 1/360
 where:

YR	=	the Yield Rate applicable on such day with respect to each applicable Advance (or portion thereof) funded by reference to a particular rate of interest at such time; and
C	=	the Advances outstanding on such day.

provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law and (ii)  Yield shall not be considered paid by any distribution if such distribution is rescinded or must otherwise be returned for any reason.

“Yield Period”:  Initially, the period commencing on the initial Advance under the Original Agreement and ending on the last day of the Fiscal Month in which such initial Advance occurred, and thereafter, for any Settlement Date, the immediately preceding Fiscal Month; provided, however, that on and after any Event of Default, the Yield Period, for purposes of determining payments of interest and principal on the Advances Outstanding, shall be the period selected as such by and in the sole discretion of the Agent (including a period of one day) and in the absence of any such selection by the Agent shall remain the period determined according to this definition above.

“Yield Rate”:  For any date of determination, (i) with respect to Advances (or portion thereof) that are funded through the issuance of Commercial Paper Notes, an interest rate per annum equal to the CP Rate for such day and (ii) with respect to any Advances (or portion thereof) that are funded other than through the issuance of Commercial Paper Notes, an interest rate equal to the Alternative Rate on such day.  Notwithstanding anything in this definition to the contrary, following the occurrence and continuation of any Event of Default, the Yield Rate for all Advances shall be deemed to be the Default Interest Rate.

“Yield Reserve Percentage”:  At any time of determination:

1.50 x DSO x (BR + SFR)
               360

where:

BR	=	the Base Rate at such time;
DSO	=	Days’ Sales Outstanding for the Remittance Period most recently ended; and
SFR	=	the Servicing Fee Rate.

Section 1.02          Terms.  All accounting terms not specially defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC of the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.  All hourly references herein shall refer to New York City time.

Section 1.03          Interpretation.  Except as otherwise indicated, all agreements defined in this Agreement refer to the same as from time to time amended or supplemented or as the terms of such agreements are waived or modified in accordance with their terms.  As used in this Agreement, the word “including” (and words correlative thereto), where not followed by the phrase “without limitation,” shall be deemed to be followed by that phrase unless the context otherwise shall require.  As used in this Agreement, references to any asset or to any property, and like references, means all applicable property (whether personalty or realty or mixed, and whether tangible or intangible) unless the context otherwise shall require.  The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision.  References to any Article or Section, and similar references, are to those of this Agreement unless the context requires otherwise.

Section 1.04          Volt MSP Receivables.  With respect to Volt MSP Receivables, the following provisions shall apply for purposes of this Agreement (but shall not apply for purposes of any other Basic Document unless expressly so stated therein):

(a)          Except as otherwise provided in subsection (b) below, the “Outstanding Balance” of any Volt MSP Receivable shall be an amount equal to the actual then-outstanding principal balance of such Receivable (in the case of a Receivable payable in a Reserve Currency, as converted to US Dollars in accordance with clause (i) of the definition of “Outstanding Balance”).

(b)          For any Volt MSP Receivable that is a UK Receivable where UK Originator VCG is the Managed Service Provider, the “Outstanding Balance” of the Volt MSP Receivable payable to UK Originator VCG by the Customer shall, for purposes of this Agreement only (other than for the definition of Minimum Purchase Price), be limited to (A) the portion of such UK Receivable corresponding to the fee payable to UK Originator VCG on account of its service as the Managed Service Provider, plus (B) in the case where another UK Originator performed services covered by such UK Receivable, the portion of such UK Receivable corresponding to the intercompany Receivable owed to such other UK Originator (in each case where the Receivable is payable in a Reserve Currency, as converted to US Dollars in accordance with clause (i) of the definition of “Outstanding Balance”).  The foregoing shall apply notwithstanding that the full outstanding balance of such UK Receivable, including the portion thereof attributable to services performed by third parties, is required to be assigned by UK Originator VCG to the Borrower and included in the Collateral hereunder.  Further, to avoid duplication, in the case where another UK Originator performed services covered by such UK Receivable, the corresponding intercompany Receivable of such other UK Originator owed by UK Originator VCG shall be regarded for purposes of this Agreement only (other than for the definition of Minimum Purchase Price) as having an “Outstanding Balance” of zero.

(c)          For the avoidance of doubt, Volt MSP Receivables of a Managed Service Provider as Originator that otherwise qualify as Eligible Receivables do not become ineligible by virtue of such Managed Service Provider having a corresponding payment obligation owing to service providers other than Originators, but only the portion of the corresponding payment obligation related to services performed by Originators is includable for purposes of calculating the Outstanding Balance thereof pursuant to this Agreement (except as otherwise expressly provided in this Agreement).  In addition, any payment of a Volt MSP Receivable to the Borrower (as assignee from a Managed Service Provider that is the Originator thereof) in respect of services performed by another Originator shall, for purposes of this Agreement only, be deemed to be payment of the corresponding Receivable owed by such Managed Service Provider to such other Originator, notwithstanding any contrary payment provisions contained elsewhere in this Agreement or any other Basic Document.

ARTICLE II

ADVANCES

Section 2.01          Advances.  On the terms and conditions hereinafter set forth, during the Revolving Period, the Borrower may request that the Lenders make advances (each, an “Advance”) to the Borrower from time to time, with each requested Advance to be in an amount not to exceed the Maximum Available Advance. On the terms and conditions hereinafter set forth, the Lenders shall make such requested Advances to the Borrower from time to time on any Funds Allocation Date during the Revolving Period. Under no circumstance shall the Lenders make any Advance in excess of the Maximum Available Advance, nor shall a Lender be required to make an Advance at any time in excess of its Commitment, or be obligated to make an Advance upon the termination by a regulatory authority of such Lender’s activities.

Section 2.02          Procedures for Advances.

(a)          The Borrower may request an Advance by delivery to the Agent of a Borrower Notice constituting a Funding and Allocation Request in accordance with paragraph (b) of this Section 2.02 and Section 6.03(c).  The Borrower Notice shall specify the amount of Advances to be borrowed on the following Funds Allocation Date.

(b)          Subject to the conditions described in Section 2.01 and Section 3.02, and as more specifically set forth in Section 6.03(c), the Borrower may request an Advance from the Lenders on any Funding Date by delivering a Funding and Allocation Request specifying the amount of the requested Advance to the Agent by 4:00 p.m. two (2) Business Days prior to the applicable Funding Date.  Each Funding and Allocation Request pursuant to which an Advance is requested shall specify (i) the aggregate amount of the requested Advance, which shall be in an amount equal to $250,000 or an integral multiple of $1,000 in excess thereof, (ii) the Funding Date on which the Advance is to be made, (iii) the Advance Rate then in effect, (iv) the Net Eligible Receivables Balance, the Borrowing Base and Advances Outstanding (in each case, after giving effect to the requested Advance on such Funding Date, the allocation of funds in the Collection Accounts being distributed on such Funding Date and the purchase of any additional Eligible Receivables through the day preceding such Borrower Notice) and (v) calculations necessary to determine the Overconcentration Amount after giving effect to such Advances and distributions and the purchase of such Eligible Receivables.  Each Funding and Allocation Request including a request for an Advance shall include a representation that all conditions precedent for a funding have been met, including a representation by the Borrower that on the Funds Allocation Date the requested Advance will not exceed the Maximum Available Advance.

(c)          On the Funding Date for any Advance, the Lenders shall upon satisfaction of the applicable conditions set forth in Sections 2.01 and 2.02 hereof and Article III hereof, make available to the Borrower, no later than 4:00 p.m., in same day funds, the amount of such Advance (net of amounts payable to or for the benefit of the Lenders), by payment into the account which the Borrower has designated in writing.

Section 2.03          Reduction of the Maximum Facility Amount.

The Borrower may, upon at least thirty (30) days’ notice or on such other date agreed to by the Agent in writing, terminate in whole or reduce in part the portion of the Maximum Facility Amount that exceeds the sum of the aggregate principal amount of Advances Outstanding (after giving effect to any prepayment to be made pursuant to Section 2.04 pursuant to a notice accompanying such notice of reduction of the Maximum Facility Amount), and, unless otherwise agreed to by each affected Lender, the Commitments of the Lenders shall be reduced proportionately; provided, however, that each partial reduction of the Maximum Facility Amount shall be in an aggregate amount equal to $5,000,000 or an integral multiple thereof.  Each notice of reduction or termination pursuant to this Section 2.03 shall be irrevocable and shall be subject to the payment of any applicable Termination Fee as set forth in the Fee Letter.

Section 2.04          Repayments.

(a)          Subject to any optional prepayment described in paragraph (b) of this Section 2.04, the Advances shall be repaid on the earlier of the Facility Maturity Date and on the dates required pursuant to Sections 6.03 and 6.04.

(b)          The Borrower shall, by delivery of a Borrower Notice constituting a Funding and Allocation Request delivered to the Agent as least two (2) Business Days (or, for a prepayment in full, at least thirty (30) days) prior to the date of such prepayment, have the option to repay the aggregate Advances Outstanding hereunder in whole or in part on any Funds Allocation Date or (to the extent any Settlement Date shall not be a Funds Allocation Date), to the extent of funds available pursuant to clause (viii) of the priority of payments in Section 6.03(b), on such Settlement Date; provided, however, the Borrower shall, on the date of such repayment, pay to the Agent for the benefit of the Lenders (ratably based on Advances Outstanding) the applicable Termination Fee, if any; it being understood that in addition to the Advances Outstanding and any Termination Fee, the Borrower shall, following any such prepayment, continue to be responsible for the payment of all other Aggregate Unpaids (including all Breakage Costs payable under Section 2.10) payable by it hereunder pursuant to Article VI or otherwise.  For the avoidance of doubt, no Termination Fee shall be payable with respect to (i) any reduction in the aggregate Advances Outstanding made pursuant to Sections 6.03 or 6.04 or (ii) any repayment of all, but not less than all, Advances Outstanding (including any such repayment made pursuant to Section 6.02(b)(ii)) in the event that (A) the Borrower or the Servicer shall be required to pay any amounts under Section 2.09 or Taxes pursuant to Section 2.11 or (B) the Loans shall accrue Yield at a rate other than the CP Rate for a period of thirty (30) consecutive days or more, or for thirty (30) out of sixty (60) consecutive days; provided, however, that any such repayment shall be made concurrently with a termination in whole of the Maximum Facility Amount.

(c)          The Borrower may, as set forth in the related Funding and Allocation Request, utilize excess funds in the US Collection Account to make any such prepayment, subject to the conditions set forth in Section 6.03(c), and otherwise make such prepayment in accordance with Section 6.02(ii).

Section 2.05          Loan Interest.

(a)          The Borrower shall pay to the Lenders, as set forth in Sections 6.03 and 6.04, the Loan Interest on the unpaid principal amount of each Advance for the period commencing on and including the Funding Date of such Advance until but excluding the date such Advance shall be paid in full (it being understood that the Borrower will not be deemed to have failed to comply with its agreement set forth in this Section 2.05(a) as a consequence of the failure by the US Collection Account Bank or the Agent to apply funds held in the US Collection Account pursuant to the provisions of Sections 6.03 and 6.04 in the manner contemplated in the related Monthly Report, and, in any event, the Borrower shall promptly make any corrective payments, if any, required to correct any such failure).

(b)          Notwithstanding the foregoing, the Borrower shall pay interest on any unpaid Loan Interest, on any Advance or any installment thereof, and on any other amount payable by the Borrower to the Agent or the Lenders hereunder or under any other Basic Document to which it is a party (to the extent permitted by law) that shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof to (but excluding) the date the same is paid in full at the Default Interest Rate.

(c)          Neither the Lenders nor the Agent shall have any obligation to cause Loans to accrue Yield at the CP Rate. Any decision of the Conduit Lender to issue commercial paper to fund a Loan shall be made by the Conduit Lender in its sole discretion and it is understood and agreed that only such a Loan would accrue Yield at the CP Rate.

(d)          If the Agent or any Lender determines (i) that maintenance of an Advance accruing interest at Adjusted LIBOR at a time when the Alternate Rate is applicable would violate any applicable law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), (ii) that deposits of a type and maturity appropriate to match fund any such Advance are not available or adequate and reasonable means do not exist for ascertaining the applicable LIBOR, (iii) that the maintenance of any Advance bearing interest based on Adjusted LIBOR will not adequately and fairly reflect the cost of such Lender of funding such Advance, or (iv) that the making or funding of an Advance accruing interest based on Adjusted LIBOR has become impracticable, then the Agent, upon the direction of the applicable Lender, shall suspend the availability of Advances bearing interest based on Adjusted LIBOR until such time as the Agent or such Lender provides notice that the circumstances giving rise to such suspension no longer exist, and, if required by any applicable law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), terminate any outstanding Advance so affected.  Any Advance bearing interest at the Alternate Rate shall thereafter bear interest at the Base Rate.  The Agent shall promptly deliver written notice to the Borrower upon any such change in the Alternate Rate.

(e)          Anything in the Basic Documents to the contrary notwithstanding, if at any time the rate of interest payable by any Person under the Basic Documents exceeds the highest rate of interest permissible under any applicable law (the “Maximum Lawful Rate”), then, so long as the Maximum Lawful Rate would be exceeded, the rate of interest under such Basic Document shall be equal to the Maximum Lawful Rate.  If at any time thereafter the rate of interest payable under such Basic Document is less than the Maximum Lawful Rate, such Person shall continue to pay interest under such Basic Document at the Maximum Lawful Rate until such time as the total Loan Interest received from such Person is equal to the total interest that would have been received had the applicable law not limited the interest rate payable under such Basic Document.  In no event shall the total interest received by the Agent or any Lender under the Basic Documents exceed the amount which such Person could lawfully have received, had the interest due under such Basic Documents been calculated since the Original Effective Date at the Maximum Lawful Rate.

Section 2.06          Deemed Collections.

(a)          If on any day the Outstanding Balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or any other reason not arising from the financial inability of any related Obligor to pay undisputed indebtedness, the Borrower shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation.  If on any day any representation, warranty, covenant or other agreement of the Borrower or an Originator related to a Receivable is not true or is not satisfied, the Borrower shall be deemed to have received on such day a Collection in the amount of the Outstanding Balance of such Receivable.  All such Collections deemed received by the Borrower under this Section 2.06(a), subject to Section 2.06(b), shall be remitted by the Borrower to the Collection Account pertaining to such Receivable in accordance with Section 6.01.

(b)          At any time before the Facility Maturity Date that the Borrower is deemed to have received any Collection under Section 2.06(a) (“Deemed Collections”) that derives from a Receivable that is otherwise reported as an Eligible Receivable, the Borrower shall not be obligated to deliver the amount of such Deemed Collections to the applicable Collection Account if, after giving effect to such Deemed Collections, there is no Borrowing Base Deficiency.

Section 2.07          Fees.

(a)          The Borrower shall pay the Servicing Fee to the Servicer and the Successor Servicing Fees and Expenses to any Successor Servicer.

(b)          The Borrower shall pay the Commitment Fee and Structuring Fee (to the extent not previously paid by the Parent) to the Agent and the Lender’s Fee and any Termination Fee to the Agent (for the benefit of the Lenders) according to the terms and provisions of the Fee Letter.

(c)          The Borrower shall pay the Agent’s Fee to the Agent and all fees owed to the Lockbox Account Banks and the Collection Account Banks, and shall reimburse the Parent for the Borrower’s share of any fees and expenses owed to the US Check Processing Bank.

Section 2.08          Time and Method of Payments.

Subject to the provisions of Sections 6.03 and 6.04, all payments of principal of the Advances, Loan Interest, and all other Obligations payable by the Borrower to the Agent and Lenders hereunder and under the other Basic Documents to which it is a party shall be made to the Agent in Dollars, in immediately available funds, not later than 11:00 a.m. on the date on which such payment shall become due (it being understood that the Borrower will not be deemed to have failed to comply with its agreement set forth in this Section 2.08 as a consequence of the failure by the US Collection Account Bank or the Agent to apply by the specified time funds held in the US Collection Account pursuant to the provisions of Sections 6.03 and 6.04 in the manner contemplated in the related Monthly Report).  Any such payment made on such date but after such time shall, if the amount paid bears interest, be deemed to have been made on, and interest shall continue to accrue and be payable thereon until, the next succeeding Business Day.  If any payment of principal or Loan Interest or other amount due hereunder becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and, if such amount being paid bears interest, such extension shall be included in computing interest in connection with such payment.  All payments hereunder shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.

Section 2.09          Additional Costs; Capital Requirements.

(a)          If any Affected Party determines that the existence of or compliance with any Regulatory Change after the Original Closing Date affects or would affect the amount of capital required or expected to be maintained by such Affected Party and such Affected Party determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the Loans, the Commitments or any related liquidity facility or credit enhancement facility and other commitments of the same type, then, upon written demand by such Affected Party (with a copy to the Agent and the Borrower), the Borrower shall immediately pay to such Affected Party, from time to time as specified by such Affected Party, additional amounts sufficient to compensate such Affected Party in the light of such circumstances, to the extent that such Affected Party reasonably determines such increase in capital to be allocable to the existence of any of such commitments or maintenance of the Loans.  A certificate from such Affected Party to the Borrower certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive in the absence of manifest error; provided, however, that no Affected Party shall be required to disclose any confidential or tax planning information in any such certificate.  The term “Regulatory Change” shall mean (i) the adoption after the Original Closing Date of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy or liquidity coverage) or any change therein after the Original Closing Date or (ii) any change after the Original Closing Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided that for purposes of this definition, (x) the United States bank regulatory rule titled “Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues”, adopted on December 15, 2009, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (z) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to or in connection with Basel II or Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

(b)          In the event that any Regulatory Change shall: (i) change the basis of taxation of any amounts payable to any Affected Party hereunder or subject any Affected Party to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (in each case, other than taxes imposed on the overall net income of such Affected Party for any such Loan by the United States of America or by jurisdiction in which such Affected Party has its principal office); (ii) impose or modify any reserve, Federal Deposit Insurance Corporation premium or assessment, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Affected Party; or (iii) impose any other conditions affecting this Agreement in respect of any Loans (or any of such extensions of credit, assets, deposits or liabilities); and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase such Affected Party’s costs of making or maintaining any Loans or its Commitment or its commitments under any of the program documents relating to the issuance of Commercial Paper Notes funding any Advances (to the extent attributable to Commercial Paper Notes issued to fund such Advances), or to reduce any amount receivable by such Affected Party hereunder in respect of any of its Loans or its Commitment (such increases in costs and reductions in amounts receivable are hereinafter referred to as “Additional Costs”) then, upon demand made by the Agent on behalf of such Affected Party, as promptly as practicable after it obtains knowledge that such a Regulatory Change exists and determines to make such demand, the Borrower shall pay to the Agent on behalf of such Affected Party, from time to time as specified by the Agent, additional fees or other amounts which shall be sufficient to compensate such Affected Party for such Additional Costs incurred by such Affected Party from the date of such change.

(c)          Determinations by any Affected Party for purposes of this Section 2.09 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Affected Party in respect of any Additional Costs, shall be set forth in a written notice to the Borrower in reasonable detail and shall be conclusive, absent manifest error.

(d)          Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the termination of this Agreement.

(e)          Notwithstanding the foregoing, no Affected Party shall be entitled to claim any additional amounts pursuant to this Section 2.09 in respect of Indemnified Taxes, taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes or Connection Income Taxes.

Section 2.10          Breakage Costs.

The Borrower shall pay to each Lender, as applicable, upon the request of such Lender or the Agent on its behalf, such amount or amounts as shall compensate such Lender for any actual loss (including loss of profit), cost or expense incurred by the Lender (as reasonably determined by such Lender) as a result of (x) any repayment of an Advance (and interest thereon) other than on the scheduled maturity date of the source of funds obtained or utilized by such Lender to fund such Advance (or, if earlier, the Facility Maturity Date) or (y) any failure by the Borrower to borrow funds in respect of any Advance requested by the Borrower pursuant to Article II, in either case, such compensation to include, without limitation, an amount equal to any loss or expense suffered by such Lender during the period from the date of receipt of such repayment or failure to borrow, as the case may be, to (but excluding) the scheduled maturity date of such source of funds (or, if earlier, the Facility Maturity Date), if the rate of interest obtained by such Lender upon the redeployment of an amount of funds equal to the amount of such repayment or failure to borrow, as the case may be, is less than the Yield applicable to such source of funds (such expense to be referred to as “Breakage Costs”).  The determination by any Lender of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be conclusive, absent manifest error.

Section 2.11          Taxes.

(a)          Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, and all liabilities (including, without limitation, interest, additions to tax or penalties) with respect thereto (hereinafter referred to as “Taxes”), except as required by applicable law.  If the Borrower or any other withholding agent shall be required by law to deduct or withhold any Taxes from or in respect of any such payment, (i) the Borrower shall, if such Tax is an Indemnified Tax, make an additional payment to the applicable Affected Party in an amount sufficient so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this section), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)          The Borrower will indemnify the Affected Parties, within 10 days after demand therefor, for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed by any jurisdiction on amounts payable under this section) paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by an Affected Party (with a copy to the Agent) or by the Agent on behalf of an Affected Party shall be conclusive absent manifest error.

(c)          Within thirty (30) days after the date of any payment by the Borrower of any Taxes to a Governmental Authority pursuant to this Section 2.11 or Section 16.03(b), the Borrower will furnish to the Agent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of payment thereof reasonably satisfactory to the Agent.

(d)          The Agent, any LC Issuer and any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Basic Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Agent, LC Issuer and any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not the Agent, LC Issuer or such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than IRS forms W-9 or W-8) shall not be required if in the Agent, LC Issuer or Lender’s reasonable judgment such completion, execution or submission would subject the Agent, the LC Issuer or such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Agent, LC Issuer or Lender.

(e)          If a payment made to a Lender, LC Issuer or the Agent under any Basic Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender, LC Issuer or the Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, LC Issuer or Agent shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender, LC Issuer or Agent has complied with such Lender’s, LC Issuer’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the Original Closing Date.

(f)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.01(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Basic Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Basic Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 2.11(g).

(h)          Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section and Section 16.03(b) shall survive the termination of this Agreement, the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or LC Issuer, and the repayment, satisfaction or discharge of all obligations under any Basic Document.

ARTICLE III

CONDITIONS TO LENDING

Section 3.01          Conditions Precedent to Effectiveness of Original Agreement.

The effectiveness of the Original Agreement was subject to the condition precedent that the Agent shall have received on or before the Original Effective Date the following instruments, agreements and other documents (each in form and substance satisfactory to the Agent):

(a)          An executed copy of each Basic Document as of the Original Closing Date, each in a form approved by the Agent, and evidence to the effect that all conditions precedent to the effectiveness thereof shall have been satisfied;

(b)          With respect to the Borrower:

(i)          the certificate of formation of the Borrower certified, as of a date prior to the Original Closing Date, by the Secretary of State of its state of formation;

(ii)          a good standing certificate, dated no more than twenty (20) days prior to the Original Closing Date, from the respective Secretary of State of its state of formation and each state in which the Borrower then was required to qualify or then represented that it was qualified to do business;

(iii)          a certificate of the Secretary or Assistant Secretary of the Borrower certifying as of the Original Closing Date:  (A) the names and true signatures of the officers of the Borrower authorized to sign each Basic Document as of the Original Closing Date to which the Borrower is a party, (B) a copy of the Borrower’s Operating Agreement and all amendments thereto, and (C) a copy of the resolutions of the board of managers of the Borrower approving the execution, delivery and performance by the Borrower of each Basic Document as of the Original Closing Date to which it was a party and of the transactions contemplated thereby;

(iv)          an Officer’s Certificate dated the Original Closing Date substantially in the form of Exhibit B hereto (but referring to the Original Agreement); and

(v)          an Officer’s Certificate dated the Original Closing Date substantially in the form of Exhibit C hereto (but referring to the Original Agreement);

(c)          With respect to the Servicer:

(i)          the certificate of incorporation of the Servicer certified, as of a date prior to the Original Closing Date, by the Secretary of State of its state of organization;

(ii)          a good standing certificate, dated no more than twenty (20) days prior to the Original Closing Date, from the respective Secretary of State of its state of formation and each state in which the Servicer conducted its principal place of business or was otherwise required to qualify, or represented that it was qualified, to do business;

(iii)          a certificate of the Secretary or Assistant Secretary of the Parent certifying as of the Original Closing Date:  (A) the names and true signatures of the officers authorized on its behalf to sign each Basic Document as of the Original Closing Date to which it is a party, (B) a copy of the Servicer’s by-laws and (C) a copy of the resolutions of the board of directors of the Servicer approving the execution, delivery and performance by it of the Basic Documents as of the Original Closing Date to which it is a party in any capacity hereunder and the transactions contemplated thereby; and

(iv)          an Officer’s Certificate dated the Original Closing Date substantially in the form of Exhibit D hereto (but referring to the Original Agreement);

(d)          Certified copies of a search report certified by a party acceptable to the Agent, dated as of a date prior to the Original Closing Date acceptable to the Agent and listing all then-effective financing statements and other similar instruments and documents which name the Borrower as debtor (under its present name and any previous name) together with copies of such financing statements and any copies of search reports required by the terms of the PSAs;

(e)          Any executed financing statements (form UCC-3) necessary to release all security interests and other rights of any Person in the Collateral granted prior to the Original Closing Date by the Borrower and, in accordance with the terms of the PSAs, any executed financing statements (form UCC-3) necessary to release all security interests and other rights of any Person in the Collateral granted prior to the Original Closing Date by any US Originator, the Parent or any of their Affiliates;

(f)          The Assignment and Termination Agreement, effecting a release of the security interest of PNC Bank in all Collateral in which it then had a security interest;

(g)          Any necessary third party (including any Governmental Authority) consents to the closing of the transactions contemplated by the Original Agreement and the other Basic Documents as of the Original Closing Date on behalf of the Borrower, the Parent and the US Originators;

(h)          Financing statements (form UCC-1), in respect of the Collateral, naming the Borrower as debtor, and the Agent on behalf of the Secured Parties, as secured party, or other, similar instruments or documents, as may have been necessary or, in the opinion of the Agent, desirable, under the UCC of any appropriate jurisdiction or any other applicable law to Perfect the Agent’s security interest in all the Collateral, and any financing statements (form UCC-1) required pursuant to the terms of the PSAs as of the Original Closing Date;

(i)          The favorable opinion of counsel to the Borrower and the Parent as to such UCC, true sale, non-consolidation, enforceability, corporate and other matters as the Agent may have requested;

(j)          Audited consolidated statements of income and cash flows and consolidated balance sheet of the Parent and its Subsidiaries for the one year period ended on or about October 31, 2017, audited by a nationally recognized accounting firm, setting forth in each case figures for the corresponding period in the preceding fiscal year (if any);

(k)          Evidence, satisfactory to the Agent, that each of the US Lockbox Account and the US Collection Account had been established;

(l)          All fees, costs and expenses due and payable on the Original Closing Date to the Agent for its own account, or for the account of the Lenders, as the case may be, had been paid in full;

(m)          A pro forma settlement statement prepared with respect to the initial Advance; and

(n)          A certified copy (in form and substance reasonably acceptable to the Agent) of a policy of insurance covering crime, fraud, dishonesty, fidelity and forgery by employees of the Parent and its Subsidiaries, in an amount at least equal to $1 million and in any event customary for companies in the same industry and business as the Parent and its Subsidiaries.

Section 3.02          Conditions Precedent to All Advances.

Each Advance (including the initial Advance under the Original Agreement) shall be subject to the further conditions precedent that:

(a)          On the related Funding Date, the Borrower shall have certified in the related Funding and Allocation Request (and, by the accepting the proceeds of such Advance, the Borrower shall be deemed to represent and warrant, as of such Funding Date) that:

(i)          The representations and warranties of the Borrower and the Servicer set forth in Sections 4.01 and 4.02 are true and correct on and as of such date, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date;

(ii)          No event has occurred, or would result from such Advance or from the application of the proceeds therefrom, which constitutes a Potential Event of Default, an Event of Default or an Amortization Event;

(iii)          The Borrower is in compliance with each of its covenants set forth herein and each of the other Basic Documents to which it is a party; and

(iv)          No event has occurred which constitutes a Servicer Event of Default or Potential Servicer Event of Default;

(b)          The Amortization Date shall not have occurred;

(c)          Before and after giving effect to such borrowing and to the application of proceeds therefrom, there exists no Borrowing Base Deficiency;

(d)          No claim has been asserted or proceeding commenced challenging any of the Basic Documents;

(e)          There shall have been no material adverse change in (i) the condition (financial or otherwise), business, operations, results of operations or properties of the Parent, the Servicer, the Borrower or any Originator or (ii) in the collectability of the Receivables (taken as a whole) since the preceding Funding Date (if any);

(f)          Prior to making such Advance, the Borrower shall have satisfied all of the conditions therefor set forth in Section 6.01(a), (b) and (c);

(g)          The Borrower and the Parent shall have complied with all reporting requirements pursuant to Section 7.07; and

(h)          All terms and conditions of the applicable PSA required to be satisfied in connection with such sale, if any, of each Receivable being pledged hereunder on such Funding Date, including, without limitation, the Perfection of the Borrower’s interests therein shall have been satisfied and all filings (including, without limitation, real property and UCC filings, if any) required to be made by any Person and all actions required to be taken or performed pursuant to the terms of such PSA in any jurisdiction to give the Borrower a first priority Perfected security interest in such Receivable and the proceeds thereof shall have been made, taken or performed.

Section 3.03          Conditions Precedent to Effectiveness of Amendment.

The effectiveness of this Amended Agreement is subject to the condition precedent that the Agent shall have received on or before the Amendment Effective Date the following, in form and substance satisfactory to the Agent:

(a)          An executed copy of each of the following documents, each in a form approved by the Agent, and evidence to the effect that all conditions precedent to the effectiveness thereof shall have been satisfied:

(i)          this Amended Agreement;

(ii)         the UK PSA;

(iii)        the Amended US PSA;

(iv)        the UK Charge;

(v)         the UK Lockbox Novation Agreement;

(vi)        the UK Lockbox Transfer Agreement;

(vii)       the UK Lockbox Account Agreement; and

(viii)      the UK Collection Account Agreement.

(b)          With respect to the Borrower:

(i)          the certificate of formation of the Borrower certified, as of a recent date, by the Secretary of State of its state of formation;

(ii)          a good standing certificate, dated no more than twenty (20) days prior to the Amendment Effective Date, from the respective Secretary of State of its state of formation and each state in which the Borrower is required to qualify or represents that it is qualified to do business;

(iii)          a certificate of the Secretary or Assistant Secretary of the Borrower certifying as of the Amendment Effective Date:  (A) the names and true signatures of the officers of the Borrower authorized to sign each Basic Document to which the Borrower is a party, (B) a copy of the Borrower’s Certificate of Formation and Operating Agreement and all amendments thereto (unless unamended since the Original Closing Date and, in the case of the Certificate of Formation, evidence thereof is contained in the good standing certificate referenced in clause (ii) above), and (C) a copy of the resolutions of the board of managers of the Borrower approving the execution, delivery and performance by the Borrower of each Basic Document to which it is a party and of the transactions contemplated thereby;

(iv)          an Officer’s Certificate in the form of Exhibit B hereto; and

(v)          an Officer’s Certificate in the form of Exhibit C hereto;

(c)          With respect to the Servicer:

(i)          the certificate of incorporation of the Servicer certified, as of a recent date, by the Secretary of State of its state of organization;

(ii)          a good standing certificate, dated no more than twenty (20) days prior to the Amendment Effective Date, from the Secretary of State of its state of formation;

(iii)          a certificate of the Secretary or Assistant Secretary of the Parent certifying as of the Amendment Effective Date:  (A) the names and true signatures of the officers authorized on its behalf to sign each Basic Document to which it is a party, (B) a copy of the Servicer’s certificate of incorporation and by-laws and all amendments thereto (unless unamended since the Original Closing Date and, in the case of the certificate of incorporation, evidence thereof is contained in the good standing certificate referenced in clause (ii) above) and (C) a copy of the resolutions of the board of directors of the Servicer approving the execution, delivery and performance by it of the Basic Documents to which it is a party in any capacity hereunder and the transactions contemplated thereby; and

(iv)          an Officer’s Certificate in the form of Exhibit D hereto;

(d)          Certified copies of a search report certified by a party acceptable to the Agent, dated as of a recent date acceptable to the Agent and listing all effective financing statements and other similar instruments and documents which name the Borrower or either UK Originator as debtor (in each case under its present name and any previous name) together with copies of such financing statements and any copies of search reports required by the terms of the PSAs;

(e)          Any executed financing statements (form UCC-3) necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower and, in accordance with the terms of the PSAs, any executed financing statements (form UCC-3) necessary to release all security interests and other rights of any Person in the Collateral previously granted by any UK Originator, the Parent or any of their Affiliates, in each case except for any pre-existing security interests granted under this Agreement and the other Basic Documents;

(f)          Any necessary third party (including any Governmental Authority) consents to the closing of the transactions contemplated by this Agreement and the other Basic Documents on behalf of the Borrower, the Parent and the Originators;

(g)          Financing statements (form UCC-1), in respect of the UK Receivables and related Collateral in respect of each UK Originator, naming such UK Originator as seller, and the Borrower, as buyer, or other, similar instruments or documents, as may be necessary or, in the opinion of the Agent, desirable, under the UCC of any appropriate jurisdiction or any other applicable law to Perfect the Borrower’s security interest in all the Collateral, as required pursuant to the terms of the PSAs;

(h)          The favorable opinion of counsel to the Borrower, and the Parent as to such UCC, true sale, non-consolidation, enforceability, corporate and other matters as the Agent may request;

(i)          The favorable opinion of English counsel to the Borrower, the Parent and the UK Originators as to such true sale, non-consolidation, enforceability, corporate and other matters as the Agent may request;

(j)          Audited consolidated statements of income and cash flows and consolidated balance sheet of the Parent and its Subsidiaries for the one year period ended on or about October 31, 2018, audited by a nationally recognized accounting firm, setting forth in each case figures for the corresponding period in the preceding fiscal year (if any), to the extent not previously delivered;

(k)          Evidence, satisfactory to the Agent, that each of the UK Lockbox Accounts has been validly established and transferred to the Borrower; and

(l)          All fees, costs and expenses due and payable on or before the Amendment Effective Date to the Agent for its own account, or for the account of the Lenders, as the case may be, have been paid in full.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01          Representations and Warranties of the Borrower.

The Borrower represents and warrants to the Agent and the Lenders as of the Original Closing Date, as of the Amendment Effective Date, as of each Settlement Date and as of each Funds Allocation Date as follows:

(a)          The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing, in each jurisdiction in which the nature of its business requires it to be so qualified.

(b)          The Borrower has the power and authority to own, pledge, mortgage, operate and convey all of its properties, to conduct its business as now or proposed to be conducted and to execute and deliver the Basic Documents to which it is a party and to perform the transactions contemplated thereby.

(c)          The Borrower is operated in such a manner that, in the event of a bankruptcy of the Servicer or the Parent, the assets and liabilities of the Borrower would not be substantively consolidated with those of either the Servicer or the Parent and in such regard:

(i)          the Borrower is a special purpose limited purpose limited liability company whose activities are restricted in its Operating Agreement;

(ii)          the Borrower maintains and shall continue to maintain separate records and books of account from the Servicer and the Parent, holds regular meetings of its board of managers as necessary, and otherwise observes limited liability company formalities;

(iii)          the Borrower has not entered into any contract or agreement with any Affiliate, any owner of the Borrower, any guarantors of the obligations of the Borrower or any Affiliate of any such owner or guarantor (each, a “Related Party”), except upon terms and conditions that are no less favorable to the Borrower (including, but not limited to, price and credit terms) than, and otherwise are on terms that, would be the case if such transaction had been effected at arms’ length with a Person other than the Affiliate;

(iv)          the Borrower has not made any loans or advances to any Person other than by purchasing Receivables or Permitted Investments, in each case in accordance with the terms of this Agreement, and has not acquired obligations or securities of any Related Party;

(v)          the Borrower has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other (other than for tax purposes);

(vi)          the Borrower has not guaranteed or become obligated for the debts of any other Person or Related Party and has not held itself out as being responsible for the debts or obligations or for the decisions or actions with respect to the business and affairs of any other Person or Related Party;

(vii)          the Borrower has not had any of its obligations guaranteed by a Related Party (it being understood that this does not prohibit any indemnification or reimbursement obligations or guarantees set forth in the Basic Documents or arising in the ordinary course of business) nor seek to obtain, or obtain, credit or incur any obligation to any third-party based upon the creditworthiness or assets of a Related Party or any other Person;

(viii)          the Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(ix)          the Borrower has not pledged its assets for the benefit of any other Person other than with respect to loans secured by the Collateral and previously owned property similar to the Collateral and no such pledge remains outstanding except in connection with the Loans;

(x)          the Borrower has not maintained employees;

(xi)          the financial statements and books and records of the Borrower reflect the separate existence of the Borrower; and any financial statements of the Parent (or of any other Affiliate of the Borrower) which are consolidated to include the Borrower contain an appropriate note disclosing, in material substance, (A) the separate existence of the Borrower, (B) the Borrower’s ongoing purchase (in true sale transactions) of accounts receivable from certain of its Affiliates, and (C) that the Borrower’s own separate creditors would be entitled to be satisfied out of the Borrower’s own property before that property would be available to the Borrower’s equity holders or their creditors;

(xii)          the Borrower maintains and shall continue to maintain its assets separately from the assets of the Servicer and the Parent and any other Affiliate of the Servicer and the Parent (including through the maintenance of separate bank accounts from the Servicer and the Parent and any other Affiliate thereof), the Borrower’s funds and assets, and records relating thereto, have not been and are not commingled with those of the Servicer or the Parent or any other Affiliate thereof and the separate creditors of the Borrower will be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Borrower’s equity holders;

(xiii)          all business correspondence of the Borrower and other communications by the Borrower are conducted in the Borrower’s own name and on its own stationery; provided that the Servicer, acting in its capacity as servicer for the Borrower, may perform its servicing duties for the Borrower in its own name and on its own stationery;

(xiv)          the Borrower does not act as agent for the Servicer or the Parent or any of their Affiliates, but instead presents itself to the public as an entity separate from the Servicer and the Parent, independently engaged in the business of purchasing and financing Receivables;

(xv)          the Borrower is solvent and will not be rendered insolvent by the transactions contemplated by the Basic Documents and, after giving effect to such transactions, the Borrower will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Borrower have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature, and the Borrower does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Borrower or any of its assets; and

(xvi)          the Operating Agreement of the Borrower requires (i) the Borrower to maintain (A) correct and complete books and records of account, and (B) minutes of the meetings and other proceedings of its members and managers, (ii) that not less than two members of the Borrower’s board of managers shall be an Independent Director (the “Independent Managers”), and (iii) that the unanimous consent of the Borrower’s board of managers (including the Independent Managers), as applicable, is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, and (F) take any action in furtherance of any of the foregoing.

(d)          Except as permitted by this Agreement, the Borrower has not engaged, and does not presently engage, in any activity other than the activities undertaken pursuant to or as contemplated by the Basic Documents, nor has the Borrower entered into any agreement other than the Basic Documents and any agreement necessary to undertake any activity pursuant to the Basic Documents.

(e)          The execution, delivery and performance by the Borrower of each Basic Document to which it is a party and all other agreements, instruments and documents which may be delivered by it pursuant thereto and the transactions contemplated thereby (i) have been duly authorized by all necessary limited liability company or other action on the part of the Borrower, (ii) do not contravene or cause the Borrower to be in default under (A) the Borrower’s Operating Agreement, (B) any contractual restriction with respect to any Debt of the Borrower contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note, or other agreement or instrument binding on or affecting the Borrower or its property, or (C) any law, rule, regulation, order, license requirement, writ, judgment, award, injunction, or decree applicable to, binding on or affecting the Borrower or its property, and (iii) do not result in or require the creation of any Adverse Claim upon or with respect to any of the property of the Borrower (other than Permitted Liens or as provided in the Basic Documents).

(f)          Each Basic Document to which the Borrower is a party has been duly executed and delivered by the Borrower.

(g)          No consent of, notice to, filing with or permit, qualification or other action by any Governmental Authority or any other Person is required (i) for the due execution, delivery and performance by the Borrower of the Basic Documents to which it is a party or any other agreement, document to be delivered thereunder, (ii) other than the Agent’s or any Lender’s qualification to do business in an applicable jurisdiction, for the exercise by each of the Lenders or the Agent of any of its rights or remedies under any of the Basic Documents to which the Borrower is a party, (iii) for the grant by the Borrower of the security interests granted under Section 8.01 of this Agreement, (iv) for the Perfection of the security interest in, or the exercise by the Agent of its rights and remedies with respect to, the Collateral provided for in this Agreement, provided that filing of continuation statements under the applicable UCC will be required to maintain such Perfection, or (v) to ensure the legality, validity, enforceability or admissibility into evidence of this Agreement in any jurisdiction in which any of the Collateral is located; in each case other than: (A) consents, notices, filings, permits, qualifications and other actions which have been obtained or made and complete copies of which have been provided to the Agent prior to the Amendment Effective Date; and (B) in the case of any UK Receivable arising after the Amendment Effective Date and having any Restrictions on Transferability, the receipt of the related Contract Obligor’s waiver of such restrictions or such Contract Obligor’s consent to the assignment of such UK Receivable for purposes of the transactions contemplated by this Agreement.

(h)          Each Borrower Notice, Monthly Report and Daily Borrowing Base Report and each other report provided by the Borrower hereunder is true, complete and accurate in all material respects.

(i)          Each Basic Document to which it is a party is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and to general equitable principles, whether applied in a proceeding at law or in equity.

(j)          There is no pending or threatened, nor any reasonable basis for any, action, suit or proceeding against the Borrower or any of its respective officers or managers acting in such capacity, or the property of the Borrower, in any court or tribunal, before any arbitrator of any kind or before or by any Governmental Authority (in each case above, other than any routine litigation in which (x) the Borrower is named as a lender or a lienholder in any proceeding relating to the applicable Related Security or (y) the Borrower is participating as a creditor in any bankruptcy proceeding, and, in either case, which does not, and could not be reasonably expected to, adversely affect the Borrower) except as set forth on Schedule 3 hereto.  None of the actions, suits or proceedings described on Schedule 3, as so amended, is reasonably expected to (1) have a material adverse effect on the condition (financial or otherwise), business, operations, results of operations, or properties of the Borrower or the ability of the Borrower to carry out its obligations under the Basic Documents to which it is a party or (2) affect the collectability of any material portion of the Collateral.

(k)          No injunction, writ, restraining order or other order of any nature adverse to the Borrower or the conduct of its business (other than a stay in connection with the bankruptcy of an Obligor as contemplated by Section 4.01(j)) or which is inconsistent with the due consummation of the transactions contemplated by the Basic Documents has been issued by a Governmental Authority or, to the knowledge of the Borrower, sought by any Person.

(l)          The Borrower is “located” (as such term is defined in, and for purposes of, the UCC) in the State of Delaware.  The principal place of business and chief executive office of the Borrower, and the office where the Borrower keeps its Records, are located at the address of the Borrower for notices under Section 16.01 and as set forth on Schedule 1, as such schedule may be amended by written notice to the Agent.  Other than as described in the preceding two sentences of this paragraph, the Borrower has had no other locations, principal place of business or chief executive office within the past four (4) months.

(m)          The Borrower does not have and has never conducted business using tradenames, fictitious names, assumed names or “doing business as” names.

(n)          The Borrower does not have any Subsidiaries.

(o)          The Borrower has complied and will comply in all respects with all applicable laws, rules, regulations, judgments, agreements, decrees and orders with respect to its business and properties and all Collateral.

(p)          The Borrower has filed on a timely basis all tax returns (including, without limitation, foreign, federal, state and local) required to be filed by it and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Borrower.  No tax lien or similar Adverse Claim has been filed and no claim is being asserted, with respect to any such tax, assessment or other governmental charge.  Any taxes, fees and other governmental charges payable by the Borrower in connection with the execution, delivery and performance of the Basic Documents to which it is a party and the transactions contemplated thereby have been paid or shall have been paid if and when due.

(q)          The Collateral and each part thereof is owned by the Borrower free and clear of any Adverse Claim (other than Permitted Liens) or Restrictions on Transferability other than those contemplated hereby and the Borrower has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein and all substitutions therefor and additions thereto pursuant to Section 8.01, and upon the making of each Advance, the Agent on behalf of the Secured Parties will have a Perfected, first priority and valid security interest in such Collateral, free and clear of any Adverse Claim (other than Permitted Liens) or Restrictions on Transferability other than those contemplated hereby.  No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent as “Secured Party” pursuant to Article VIII of this Agreement or are to be filed on or about the Amendment Effective Date as contemplated by Section 3.03.

(r)          (i) The Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any restriction that could have, and no provision of applicable law, rule or regulation is reasonably likely to have, a material adverse effect on the condition (financial or otherwise), business, operations, results of operations, or properties of the Borrower, or could have such an effect on the ability of the Borrower to carry out its obligations under the Basic Documents to which it is a party and (ii) the Borrower is not in default under or with respect to any contract, agreement, lease or other instrument to which the Borrower is a party and which is material to the Borrower’s condition (financial or otherwise), business, operations or properties, and the Borrower has not delivered or received any notice of default by the Borrower thereunder.

(s)          There has been no material adverse change in the condition (financial or otherwise), business, operations, results of operations, or properties of the Borrower since its formation.

(t)          The Borrower is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  The Borrower is not a “covered fund” as such term is defined in the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder.  The making of the Advances by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Basic Documents to which the Borrower is a party will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

(u)          Each of the representations and warranties of the Borrower contained in the other Basic Documents to which the Borrower is a party is true and correct in all respects and the Borrower hereby makes each such representation and warranty contained in such Basic Documents to, and for the benefit of, the Lenders and the Agent as if the same were set forth in full herein.

(v)          The Borrower is not and will not be engaged in the business of borrowing or extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(w)          The Borrower owns all its assets and such assets are free and clear of all Adverse Claims except for Permitted Liens.

(x)          To the extent governed by the laws of the United States or one of its states (or the District of Columbia): (i) the provisions of Section 8.01 are effective to create in favor of the Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Borrower in, to and under the US Collateral; and (ii) when the financing statements have been filed in the offices in the jurisdictions listed in Schedule 2 hereto, and all other Perfection Actions have been taken, this Agreement shall constitute a fully Perfected first lien on, and security interest in, all right, title and interest of the Borrower in, to and under the US Collateral, subject to no prior liens, except for Permitted Liens.  To the extent governed by the laws of England and Wales: (i) the provisions of Section 8.01, in conjunction with the UK Charge is effective to create in favor of the Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Borrower in, to and under the UK Collateral; and (ii) when all related Perfection Actions have been taken, this Agreement and the UK Charge shall constitute a fully Perfected first lien on, and security interest in, all right, title and interest of the Borrower in, to and under the UK Collateral, subject to no prior liens, except for Permitted Liens.

(y)          (i)  Each Receivable included in the Borrowing Base and now owned by the Borrower evidences (and each Receivable hereafter acquired shall evidence) a valid and legally enforceable indebtedness of the Contract Obligor, and which has been purchased and paid for by the Borrower pursuant to the terms of the PSAs in a legal, valid and enforceable sale which complies with all applicable laws and regulations.

(ii)          None of the transactions underlying or giving rise to any Receivable included in the Borrowing Base or the assignment thereof as contemplated herein or in the other Basic Documents to which the Borrower is a party violates any law, rule, or regulation, and the Receivables and all documents relating to the Receivables are legally sufficient under such laws, rules and regulations and legally enforceable in accordance with their terms except as enforceability may be limited by bankruptcy or similar laws or general principles of equity.

(iii)          Each Receivable that is included in the Borrowing Base is an Eligible Receivable.

(z)          The Borrower does not maintain, sponsor, contribute to, or have any obligation with respect to, any Welfare Plan, except for any potential liability under Section 498B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable law with respect to any Welfare Plan that is maintained by an ERISA Affiliate of the Borrower and constitutes a “group health plan” under such provisions and which potential liability is not reasonably expected to be material to the Borrower.  During the twelve-consecutive-month period prior to the Original Closing Date and prior to any Advance hereunder, no steps have been taken to terminate a Borrower Pension Plan, and no contribution failure has occurred with respect to a Borrower Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to a Borrower Pension Plan which could result in the Borrower or any ERISA Affiliate of the Borrower incurring any material liability, fine or penalty and each Borrower Pension Plan could be terminated without liability to the Borrower or any ERISA Affiliate.  Neither the Borrower nor any ERISA Affiliate has, or within the six preceding years, has had any obligation to contribute to, and neither the Borrower nor any ERISA Affiliate has any obligation with respect to, any “multiemployer plan” plan described in Section 3(37) or 4001(a)(3) of ERISA.  Furthermore, the Borrower is not and will not during the term that this Agreement is in effect be, and is not and will not during the term that this Agreement is in effect be acting on behalf of, an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code, an entity deemed to hold the “plan assets” of the foregoing pursuant to the U.S. Department of Labor regulation located at 29 C.F.R. 2510.3-101 as modified in operation by section 3(42) of ERISA, or a governmental or foreign plan that is subject to applicable law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code.

(aa)          True and correct copies of the Operating Agreement of the Borrower and all amendments thereto have been provided to the Agent.

(bb)          No Basic Document, no schedule or exhibit thereto and no other document, certificate, report, statement or other information furnished to the Agent and/or the Lenders in connection herewith or with the consummation of the transactions contemplated hereby, when taken as a whole with all such other of the foregoing, contains or will contain any material misstatement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.  There is no fact materially adversely affecting the condition (financial or otherwise), business, operations or properties of the Borrower which has not been set forth in an exhibit or schedule hereto or otherwise disclosed in writing by the Borrower to the Agent with specific reference to this Agreement.

(cc)          All representations and warranties contained in the Basic Documents survive the execution and delivery of the Basic Documents and the termination thereof.

(dd)          The Borrower hereby makes the following representations, warranties and agreements with respect to the Collateral:

(i)          Generally. To the extent the Receivables and related Collateral are within the scope of the UCC,

I.          Creation.  This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Agent (for the benefit of the Secured Parties), which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Borrower.

II.          Nature of Receivables.  The right to receive payments in respect of the Receivables constitute “accounts” within the meaning of the applicable UCC.

III.          Ownership of Collateral.  The Borrower owns (or, when acquired, will own), and has (or, when acquired, will have) good and marketable title to the Collateral free and clear of any Adverse Claim (other than Permitted Liens).  The Borrower has received all consents and approvals required by the terms of the Receivables for the pledge of the Receivables hereunder to the Agent, except to the extent such terms are ineffective under applicable law.

IV.          Perfection.  The Borrower has caused, not later than the Original Closing Date (in the case of US Originator VM and US Originator PS) or the Amendment Effective Date (in the case of UK Originator VCG and UK Originator VCG), as applicable, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under the UCC as necessary in order to Perfect the security interest granted in the Collateral from the Borrower to the Agent under Article VIII of this Agreement.

(ii)          The Bank Accounts.

I.          Nature of Bank Accounts.  Each Bank Account constitutes a “deposit account” or “securities account” within the meaning of the applicable UCC.

II.          Ownership.  The Borrower or the Agent for the benefit of the Secured Parties owns and has good and marketable title to the Bank Accounts free and clear of any Adverse Claim (other than Permitted Liens).

III.          Perfection.  The Borrower has delivered to the Agent a fully executed account control agreement, blocked account agreement, account mandate or other similar agreement or arrangement with respect to each Bank Account (other than a Bank Account with respect to which the Agent is the customer) which: (x) in the case of any such Bank Account located in the United States, provides the Agent with “control” over such Bank Account (for purposes of the applicable UCC), and pursuant to which (i) in the case of a “deposit account” under the applicable UCC, the applicable bank at which such Bank Account is maintained has agreed to comply with all instructions originated by the Agent (on behalf of the Secured Parties) directing the disposition of funds in such Bank Account without further consent by the Borrower or the Servicer, and (ii) in the case of a “securities account” under the applicable UCC, the applicable securities intermediary at which such Bank Account is maintained has agreed that it will comply with entitlement orders originated by the Agent (on behalf of the Secured Parties) relating to such Bank Account without further consent by the Borrower or the Servicer; and (y) in the case of any such Bank Account located outside the United States, provides corresponding provisions under applicable local law.

(iii)          Priority.

I.          Other than the security interest in the Receivables granted by the Borrower to the Agent hereunder, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or other Collateral, except for any such pledge, grant or other conveyance which has been released or terminated on or prior to the Original Closing Date.  The Borrower has not authorized the filing of, nor is aware of, any financing statements against the Borrower that include a description of any of the Collateral, other than any financing statement (i) relating to the security interest granted to the Agent under this Agreement, or (ii) that has been released or terminated.

II.          No ERISA or tax lien filings exist against the Borrower and no ERISA lien filings exist against any ERISA Affiliate.  The Borrower is not aware of any judgment lien filings against the Borrower.

III.          No Bank Account is in the name of any Person other than the Borrower or the Agent.  Neither the Borrower nor the Servicer has consented to any bank maintaining any such Bank Account to comply with instructions of any Person other than the Agent (or, in the case of a UK Lockbox Account, the Servicer, or a Sub-Servicer acting on its behalf).

(iv)          Borrower to Maintain Perfection and Priority.  In order to evidence the interests of Agent (for the benefit of the Secured Parties) under this Agreement, the Borrower (directly or through the Servicer) shall, from time to time, take such action or execute and deliver such instruments as may be necessary or advisable (including, without limitation, such actions as are reasonably requested by the Agent) to maintain the Perfection of the Agent’s security interest in the Collateral; provided that with respect to the Receivables, the Borrower (directly or through the Servicer) shall complete the Perfection Actions.  The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Agent for the Agent’s authorization, and the Agent’s approval, all financing statements, amendments, continuations or other filings necessary to continue and maintain the Perfection of the Agent’s security interest in the Collateral.  The Agent’s authorization of such filings shall authorize the Servicer and the Borrower to file such financing statements under the UCC without the signature of the Borrower or the Agent where allowed by applicable law.  Notwithstanding anything else in this Agreement or the other Basic Documents to the contrary, neither of the Servicer nor the Borrower shall have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Agent.  In addition, the Borrower shall (or shall cause the Servicer to) prepare, authorize and record any applicable assignments or certificates necessary to Perfect the interest of the Agent in the Collateral in all related jurisdictions; provided that with respect to the Receivables, the Borrower shall complete the Perfection Actions.

(v)          Each payment of interest on and principal of the Loans will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs on the part of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(vi)          All representations and warranties of the Borrower contained in this clause (dd) shall survive the execution of this Agreement and the termination hereof.  In addition, the Agent agrees not to waive compliance by the Borrower with the representations and warranties in this clause (dd) without receiving confirmation from S&P that such waiver will not result in the downgrading or withdrawal of the S&P’s ratings of the Commercial Paper Notes of Autobahn.

(ee)          The Borrower has given fair consideration and reasonably equivalent value in exchange for the sale of the Receivables under the applicable PSAs.

(ff)          The Borrower has not delivered, in writing or orally, to any nationally recognized statistical rating organization providing or proposing to provide a rating to, or monitoring the rating of, the Conduit Lender’s commercial paper, any Transaction Information without providing such Transaction Information to the Agent prior to delivery to such nationally recognized statistical rating organization and has not participated in any oral communications with respect to Transaction Information with such nationally recognized statistical rating organizations without the participation of a Rule 17g-5 Representative of the Agent.

(gg)          Once the Perfection Actions are completed, the Agent shall have a first-priority Perfected security interest in the Receivables for the benefit of the Secured Parties.

Section 4.02          Representations and Warranties of the Servicer.

The Servicer represents and warrants to the Agent and the Lenders as of the Original Closing Date, as of the Amendment Effective Date, as of each Settlement Date and as of each Funds Allocation Date as follows:

(a)          The Servicer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business and is in good standing in each other jurisdiction in which the nature of its business requires it to be so qualified.

(b)          The Servicer has the power and authority to own its properties, to conduct its business as now and proposed to be conducted and to execute and deliver the Basic Documents to which it is a party and to perform the transactions contemplated thereby.

(c)          The execution, delivery and performance by the Servicer of each Basic Document to which it is a party and all other agreements, instruments and documents which may be delivered by it pursuant thereto and the transactions contemplated thereby (i) have been duly authorized by all necessary corporate or other action on the part of the Servicer, (ii) do not contravene or cause the Servicer to be in default under (A) its organizational documents, (B) any contractual restriction with respect to any Debt of the Servicer or contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting it or its property, or (C) any law, rule, regulation, order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and (iii) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties.

(d)          Each Basic Document to which it is a party has been duly executed and delivered by the Servicer.

(e)          No consent of, notice to, filing with or permits, qualifications or other action by any Governmental Authority or any other Person is required for the due execution, delivery and performance by the Servicer of any Basic Document to which it is a party or any other agreement, document or instrument to be delivered thereunder other than consents, notices, permits, qualifications, filings or other actions which have been obtained or made and complete copies of which have been provided to the Agent.

(f)          Each Basic Document to which it is a party is the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

(g)          Except as set forth in the paragraph identified as “Schedule 4.02(g)” on Schedule 4 hereto, there is no pending or threatened, nor any reasonable basis for any, action, suit, investigation or proceeding against or affecting the Servicer, its officers or directors acting in such capacity, or the property of the Servicer, in any court or tribunal, before any arbitrator of any kind or before or by any Governmental Authority which could reasonably be expected to (1) have a material adverse effect on the condition (financial or otherwise), business, operations, results of operations, or properties of the Servicer or the ability of the Servicer to carry out its obligations under the Basic Documents to which it is a party or (2) affect the collectability of any material portion of the Collateral.

(h)          Except as set forth in the paragraph identified as “Schedule 4.02(h)” on Schedule 4 (as such schedule may be updated from time to time), no injunction, writ, restraining order or other order of any nature adverse to the Servicer or the conduct of its business (other than a stay in connection with the bankruptcy of an Obligor as contemplated by Section 4.01(j)) or which is inconsistent with the due consummation of the transactions contemplated by the Basic Documents has been issued by a Governmental Authority or, to the knowledge of the Servicer, has been sought by any other Person, and no such matter listed on Schedule 4 could reasonably be expected to (1) have a material adverse effect on the condition (financial or otherwise), business, operations, results of operations, or properties of the Servicer or the ability of the Servicer to carry out its obligations under the Basic Documents to which it is a party or (2) affect the collectability of any material portion of the Collateral.

(i)          The Servicer has complied and will comply, in each case in all material respects, with all applicable laws, rules, regulations, judgments, decrees, orders, consumer-lending laws and any other state or federal legislation, in each case with respect to its business and properties and the Collateral.

(j)          The Servicer has filed all tax returns (including, without limitation, foreign, federal, state, local and otherwise) required to be filed by it and has paid or has made adequate provision for the payment of all taxes, fees, assessments and other governmental charges due from the Servicer, no tax lien or other similar Adverse Claim has been filed and no claim has been filed and no claim is being asserted with respect to any such tax, fee, assessment or other governmental charge.  Any taxes, fees and other governmental charges payable by the Servicer in connection with the transactions contemplated by the Basic Documents and the execution and delivery of the Basic Documents have been paid or shall have been paid at or prior to the Amendment Effective Date.

(k)          The Servicer is not required to be registered as an “investment company” under the Investment Company Act.

(l)          Each of the representations and warranties of the Servicer contained in the Basic Documents to which it is a party is true and correct in all respects and the Servicer hereby makes each such representation and warranty contained in the Basic Documents to and for the benefit of the Lenders and the Agent as if the same were set forth in full herein.

(m)          During the twelve-consecutive-month period prior to the Original Closing Date and prior to any Advance hereunder, no steps have been taken to terminate any Servicer Pension Plan, and no contribution failure has occurred with respect to any Servicer Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Servicer Pension Plan which could result in the Servicer or any ERISA Affiliate of the Servicer incurring any material liability, fine or penalty. Except as set forth on Schedule 4, neither the Servicer nor any Servicer ERISA Affiliate has, or within the six preceding years has had, any obligation to contribute to, and neither the Servicer nor any Servicer ERISA Affiliate had any obligation with respect to, any “multiemployer plan” plan described in Section 3(37) or 4001(a)(3) of ERISA, and no such matter listed on Schedule 4 could reasonably be expected to (1) have a material adverse effect on the condition (financial or otherwise), business, operations, results of operations, or properties of the Servicer or the ability of the Servicer to carry out its obligations under the Basic Documents to which it is a party or (2) affect the collectability of any material portion of the Collateral.

(n)          No Basic Document, no schedule or exhibit thereto and no other document, certificate, report, statement or other information furnished by the Servicer to the Agent and/or the Lenders in connection herewith or with the consummation of the transactions contemplated hereby, when taken as a whole with all such other of the foregoing, contains any material misstatement of fact with respect to the Servicer or omits or will omit to state a material fact with respect to the Servicer necessary to make the statements contained herein or therein not misleading.  There is no fact materially adversely affecting the condition (financial or otherwise), business, operations or properties of the Servicer which has not been set forth in an exhibit or schedule hereto or otherwise disclosed in writing by the Servicer to the Agent with specific reference to this Agreement.

(o)          There has been no material adverse change in the condition (financial or otherwise), business, operations, results of operations or properties of the Servicer since the end of the Servicer’s fiscal year ended on or about October 31, 2017.

(p)          the Servicer has directed in writing all Contract Obligors with respect to US Receivables to make payments by EFT to the US Lockbox Account, or by check to the US Check Delivery Address referenced in Section 6.01(a); and has directed in writing all Contract Obligors with respect to UK Receivables to make payments by EFT to the UK Lockbox Account relating to the respective UK Originator.  To the extent any such payments are received by the Servicer, the Servicer shall deposit such Collections into the applicable Lockbox Account within one Business Day of receipt (in the case of Collections on UK Receivables, if such Business Day is not also a London Business Day then no later than the next London Business Day thereafter that also is a Business Day).

(q)          All required Perfection Actions have been taken in respect of each Receivable that is included in the Borrowing Base.

(r)          The Servicer has not delivered, in writing or orally, to any nationally recognized statistical rating organization providing or proposing to provide a rating to, or monitoring the rating of, the Conduit Lender’s commercial paper, any Transaction Information without providing such Transaction Information to the Agent prior to delivery to such nationally recognized statistical rating organization and has not participated in any oral communications with respect to Transaction Information with such nationally recognized statistical rating organizations without the participation of a Rule 17g-5 Representative of the Agent.

(s)          Each Perfection Action Certification delivered by the Servicer hereunder is true and correct in all material respects.

(t)          As of the Original Closing Date, (i) all conditions precedent set forth in Section 4 of the Assignment and Termination Agreement have been satisfied or waived, (ii) the “Transaction Closing” (as defined in the Assignment and Termination Agreement) has occurred and all steps contemplated to occur in connection therewith have been consummated, (iii) both before and after giving effect to such transactions, Old Volt Funding was not insolvent, and (iv) the Assignment and Termination Agreement was effective to release all liens of PNC Bank on the assets of Old Volt Funding that constitute a part of the Collateral hereunder.

Section 4.03          Ordinary Course.  Each remittance of Collections hereunder by the Borrower to, or at the direction of, the Lenders will have been (a) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and the Lenders and (b) made in the ordinary course of business or financial affairs of the Borrower and the Lenders.

ARTICLE V

GENERAL COVENANTS OF THE BORROWER AND THE SERVICER

Section 5.01          Affirmative Covenants of the Borrower.

Unless the Agent shall otherwise consent in writing, the Borrower shall:

(a)          perform each of its obligations under the Basic Documents to which it is a party and comply in all respects with all of its obligations under the Basic Documents to which it is a party and comply with all applicable laws, rules, regulations and orders with respect to the Basic Documents, to its business and properties and to all Collateral, including without limitation, all related Collections with respect thereto;

(b)          preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization and in each jurisdiction where it is qualified or required to be qualified to do business and conduct its business in accordance with the terms of its Operating Agreement and all applicable laws;

(c)          engage exclusively in the activities contemplated by the Basic Documents;

(d)          continue to operate its business in the manner set forth in Sections 4.01(c) and (d);

(e)          cause to be delivered to the Agent on or before one hundred twenty (120) days after the end of each year, an Officer’s Certificate of the Borrower, dated the date of such delivery, bringing down to such date the matters set forth in the Officer’s Certificate in the form of Exhibit C hereto delivered pursuant to Section 3.03(b)(v);

(f)          deposit or cause to be deposited all Collections (including Deemed Collections, except as otherwise provided in this Agreement) it may receive in respect of the Collateral into the applicable Lockbox Account or, in the case of Deemed Collections, the applicable Collection Account, within one (1) Business Day of receipt (in the case of Collections on UK Receivables, if such Business Day is not also a London Business Day then no later than the next London Business Day thereafter that also is a Business Day) and not permit to be deposited into the Lockbox Accounts and Collection Accounts amounts other than Collections, Deemed Collections and other amounts required under this Agreement to be deposited into the Lockbox Accounts or the Collection Accounts;

(g)          use the proceeds of the Advances made hereunder solely for the purchase of Eligible Receivables or to pay its Obligations under the Basic Documents;

(h)          cooperate fully with all reasonable requests of the Lenders or the Agent for information or documents necessary or desirable to allow each of the Lenders and the Agent to carry out its responsibilities hereunder and under the other Basic Documents;

(i)          permit the Agent (A) to make or cause to be made, inspections and audits of any books, records and papers of the Borrower and to make extracts therefrom and copies thereof, or to make inspections and examinations of any properties or facilities of the Borrower, on reasonable notice, at all such reasonable times and as often as required in order to assure that the Borrower is and will be in compliance with its obligations under the PSAs or any other Basic Documents or to evaluate the Lenders’ investment in the then outstanding Loans and (B) to conduct background checks with respect to key personnel hired after the Original Closing Date that replaced personnel that the Agent had conducted background checks upon in advance of the Original Closing Date; provided, however, that, without limiting the foregoing provisions, the Borrower shall reimburse the Agent for the reasonable and customary fees and expenses incurred by the Agent to conduct the audits and inspections referenced in clause (A) above in an amount not to exceed $30,000, in the aggregate (inclusive of amounts under Section 5.04(g) and Section 8.04(a)), in any calendar year; provided that any such fees and expenses incurred at any time that a Potential Event of Default or an Event of Default shall have occurred and is continuing shall be disregarded for purposes of such cap.

(j)          pay, perform and discharge all of its obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties when due, unless and only to the extent that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of an Adverse Claim against any of its properties;

(k)          mark all of its applicable Records to show the security interest of the Agent for the benefit of the Secured Parties;

(l)          maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects and at all times with the provisions of all leases to which it is a party or under which it occupies property, so as to prevent any material loss or forfeiture thereof or thereunder;

(m)          keep adequate records and books of account with complete entries made in accordance with GAAP consistently applied reflecting all of its financial transactions, including, but not limited to, all transactions between or among the Borrower and its Affiliates;

(n)          cause all Perfection Actions to be taken with respect to each Receivable;

(o)          comply in all material respects with the Credit and Collection Policies and Procedures;

(p)          comply with all factual assumptions regarding it contained in the true sale and non-consolidation opinions delivered by Troutman Sanders LLP on the Original Closing Date, the perfection opinion delivered by Troutman Sanders LLP on the Amendment Effective Date in connection with the transactions contemplated by the Basic Documents and the true sale and security interest opinions delivered by Osborne Clark on the Amendment Effective Date in connection with the transactions contemplated by the Basic Documents;

(q)          at its expense, timely perform and comply in all material respects with all provisions, covenants and other promises to be observed by it under the Basic Documents to which it is a party, maintain such Basic Documents in full force and effect, enforce each such Basic Document in accordance with it respective terms, and, at the request of the Agent, make to the parties to such agreements such reasonable demands and requests for information and reports or for action as the Agent may request to the extent that the Borrower is entitled to do the same thereunder;

(r)          with respect to each Receivable acquired by the Borrower from any Originator, (i) acquire such Receivable pursuant to and in accordance with the terms of the applicable PSA, (ii) take all actions necessary to Perfect the Borrower’s ownership of such Receivable, including, without limitation, executing or causing to be executed (or filing or causing to be filed) such other instruments or notices (including, without limitation, to the Contract Obligor related to such Receivables) as may be necessary or appropriate, and (iii) take all additional action that the Agent or the Lenders may reasonably request to Perfect the respective interests of the parties to this Agreement.

(s)          cause the Servicer to provide a notice to each Contract Obligor (which may be included in an invoice sent to the related Contract Obligor) pursuant to any Contract on its behalf, as soon as commercially feasible, but in any event no later than in the initial invoice generated during the first full billing cycle for such Contract Obligor following the Original Closing Date (the Amendment Effective Date, in the case of UK Receivables), and if no invoice is generated for such Contract Obligor during the first full billing cycle following such respective date, then the initial invoice submitted to such Contract Obligor thereafter, to the effect that:

(i)          The accounts payable by such Contract Obligor under its Contract with the applicable Originator (including all payments due under the related current Contract, under any amendment or restatement thereof and under any replacement Contract) have been assigned to such Originator’s affiliate, Volt Funding II, LLC, which has pledged those accounts to DZ Bank as agent to secure Volt Funding II, LLC’s obligations to its lenders;

(ii)          Such Contract Obligor is to continue to remit payments pursuant to the existing payment instructions (x) in the case EFT payments, to the same bank account, which has been assigned to Volt Funding II, LLC (and accordingly modified in the case of EFTs to reflect such new ownership), and (y) in the case of payment of any US Receivable by check, to the same US Check Delivery Address (but with checks made out to the Borrower rather than the previous payee under the Contract); and

(iii)          The Contract Obligor may not pay to a different person or to a new bank account absent an instruction to that effect from such Originator or the Servicer (accompanied by evidence of DZ Bank’s consent thereto) and payment to another person or bank account will not discharge such Contract Obligor’s debt;

and shall promptly (or within such other applicable period as specified in the UK PSA) direct any Obligor whose Receivables are excluded from sale pursuant to the UK PSA that is then remitting payments to a UK Lockbox Account to remit all future payments to a different bank account.

Section 5.02          Reporting Requirements of the Borrower.

The Borrower shall furnish, or cause to be furnished, to the Agent and, in the case of the Monthly Report after the occurrence of a Potential Event of Default, the Backup Servicer:

(a)          (i) monthly, as soon as available, and in any event, not later than the Report Date, a monthly report (each, a “Monthly Report”) in the form of Exhibit E hereto, and (ii) before 2:00 p.m. on each Business Day, a daily Borrowing Base report (each, a “Daily Borrowing Base Report”) in the form of Exhibit F hereto and a current Receivable Schedule;

(b)          before 4:00 p.m. on the second Business Day immediately preceding each Funds Allocation Date, a Funding and Allocation Request;

(c)          as soon as available and in any event within one hundred and twenty (120) days after the end of each applicable fiscal year a copy of the audited consolidated financial statements for such year for the Parent (including consolidating schedules for the Borrower) and its consolidated Subsidiaries by independent public accountants reasonably acceptable to the Agent;

(d)          as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Parent, a copy of its consolidated financial statements (including consolidating schedules with respect to the Borrower), certified by the chief financial officer, chief accounting officer or such other officer of the Parent that is responsible for preparing such information, identifying such documents as being the documents described in this Section and stating that the information set forth therein fairly presents the financial condition of the Parent and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as of the end of such quarters and for the periods then ended;

(e)          as soon as possible and in any event within three (3) Business Days after the Borrower or any Senior Officer of the Servicer obtains knowledge of the occurrence of a Potential Event of Default or an Event of Default, notice thereof together with a statement of a Senior Officer of the Borrower setting forth complete details of such Potential Event of Default or Event of Default and the action which the Borrower has taken, is taking and proposes to take with respect thereto;

(f)          promptly notify the Agent in writing of any litigation, legal proceeding or dispute, whether or not in the ordinary course of business, (x) affecting the Borrower or (y) adversely affecting the Parent which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Parent or involving $1,000,000 or more individually or $2,500,000 or more in the aggregate, in each case, whether or not fully covered by insurance, and regardless of the subject matter thereof (in each case, other than any routine litigation in which (x) such Person is named as a lender or a lienholder in any proceeding relating to the applicable Related Security or (y) such Person is participating as a creditor in any bankruptcy proceeding, and, in either case, which does not, and could not be reasonably expected to, adversely affect such Person);

(g)          promptly supply such other information, documents, records or reports respecting the Eligible Receivables or the condition (financial or otherwise), business, operations or properties of the Servicer, the Borrower or the Parent or any of their respective Subsidiaries, as the Agent may, from time to time, reasonably request;

(h)          to the extent not already delivered pursuant to the terms of this Agreement, promptly upon receipt thereof, copies of (i) all financial statements delivered to the Borrower pursuant to the PSAs, and (ii) all other reports and other written information not specified above which are required to be delivered to the Borrower pursuant to the terms of the PSAs; and

(i)          periodically, but no less frequently than on each anniversary of the Original Effective Date, provide a certification to the Agent that the Perfection Actions are sufficient to establish and maintain Perfection with respect to any Receivable (any such certification, a “Perfection Action Certification”).

Section 5.03          Negative Covenants of the Borrower.

The Borrower shall not, without the written consent of the Required Lenders and the Agent:

(a)          create or suffer to exist any Adverse Claim upon or with respect to any of the Borrower’s properties, rights or other assets, whether now owned or hereafter acquired, other than the following but only to the extent the holders of such encumbrances have not commenced a foreclosure or other enforcement action with respect thereto (referred to collectively as “Permitted Liens”):

(i)          liens or security interests in favor of the Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Basic Documents;

(ii)          inchoate and unperfected liens arising by operation of law to secure claims for the purchase of labor, services, materials, equipment or supplies and not in connection with the borrowing of money, to the extent that payment thereof shall not at the time be required to be made; provided in each case that the Collateral pledged hereunder is not in the opinion of the Agent jeopardized thereby;

(iii)          liens for taxes, assessments or other governmental charges which are non-delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken in accordance with GAAP; and

(iv)          liens of the Lockbox Account Banks, the Collection Account Banks, the US Check Processing Bank and any other bank or other financial institution at which the Borrower maintains a Bank Account explicitly permitted pursuant to the Basic Documents.

(b)          extend, amend, forgive, discharge, compromise, waive, cancel or otherwise make a material modification to the terms of any Basic Document or of any Eligible Receivable other than in accordance with the Credit and Collection Policies and Procedures in effect on the Amendment Effective Date, as they may have been modified with the consent of the Agent pursuant to Section 7.06(g) and Section 7.02(b)(ix);

(c)          amend the Borrower’s certificate of formation or Operating Agreement, in each case except as permitted under paragraphs (s) or (t) of this Section 5.03, or any Basic Document to which it is a party;

(d)          merge with or into, consolidate with or into, convey, transfer, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, any Person (whether in one transaction or in a series of transactions) (other than the acquisitions of Eligible Receivables), or own any Subsidiary;

(e)          at any time advance credit to any Person except as permitted by this Agreement, or declare any distribution or return on capital if an Event of Default has occurred and is continuing. If no Event of Default has occurred and is continuing, then notwithstanding any other provision, the Borrower shall be permitted to distribute or return any cash or other property that has been released from the lien of this Agreement;

(f)          create, incur, assume, guaranty or remain liable, contingently or otherwise, with respect to or suffer to exist any Debt other than:

(i)          Debt of the Borrower created by the Basic Documents;

(ii)          the lease, sublease or license of office space appropriate for the conduct by the Borrower of its business; and

(iii)          Debt of the Borrower to trade creditors incurred in the ordinary course of business and paid in accordance with its terms not to exceed $25,000 in the aggregate at any time outstanding;

(g)          issue any additional membership interests or any right or option to acquire any membership interests or any security convertible into any membership interest of the capital stock of the Borrower if such issuance constitutes a Change in Control;

(h)          except for transactions entered into in connection with the business and operations of the Borrower and which do not violate any other provision of this Agreement or any of the other Basic Documents, enter into, or be a party to, any material transaction with any Person (including any merger, consolidation or other corporate restructuring);

(i)          make or suffer to exist any purchases of assets or investments in any Person (other than the purchase of Permitted Investments or Receivables hereunder or in accordance with the terms of the PSAs or in the ordinary course of business) including, without limitation, any partner, shareholder, director, officer or employee of the Borrower or the Servicer or any of the Parent’s other Subsidiaries, except Eligible Receivables;

(j)          permit a Borrowing Base Deficiency to exist at any time for a period of two (2) Business Days;

(k)          agree with any Person (other than the Agent) to mortgage, pledge or otherwise encumber any of the Borrower’s property other than pursuant to Permitted Liens;

(l)          except as contemplated by the PSAs, sell, assign, transfer, lease or otherwise dispose of any of its properties or assets (whether now owned or hereafter acquired) to any Person; provided, however, that so long as no Potential Event of Default, Event of Default or Borrowing Base Deficiency has occurred or will result from such sale, the Borrower may, with the prior written consent of the Agent (which consent shall not be unreasonably withheld) make (a) sales of Receivables that have not been written-off or reserved against in accordance with the Credit and Collection Policies and Procedures (subject to the payment of any applicable Termination Fees in connection therewith) so long as the sale price received is at least equal to the Minimum Purchase Price or the Agent has consented in writing to such sale, and (b) sales of Receivables that have been written-off or reserved against in accordance with the Credit and Collection Policies and Procedures.  All amounts realized from such sales and received by the Agent shall be deposited in the Collection Account pertaining to such respective Receivables and be included as Collateral for the Obligations;

(m)          assume, guarantee, endorse or otherwise become directly or contingently liable including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss in connection with any Debt of any other Person, other than guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(n)          make any change in the nature of its business which shall be solely the acquisition, financing and sale of Eligible Receivables and the administration of its interests in the Receivables owned by it, or discontinue or liquidate any part of its operations without the prior written consent of the Agent;

(o)          maintain any Welfare Plan or the Borrower or any ERISA Affiliate have any liability (contingent or otherwise) under Title IV of ERISA;

(p)          directly or indirectly enter into any transaction with an Affiliate (including a Servicer) except as explicitly permitted pursuant to the Basic Documents or approved in writing by the Agent, all of which transactions shall be on terms no less favorable to the Borrower (including, but not limited to, price and credit terms) than would be the case if such transaction had been effected at arms’ length with a Person other than an Affiliate.  Without limiting the foregoing, during the term hereof the Borrower shall not pay any asset management fee or other fees to the Servicer or the Parent (or any Affiliate thereof) other than the Servicing Fee contemplated hereby;

(q)          enter into any agreement containing any provision which would be violated or breached by any Advance made hereunder or by the performance by the Borrower of its obligations hereunder or under any Basic Document to which it is a party;

(r)          change its fiscal year without the prior consent of the Agent, other than in connection with a change of fiscal year of the Parent pursuant to Section 7.07;

(s)          change its jurisdiction of formation or change its principal place of business and chief executive office or the locations of the Collateral or establish additional places of business or additional locations at which the Collateral is stored, kept or processed (including through any merger, consolidation or other restructuring), unless, in any such case, the Borrower shall have given the Agent at least thirty (30) days prior written notice of its intention to do so and the Borrower has adequately Perfected the interest of the Agent for the benefit of the Secured Parties in all the Collateral, including authorizing and filing any additional financing statements and causing to be delivered to the Agent such new or updated UCC or other opinions, and/or other documents or notices as required for such Perfection;

(t)          change its name or operate under any assumed or trade name (including through any merger, consolidation or other restructuring), without giving the Agent thirty (30) days prior written notice of its intent to do so and the Borrower has adequately Perfected the interest of the Agent for the benefit of the Secured Parties in all the Collateral, including executing and filing any additional financing statements and causing to be delivered to the Agent such new or updated UCC or other opinions, and/or other documents or notices as required for such Perfection, or as may be reasonably requested by the Agent; or

(u)          prepare any stand-alone financial statements or other statements (including any tax filings which are not consolidated with those of the Parent) which shall account for the transactions contemplated by the PSAs in any manner other than as a sale of the Receivables and the other related assets sold pursuant to the PSAs.

Section 5.04          Affirmative Covenants of the Servicer.

Unless the Agent shall otherwise consent in writing, the Servicer shall:

(a)          perform each of its obligations under the Basic Documents to which it is a party and comply in all respects with all of its obligations under the Basic Documents to which it is a party and comply with all applicable laws, rules, regulations and orders with respect to the Basic Documents, to its business and properties and to all Collateral, including without limitation, all related Collections with respect thereto;

(b)          preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization and in each jurisdiction where it is qualified or required to be qualified to do business and in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges or qualification would materially adversely affect (A) the rights or interests of the Agent for the benefit of the Secured Parties in the Receivables, (B) the collectability of any Receivable, (C) the ability of the Servicer to perform its obligations hereunder, or (D) the ability of the Borrower to perform its obligations under this Agreement or under its Receivables, and conduct its business in accordance with the terms of its Operating Agreement and all applicable laws;

(c)          cause to be delivered to the Agent on or before one hundred twenty (120) days after the end of each year, an Officer’s Certificate of the Servicer, dated the date of such delivery, bringing down to such date the matters set forth in the Officer’s Certificate in the form of Exhibit D hereto delivered pursuant to Section 3.03(c)(iv);

(d)          deposit or cause to be deposited all Collections it may receive in respect of the Collateral into the Lockbox Account applicable thereto or, if so required pursuant to this Agreement, the Collection Account applicable thereto within one (1) Business Day of receipt (in the case of Collections on UK Receivables, if such Business Day is not also a London Business Day then no later than the next London Business Day thereafter that also is a Business Day) and not permit to be deposited in the Lockbox Accounts or the Collection Accounts amounts other than Collections, Deemed Collections and other amounts required under this Agreement to be deposited into the Lockbox Accounts or the Collection Accounts;

(e)          cooperate fully with all reasonable requests of the Agent for information or documents necessary or desirable to allow each of the Lenders and the Agent to carry out its responsibilities hereunder and under the other Basic Documents;

(f)          as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Servicer, a copy of its consolidated financial statements (including consolidating schedules with respect to the Borrower), certified by the chief financial officer, chief accounting officer or such other officer of the Parent that is responsible for preparing such information, identifying such documents as being the documents described in this Section and stating that the information set forth therein fairly presents the financial condition of the Parent and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as of the end of such quarters and for the periods then ended; provided that its obligation shall be satisfied by delivery of such financial statements by the Borrower pursuant to Section 5.02(d);

(g)          permit the Agent (A) to make or cause to be made, inspections and audits of any books, records and papers of the Servicer relating to the Collateral and to make extracts therefrom and copies thereof, or to make inspections and examinations of any properties or facilities of the Servicer, on reasonable notice, at all such reasonable times and as often as required in order to assure that the Servicer is and will be in compliance with its obligations under any Basic Documents to which it is a party and (B) to conduct background checks with respect to key personnel of the Servicer hired after the Original Closing Date to replace personnel that the Agent had conducted background checks upon in advance of the Original Closing Date; provided, however, that, without limiting the foregoing provisions, the Borrower shall reimburse the Agent for the reasonable and customary fees and expenses incurred by the Agent to conduct the audits and inspections referenced in clause (A) above in an amount not to exceed $30,000, in the aggregate, in the aggregate (inclusive of amounts under Section 5.01(i) and Section 8.04(a)), in any calendar year; provided that any such fees and expenses incurred at any time that a Potential Event of Default or an Event of Default shall have occurred and is continuing shall be disregarded for purposes of such cap;

(h)          pay, perform and discharge all of its obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties when due, unless and only to the extent that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of an Adverse Claim against any of its properties;

(i)          maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects and at all times with the provisions of all leases to which it is a party or under which it occupies property, so as to prevent any material loss or forfeiture thereof or thereunder;

(j)          keep adequate records and books of account with complete entries made in accordance with GAAP consistently applied reflecting all of its financial transactions, including, but not limited to, all transactions between or among the Servicer and its Affiliates;

(k)          cause all Perfection Actions to be taken with respect to each Receivable;

(l)          comply in all material respects with the Credit and Collection Policies and Procedures; and

(m)          at its expense, timely perform and comply in all respects with all provisions, covenants and other promises to be observed by it under the Basic Documents to which it is a party, maintain such Basic Documents in full force and effect, enforce each such Basic Document in accordance with it respective terms, and, at the request of the Agent, make to the parties to such agreements such reasonable demands and requests for information and reports or for action as the Agent may request to the extent that the Servicer is entitled to do the same thereunder.

(n)          Cause the Parent to maintain a policy of insurance (in form and substance reasonably acceptable to the Agent), covering crime, fraud, dishonesty, fidelity and forgery by employees of the Parent and its Subsidiaries, with respect to losses of the Parent and/or its Subsidiaries, in an amount of at least $1 million or such greater amount as is customary for companies in the same industry and business as the Parent and its Subsidiaries.  Such insurance coverage shall be maintained throughout the term of this Agreement and the Servicer shall provide annual evidence thereof to the Agent within thirty (30) days after the end of each calendar year.

(o)          The Servicer shall provide the notices to Contract Obligors required pursuant to Section 5.01(s) in the manner and at the times provided in such Section.

Section 5.05          Negative Covenants of the Servicer.

The Servicer shall not, without the written consent of the Required Lenders and the Agent:

(a)          create or suffer to exist any Adverse Claim arising through or under it upon or with respect to any of the Borrower’s property rights or other assets, whether now owned or hereafter acquired, other than the Permitted Liens;

(b)          extend, amend, forgive, discharge, compromise, waive, cancel or otherwise make a material modification to the terms of any Basic Document or of any Eligible Receivable other than in accordance with the Credit and Collection Policies and Procedures in effect on the Amendment Effective Date, as they may have been modified with the consent of the Agent pursuant to Section 7.06(g) and Section 7.02(b)(ix);

(c)          materially amend the Servicer’s certificate of incorporation or by-laws, in each case except as permitted pursuant to paragraphs (f) and (g) of this Section 5.05, or amend any Basic Document to which it is a party;

(d)          agree with any Person (other than the Agent) to mortgage, pledge or otherwise encumber any of the Borrower’s property other than pursuant to Permitted Liens;

(e)          enter into any agreement containing any provision which would be violated or breached by any Advance made hereunder or by the performance by the Borrower of its obligations hereunder or under any Basic Document to which it is a party;

(f)          subject to Section 7.06, change its principal place of business or the locations of the Collateral or establish additional locations at which the Collateral is stored, kept or processed (including through any merger, consolidation or other restructuring permitted pursuant to Section 7.06), unless, in any such case, the Servicer shall have given the Agent at least thirty (30) days prior written notice of its intention to do so; or

(g)          subject to Section 7.06, change its name (including through any merger, consolidation or other restructuring permitted pursuant to Section 7.06), without giving the Agent thirty (30) days prior written notice of its intent to do so.

Section 5.06          Financial Covenants of the Servicer.

The Servicer covenants that:

(a)          The Servicer shall maintain a Tangible Net Worth of at least $30,000,000 through the fiscal year ending on or about October 31, 2019, and at least $40,000,000 thereafter, in each case as determined quarterly at the time of delivery of the Servicer’s consolidated financial statements for such respective fiscal quarter or audited consolidated financial statements for such respective fiscal year end;

(b)          On a fiscal year basis, the Servicer shall maintain a positive Net Income in any fiscal year ending after the fiscal year ending on or about October 31, 2019, as determined at the time of delivery of the Servicer’s audited consolidated financial statements for such respective fiscal year;

(c)          The Servicer shall maintain a maximum Debt to Tangible Net Worth Ratio of 3:1 as determined quarterly at the time of delivery of the Servicer’s consolidated financial statements for such respective fiscal quarter or audited consolidated financial statements for such respective fiscal year end; and

(d)          The Servicer shall at all times maintain on a consolidated basis, and report in the Monthly Report, a minimum of $15,000,000 of Liquid Assets.

ARTICLE VI

COLLECTIONS AND DISBURSEMENTS; FEES

Section 6.01          Establishment of the Bank Accounts.

(a)          The US Lockbox Account

(i)          On or prior to the Original Closing Date, the Borrower shall establish and shall, for the term of this Agreement until the Aggregate Unpaids have been paid in full, maintain a segregated deposit account at the US Lockbox Account Bank and having account number [REDACTED].  The US Lockbox Account shall be used for the purpose of receiving Collections on the US Receivables and other Collateral (other than UK Collateral), to the extent such Collections consist of payments from or on behalf of Contract Obligors by EFT, by deposit of payments made by check or as otherwise paid by or on behalf of Contract Obligors, and making the distributions to the US Collection Account described in this Article VI.  Each of the Borrower and the Servicer agree that the Agent for the benefit of the Secured Parties shall have exclusive dominion and control of the US Lockbox Account and all monies, instruments and other property from time to time in the US Lockbox Account and no funds shall be transferred therefrom other than to the US Collection Account without the consent or approval of the Agent.

(ii)          The Borrower and the Servicer will deposit or cause to be deposited in the US Lockbox Account all cash, checks, money orders, EFTs or other Proceeds received in respect of the Collateral (other than the UK Collateral) within one (1) Business Day after the receipt thereof in the original form received (if other than cash).  Until so deposited, all such Proceeds shall be held in trust for the Agent by the US Check Processing Bank, the Borrower or the Servicer, as the case may be.  The Lenders and the Agent may deposit into the US Lockbox Account from time to time all monies, instruments and other property received by any of them as Proceeds of the Collateral (other than the UK Collateral).  Available funds in the US Lockbox Account shall be transferred from the US Lockbox Account to the US Collection Account on a daily basis, in accordance with the US Lockbox Account Control Agreement.

(iii)          The Borrower shall not close the US Lockbox Account unless it shall have established a new Bank Account with the US Lockbox Account Bank or with a new depository institution satisfactory to the Agent, (x) entered into an agreement covering such new Bank Account with such new depository institution satisfactory in all respects to the Agent (whereupon such new Bank Account shall become the US Lockbox Account for all purposes of the Basic Documents), and (y) taken all such action a required to cause a Perfected first priority security interest in such new US Lockbox Account to be granted to the Agent for the benefit of the Secured Parties under this Agreement.

(iv)          The US Check Delivery Address to which the Borrower or the Servicer has instructed any Contract Obligor to make payments by check related to the US Receivables shall be maintained with the US Check Processing Bank.  The Servicer shall cause all Collections delivered to the US Check Delivery Address to be deposited to the US Lockbox Account on a daily basis.

(b)          The UK Lockbox Accounts and UK Collection Account

(i)          On or prior to the Amendment Effective Date, the Borrower shall establish and shall, for the term of this Agreement until the Aggregate Unpaids have been paid in full, maintain a segregated deposit account at the UK Lockbox Account Bank with respect to each UK Originator, having account number [REDACTED] in the case of the UK Lockbox Account with respect to UK Originator VE and account number [REDACTED] in the case of the UK Lockbox Account with respect to UK Originator VCG.  The UK Lockbox Accounts shall be used for the purpose of receiving Collections on the UK Receivables and other UK Collateral related to the UK Receivables (to the extent Collections consist of payments from or on behalf of Contract Obligors by EFT, or as otherwise paid by or on behalf of Contract Obligors) and making the daily distributions to the UK Collection Account described in this Article VI.  Each of the Borrower and the Servicer agree that, other than such rights as may be available to the UK Lockbox Account Bank, no funds shall be transferred from the UK Lockbox Accounts other than to the UK Collection Account, and no such transfer shall occur otherwise than as provided in this Agreement, in each case without the consent or approval of the Agent.

(ii)          On or prior to the Amendment Effective Date, the Borrower shall establish and shall, for the term of this Agreement until the Aggregate Unpaids have been paid in full, maintain a segregated deposit account at the UK Collection Account Bank having account number [REDACTED]. The UK Collection Account shall be used for the purpose of receiving Collections on the UK Receivables and other UK Collateral related to the UK Receivables from the UK Lockbox Accounts. Each of the Borrower and the Servicer agree that the Agent for the benefit of the Secured Parties shall have exclusive dominion and control of the UK Collection Account and all monies, instruments and other property from time to time in the UK Collection Account and no funds shall be transferred therefrom (other than in accordance with this Agreement) without the consent or approval of the Agent, as and to the extent provided in the UK Collection Account Agreement.

(iii)          The Borrower and the Servicer (x) will cause all Collections from Customers with respect to UK Receivables to be made directly to a UK Lockbox Account, and (y) will deposit or cause to be deposited in a UK Lockbox Account all cash, checks, money orders, or other Proceeds received in respect of the UK Collateral within one (1) Business Day after the receipt thereof (if such Business Day is not also a London Business Day then no later than the next London Business Day thereafter that also is a Business Day) in the original form received (if other than cash).  Until so deposited, all such Proceeds shall be held in trust for the Agent by the Borrower or the Servicer, as the case may be.  The Lenders and the Agent may deposit into the UK Lockbox Accounts from time to time all monies, instruments and other property received by any of them as Proceeds of the UK Collateral.  The Servicer shall on each Business Day (if such Business Day is not also a London Business Day then no later than the next London Business Day thereafter that also is a Business Day) direct that all available funds in each UK Lockbox Account be remitted to the UK Collection Account.

(iv)          Available funds in the UK Collection Account shall either be (a) retained in such UK Collection Account, (b) converted to Dollars at the Spot Rate and transferred from the UK Collection Account to the US Collection Account, or (c) disbursed in accordance with this Article VI and the UK Collection Account Agreement; provided that funds deposited in the UK Collection Account in error or otherwise not constituting Collections on Receivables included in the Collateral or voluntary contributions thereto shall not be considered available funds and may, as documented in form and substance reasonably acceptable to the Agent, be released from the UK Collection Account at the direction of the Borrower or Servicer.

(v)          The Borrower shall not close either UK Lockbox Account or the UK Collection Account unless it shall have established a new Bank Account with the UK Lockbox Account Bank or UK Collection Account Bank, respectively, or with a new depository institution satisfactory to the Agent and (x) has entered into an agreement covering such new Bank Account with such new depository institution satisfactory in all respects to the Agent (whereupon such new Bank Account shall become the applicable UK Lockbox Account or the UK Collection Account, as applicable, and, if involving a new depository institution, such institution shall become the applicable UK Lockbox Account Bank or UK Collection Account Bank, for all purposes of the Basic Documents), and (y) has taken all such action a required to cause a Perfected first priority security interest in such new UK Lockbox Account or UK Collection Account to be granted to the Agent for the benefit of the Secured Parties under this Agreement.

(vi)          The Borrower and the Servicer shall request that Contract Obligors make payments related to the UK Receivables only by EFT, unless the Agent otherwise permits; but this provision shall not apply to Volt MSP Receivables payable by UK Originator VCG to UK Originator VE.

(vii)          The Borrower (or the Servicer on its behalf): (A) shall cause the July 2019 Account Bank Agreement to be replaced within 15 Business Days after the Amendment Effective Date by an account bank agreement on substantially similar terms, except that an individual account number and related representations satisfactory to the Agent will be included therein, the Agent also shall be a party thereto and such agreement shall incorporate such modified and additional terms as the Agent may require to give further effect to its exclusive dominion and control over the UK Collection Account as contemplated by clause (ii) above; or, (B) in the absence of such agreement, shall replace the UK Collection Account Bank with a new account bank as promptly as practicable, but in no event later than 60 days after expiration of such 15–Business Day period, in a manner contemplated pursuant to Section 6.01(e) for a Low Ratings Account Bank, including without limitation execution of a new account mandate and account bank agreement reasonably satisfactory to the Agent.1

(c)          The US Collection Account

(i)          On or prior to the Original Closing Date, the Borrower shall establish and shall, for the term of this Agreement until the Aggregate Unpaids have been paid in full, maintain a segregated securities account at the trust department of the US Collection Account Bank and having account number [REDACTED].  The US Collection Account shall be used for the purpose of receiving amounts from the US Lockbox Account (and for the deposit of Deemed Collections and other proceeds of the Collateral, other than as pertains to the UK Collateral) and making the US Collection Account distributions described in this Article VI. Each of the Borrower and the Servicer agree that the Agent for the benefit of the Secured Parties shall have exclusive dominion and control of the US Collection Account and all monies, instruments and other property from time to time in the US Collection Account; and no funds shall be transferred therefrom other than pursuant to direction by the Agent, as provided in Section 6.03 or 6.04 or as may otherwise be determined by the Agent; provided that funds deposited in the US Collection Account in error or otherwise not constituting Collections on Receivables included in the Collateral or voluntary contributions thereto shall not be considered available funds and may, as documented in form and substance reasonably acceptable to the Agent, be released from the US Collection Account by the Agent at the direction of the Borrower or Servicer.  Neither the Borrower nor the Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to the US Collection Account cash or cash proceeds other than amounts transferred from the US Lockbox Account or as otherwise provided in this Agreement.

1 Note to Draft:  Subject to the Agent’s ongoing diligence as to proposed UK Collection Account arrangements.

(ii)          On each Funds Allocation Date, so long as no Event of Default shall have occurred and be continuing and the Agent shall have received the Daily Borrowing Base Report and the Funding and Allocation Request for such Funds Allocation Date pursuant to Section 6.03(c), and found such documents to be satisfactory, the Agent shall instruct the Collection Account Banks to release the funds on deposit in the Collection Accounts in accordance with the terms of Section 6.03(c).

(iii)          On each Settlement Date prior to the Amortization Date, so long as no Event of Default shall have occurred and be continuing and so long as the Agent shall have received the Monthly Report for such Settlement Date pursuant to Section 6.03(b), and found such Monthly Report to be satisfactory, the Agent shall instruct the Collection Account Banks to release the funds on deposit in the Collection Accounts pursuant to the Monthly Report allocating available funds in the Collection Accounts in the order of priority set forth in Section 6.03(b).

(iv)          On each Settlement Date on and after the Amortization Date and on each Settlement Date during any period while an Event of Default has occurred and is continuing the Servicer, so long as the Agent shall have received the Monthly Report for such Settlement Date pursuant to Section 6.03(b), and found such Monthly Report to be satisfactory, the Agent shall direct the Collection Account Banks to apply all amounts when received in the Collection Accounts in the order of priority set forth in Section 6.04.

(v)          The Borrower shall not close the US Collection Account unless it shall have established a new account with the US Collection Account Bank or with a new depository institution which, prior to the occurrence of an Event of Default, is reasonably satisfactory to the Borrower, and the Borrower shall have taken all such action as required to cause a Perfected first priority security interest in such new US Collection Account to be granted to the Agent for the benefit of the Secured Parties under this Agreement.

(d)          Account Control Agreements.  The US Lockbox Account, each UK Lockbox Account, the UK Collection Account and the US Collection Account (including any related money market Account) shall, at all times, be subject to a US Lockbox Account Control Agreement, UK Lockbox Account Agreement, UK Collection Account Agreement or US Collection Account Control Agreement, as applicable, in form and substance acceptable to the Agent.  The US Check Delivery Address shall, at all times, be subject to a US Check Processing Services Agreement in form and substance acceptable to the Agent.  Upon notice by the Agent to the Servicer that the Servicer’s right to direct transfers to or from a Bank Account has been revoked, the Agent may, at any time thereafter, give notice to the applicable bank or other financial institution where such Bank Account is maintained that the Agent is exercising its rights under the US Lockbox Account Control Agreement, UK Lockbox Account Agreement, UK Collection Account Agreement or US Collection Account Control Agreement, as the case may be, to do any or all of the following: (a) to have the proceeds that are sent to such Bank Account redirected pursuant to the Agent’s instructions rather than deposited in such Bank Account, and (b) to take any or all other actions permitted under the US Lockbox Account Control Agreement, UK Lockbox Account Agreement, UK Collection Account Agreement or US Collection Account Control Agreement, as the case may be.

(e)          Account Bank Downgrade.  If at any time an Account Bank has a short term unsecured debt rating lower than A-1 by S&P or P-1 by Moody’s (each a “Low Ratings Account Bank”), the Servicer and the Borrower shall notify the Agent in writing and the Agent may require that the Borrower open a new Bank Account with a new Account Bank having ratings equal to or better than A-1 by S&P and P-1 by Moody’s to replace the Bank Account(s) at the Low Ratings Account Bank, and a new account control agreement, blocked account agreement, account mandate or other comparable agreement as reasonably required to maintain perfection and control of such Bank Account for the benefit of the Agent.  Such establishment of new deposit accounts and the execution and delivery of appropriate account control agreements, blocked account agreement or similar agreements shall be completed promptly but in any event no later than sixty (60) days following the Agent’s notice.  The Servicer shall promptly instruct all Obligors Contract previously paying into a previous Lockbox Account being replaced hereunder to remit future payments to the new Lockbox Account.  If the Agent becomes aware of any downgrade of the short term unsecured debt rating from S&P and/or Moody’s of any Account Bank that would trigger the operation of this provision, the Agent shall promptly give notice thereof to the Servicer and the Borrower.

Section 6.02          Daily Administration of Collections.  No later than 11:30 a.m. on each Business Day:

(i)          if, on the prior Business Day, the Agent has notified the Borrower of any Borrowing Base Deficiency, the Borrower shall deposit cash in the amount of such Borrowing Base Deficiency into the US Collection Account;

(ii)          if, on the prior Business Day, the Agent has notified the Borrower of any deficiency in funds available to make required payments or distributions from the US Collection Account, the Borrower shall deposit cash in the amount of such cash deficiency into the US Collection Account (which may be by transfer of funds from the UK Collection Account upon conversion of such funds to Dollars);

(iii)          if, pursuant to a Borrower Notice, the Borrower has requested to make an optional prepayment of Advances on any Funds Allocation Date in an amount in excess of the amount then available for application prepayment therein, the Borrower shall deposit cash into the US Collection Account an amount sufficient such that funds are then available for release from the US Collection Account to make such prepayments and to pay any applicable Termination Fee and all other related amounts (including Breakage Costs) pursuant to Section 2.04(b); and

(iv)          if, on such Business Day, the Borrower is required to make other payments under this Agreement not previously retained out of Collections (including Indemnified Amounts not previously paid), the Borrower shall deposit an amount equal to such payments in the US Collection Account (or, with respect to amounts payable from the UK Collection Account, shall deposit an amount equal to such payments in the UK Collection Account).

Section 6.03          Disbursements from the Collection Accounts; Settlement Date Procedures, Etc.

(a)          The Servicer, on behalf of the Borrower, shall deliver (i) the Monthly Report with respect to any Settlement Date to the Agent on the related Report Date, and (ii) the Daily Borrowing Base Report to the Agent on each Business Day.

(b)          No later than 11:00 a.m. New York City time on each Settlement Date prior to the Amortization Date, provided that no Event of Default has occurred and is continuing and the Agent shall find the Monthly Report to be satisfactory, the Agent shall give direction to the US Collection Account Bank that the amounts held in the US Collection Account shall be disbursed in accordance with the instructions in the Monthly Report, in the following priority:

(i)          on a pari passu basis, to the extent then due and payable, (A) to the Backup Servicer, the Backup Servicing Fee, (B) to the Parent, any portion of any outstanding fees of the US Check Processing Bank allocable to the Borrower, (C) to the US Lockbox Account Bank, any outstanding fees, (D) to the US Collection Account Bank, any outstanding fees, and (E) to the Agent, the Agent Fee;

(ii)          to the Servicer, all Servicing Fees due to the Servicer;

(iii)          to the Agent for distribution to the Lenders (ratably, based on the amount thereof owed to each) and, if applicable, to any Indemnified Party, the following amounts in the following priority:

I.          an amount equal to the accrued and unpaid Lender’s Fee and Commitment Fee payable to the Lenders or the Agent and Loan Interest to the end of the preceding Yield Period;

II.          all Additional Amounts and Additional Costs incurred and payable to any Affected Party through the end of the preceding Yield Period;

III.          all other amounts accrued and payable to the Lenders or the Agent or any other Indemnified Parties under this Agreement other than principal payments on Advances (including Indemnified Amounts and Other Costs incurred and payable to any Indemnified Party related thereto) through the end of the preceding Yield Period;

(iv)          if there is a Borrowing Base Deficiency (determined without regard to funds held in the Collection Accounts), to the Agent for distribution to the Lenders (ratably based on the amount thereof owned to each) an amount required to cure such deficiency;

(v)          (A) to the extent that the Advances Outstanding are less than $5,000,000, or (B) following the Amortization Date, to the Agent for distribution to the Lenders (ratably, based on the amount thereof owed to each) all amounts necessary to reduce the Advances Outstanding to zero;

(vi)          on a pari passu basis, to the Backup Servicer, the US Check Processing Bank, the US Lockbox Account Bank, the US Collection Account Bank, the Agent and the Lenders, any other amounts due and payable;

(vii)          to the Servicer, any other amounts due and payable; and

(viii)          either (i) to the extent directed by the Borrower pursuant to a Funding and Allocation Request with respect to such Settlement Date, to the Agent for distribution to the Lenders as a prepayment of the Loan or (ii) otherwise, to the Borrower for its own account, free and clear of the lien of this Agreement.

To the extent there has been compliance with the provisions of the preceding paragraph, then on such Settlement Date the Agent also shall give direction to the UK Collection Account Bank that the remaining amounts held in the UK Collection Account shall be disbursed in accordance with the instructions in the Monthly Report, in the following priority:

(1)          on a pari passu basis, to the extent then due and payable, (A) to the UK Lockbox Account Bank, any outstanding fees, and (B) to the UK Collection Account Bank, any outstanding fees;

(2)          on a pari passu basis, to the UK Lockbox Account Bank and the UK Collection Account Bank, any other amounts due and payable; and

(3)          to the Borrower for its own account, free and clear of the lien of this Agreement;

with such disbursements to be made on such Settlement Date to the extent practicable; otherwise on the next succeeding London Business Day.

(c)          The Borrower shall from time to time prior to the Amortization Date deliver a Funding and Allocation Request with respect to any Funds Allocation Date (which will also relate to any Settlement Date occurring on such Funds Allocation Date or which would have occurred on the same date but for the effect of days not being Business Days) to the Agent on the second Business Day preceding such Funds Allocation Date by no later than 4:00 p.m. New York City time accompanied by the Daily Borrowing Base Report for such date, requesting that (i) funds then available for release from the US Collection Account be released to the Borrower or applied to prepayment of outstanding Advances, (ii) additional prepayments be made pursuant to Section 2.04(b) from additional amounts to be deposited in the US Collection Account by the Borrower, and/or (iii) an additional Advance be made to the Borrower pursuant to Section 2.02.  No later than 11:00 a.m. New York City time on each Funds Allocation Date, provided that all conditions set forth in this Section 6.03(c) shall have been satisfied, the Agent shall direct the US Collection Account Bank that the excess amounts held in the US Collection Account (based on the information provided by the Borrower, or the Servicer on its behalf, in such Daily Borrowing Base Report and the related Funding and Allocation Request) be distributed to the Borrower on such Funds Allocation Date or, if so requested pursuant to a Funding and Allocation Request, applied to prepayment of Advances in accordance with Section 2.04(b).  Notwithstanding the foregoing, no such distribution of funds in the US Collection Account pursuant to this Section 6.03(c) shall be permitted or made unless:

(i)          The Borrower’s Funding and Allocation Request shall be complete and substantially in the form provided therefor in Exhibit A hereto.

(ii)          There shall not have occurred an Event of Default or Potential Event of Default that is then continuing;

(iii)          There shall then be no Borrowing Base Deficiency, nor shall a Borrowing Base Deficiency result therefrom (such Borrowing Base Deficiency to be calculated as of the end of the Remittance Period in which such distribution is made, assuming no further Collections in the current Remittance Period and taking into account all interest, fees, Additional Amounts, Additional Costs, indemnities and expenses accrued through the end of such Remittance Period); and

(iv)          The Agent shall have approved the Daily Borrowing Base Report and the related Funding and Allocation Request.

To the extent such Funding and Allocation Request also relates to a Settlement Date, it shall specify whether funds available pursuant to clause (viii) of Section 6.03(b) are to be applied to prepay the Loan or are instead to be released to the Borrower.

A Funding and Allocation Request made under this Section 6.03(c) also may request that funds then available for release from the UK Collection Account be released to the Borrower.  No later than 11:00 a.m. New York City time on each Funds Allocation Date (if such Funds Allocation Date is not also a London Business Day then no later than the next London Business Day thereafter), provided that all conditions set forth in this Section 6.03(c) shall have been satisfied, the Agent shall direct the UK Collection Account Bank that the excess amounts held in the UK Collection Account (based on the information provided by the Borrower, or the Servicer on its behalf, in such Daily Borrowing Base Report and the related Funding and Allocation Request) be distributed to the Borrower on such Funds Allocation Date (or as promptly thereafter as is practicable).  Notwithstanding the foregoing, no such distribution of funds in the UK Collection Account pursuant to this Section 6.03(c) shall be permitted or made unless the distribution of funds in the US Collection Account also shall be permitted under this Section 6.03(c).

(d)          Notwithstanding anything to the contrary contained in this Section 6.03, (i) unless the Monthly Report has been delivered to the Agent on or prior to the applicable Report Date and the Agent shall not have delivered an objection thereto to the Collection Account Banks (with a copy to the Servicer), no amounts shall be disbursed from the Collection Accounts on the Settlement Date to which such Monthly Report relates pursuant to Section 6.03(b) other than as directed by the Agent, and (ii) unless the Daily Borrowing Base Report and related Funding and Allocation Request have been delivered to the Agent in a timely manner, no amounts shall be disbursed from the Collection Accounts on the following Funds Allocation Date pursuant to Section 6.03(c) other than as directed by the Agent.

Section 6.04          Amortization Date; Liquidation Settlement Procedures.

On each Settlement Date occurring after the Amortization Date or after the occurrence of an Event of Default which has not been waived, the Agent, so long as it shall have received and approved the Monthly Report delivered pursuant to Section 6.03(a), shall direct the US Collection Account Bank to distribute all amounts from the US Collection Account in the following priority:

(i)          on a pari passu basis, to the extent then due and payable, (A) to the Backup Servicer, the Backup Servicing Fee, (B) to the Parent, any portion of any outstanding fees of the US Check Processing Bank allocable to the Borrower, (C) to the US Lockbox Account Bank, any outstanding fees, (D) to the US Collection Account Bank, any outstanding fees, and (E) to the Agent, the Agent Fee;

(ii)          to the Servicer, all Servicing Fees due to the Servicer;

(iii)          to the Agent for distribution to the Lenders (ratably, based on the amount thereof owed to each) and, if applicable, to any Indemnified Party, the following amounts in the following priority:

I.          an amount equal to the accrued and unpaid fees, payable to the Lenders or the Agent and Loan Interest to the end of the preceding Yield Period;

II.          all Additional Amounts and Additional Costs incurred and payable to any Affected Party through the end of the preceding Yield Period;

III.          all other amounts accrued and payable to the Lenders or the Agent or any other Indemnified Parties under this Agreement other than principal payments on Advances (including Indemnified Amounts and Other Costs incurred and payable to any Indemnified Party related thereto) through the end of the preceding Yield Period;

(iv)          to the Lenders, all amounts necessary to reduce the Advances Outstanding to zero;

(v)          on a pari passu basis, to the Backup Servicer, the US Check Processing Bank, the US Lockbox Account Bank, the US Collection Account Bank, the Agent and the Lenders, any other amounts due and payable;

(vi)          to the Servicer, any other amounts due and payable; and

(vii)          to the Borrower for its own account, free and clear of the lien of this Agreement.

The Agent also may direct that amounts held in the UK Collection Account be disbursed and applied in the foregoing manner and priority, and also on account of any outstanding fees and other amounts due and payable to the UK Lockbox Account Bank and the UK Collection Account Bank; with disbursements from the UK Collection Account to be made on such Settlement Date to the extent practicable; otherwise on the next succeeding London Business Day.

Section 6.05          Notification by Servicer.

The Servicer shall notify the Borrower and the Agent of the determinations and disbursements to be made pursuant to Sections 6.01, 6.02, 6.03, 6.04 and 6.07 pursuant to the Monthly Report or Daily Borrowing Base Report, as applicable (including the distributions to be made under Section 6.03 or 6.04, as applicable).

Section 6.06          Investment of Accounts.

To the extent that there are uninvested amounts deposited in the US Collection Account, the Agent, as directed by the Servicer, shall direct the US Collection Account Bank to invest all such amounts in such Permitted Investments selected by the Servicer so long as (i) such Permitted Investments  mature no later than the Business Day preceding the immediately succeeding Settlement Date and (ii) either (A) such Permitted Investments are credited to a “securities account” (as defined in the applicable UCC) over which the Agent (for the benefit of the Secured Parties) shall have a first priority Perfected security interest, (B) such Permitted Investments are purchased in the name of the Agent (for the benefit of the Secured Parties) or (C) such Permitted Investments are held in another manner sufficient to establish the Agent’s first priority Perfected security interest over such Permitted Investments; provided, however, that the Servicer shall not direct the Agent to invest uninvested amounts deposited in the US Collection Account unless the US Collection Account Control Agreement Perfects the security interest granted by the Borrower to the Agent in Permitted Investments pursuant to Section 8.01.  Any earnings thereon shall be deposited into the US Collection Account.  Any investment of such amounts and the selection of Permitted Investments shall be solely at the discretion of the Servicer (or, following the occurrence and continuation of a Servicer Event of Default, the Agent) subject to the restrictions described above.

Funds in the US Lockbox Account, the UK Lockbox Accounts and the UK Collection Account shall not be invested in any manner, but may bear interest.

Section 6.07          Termination Procedure.

On the first Business Day after the Amortization Date on which all Aggregate Unpaids have been made in full (as notified by the Agent), any amount held in the Bank Accounts shall be disbursed to the Borrower and all security interests of the Agent for the benefit of the Secured Parties in the Bank Accounts and all other Collateral shall be released by the Agent on behalf of the Secured Parties.  Such disbursement shall constitute the final payment to which the Borrower is entitled pursuant to the terms of this Agreement.

ARTICLE VII

APPOINTMENT OF THE SERVICER

Section 7.01          Appointment of the Servicer.

(a)          The Borrower hereby appoints the Servicer to service the Receivables, and other Collateral and enforce all rights and interests in and under each Receivable and to serve in such capacity until the termination of its responsibilities pursuant to Section 9.02 or 11.01. The Servicer hereby agrees to perform the duties and obligations with respect thereto set forth herein.

(b)          The Servicer acknowledges, that the Agent and the Lenders have relied on the Servicer’s agreement to act as Servicer hereunder.  Accordingly, the Servicer agrees that it will not voluntarily resign as Servicer without the prior written consent of the Agent and the Required Lenders.

Section 7.02          Duties and Responsibilities of the Servicers.

(a)          The Servicer shall conduct the management, servicing, administration, collection and enforcement of the Receivables and other Collateral and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer, collect and enforce the Receivables and the other Collateral from time to time in accordance with the terms of this Agreement and the Credit and Collection Policies and Procedures.

(b)          The duties of the Servicer shall include, without limitation:

(i)          maintaining all necessary Records with respect to the Receivables and providing such reports to the Agent in respect of the servicing of the Receivables and other Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Agent may reasonably request;

(ii)          maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate Records evidencing the Receivables and other Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Receivables and other Collateral (including, without limitation, records adequate to permit the identification of each new Receivable and all Collections of and adjustments to each existing Receivable);

(iii)          promptly delivering to the Agent, from time to time, such information and Records (including information relating to its performance under this Agreement) as the Agent may from time to time reasonably request;

(iv)          complying with the applicable Credit and Collection Policies and Procedures in regard to each Receivable;

(v)          complying in all material respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all Receivables and Collections with respect thereto;

(vi)          preserving and maintaining its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualifying and remaining qualified and in good standing as a foreign limited liability company and qualified to and remaining authorized to perform obligations as Servicer (including enforcement of collection of the Receivables on behalf of the Lenders and the Agent for the benefit of the Secured Parties) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges or qualification would materially adversely affect (A) the rights or interests of the Agent for the benefit of the Secured Parties in the Receivables, (B) the collectability of any Receivable, (C) the ability of the Servicer to perform its obligations hereunder, or (D) the ability of the Borrower to perform its obligations under this Agreement or under its Receivables;

(vii)          promptly (but in any event within three (3) Business Days) upon any Senior Officer of the Servicer obtaining knowledge thereof, notifying the Agent of the occurrence of a Potential Event of Default, an Event of Default or a material adverse change in the financial condition of the Borrower, the Parent or the Servicer;

(viii)          promptly (but in any event within one (1) Business Day) upon any Senior Officer of the Servicer obtaining knowledge thereof, notifying the Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is (1) to be asserted by an Obligor with respect to any Receivable or (2) reasonably expected to have a material adverse effect on the Receivables as a whole or on the ability of the Servicer, the Parent or the Borrower to perform its obligations under the Basic Documents to which it is a party or on the Servicer, the Parent or the Borrower or any of their respective properties;

(ix)          promptly (but in any event within one (1) Business Day) upon any Senior Officer of the Servicer obtaining knowledge thereof, notifying the Agent of any proposed change to the Credit and Collection Policies and Procedures; provided, however, that no such changes to the Credit and Collection Policies and Procedures shall be effective to the extent the Agent shall object thereto within ten (10) Business Days of receipt of notice thereof;

(x)          maintaining the insurance coverage described in Section 3.01(n) of the Original Agreement throughout the term of this Agreement and providing annual evidence thereof to the Agent within thirty (30) days after the end of each calendar year; and

(xi)          providing to the Backup Servicer all information required to be provided to it by the Servicer pursuant to the terms of the Backup Servicing Agreement.

Neither the Lenders nor the Agent shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder or thereunder.

Section 7.03          Authorization of the Servicer.

The Borrower and the Agent on behalf of the Lenders hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Collateral to the Agent for the benefit of the Secured Parties, in the determination of the Servicer, to collect all amounts due under any and all Receivables, including, without limitation, endorsing the Borrower’s name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and, after the delinquency of any Receivable and to the extent permitted under and in compliance with applicable law and regulations, to commence proceedings with respect to enforcing payment of such Receivable and adjusting, settling or compromising the account or payment thereof in each case in accordance with the terms and provisions of this Agreement and the Credit and Collection Policies and Procedures.  The Borrower shall furnish the related Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the ability to collect the Receivables.  In no event shall a Servicer be entitled to make any Lender or the Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation without the Agent’s consent.

Section 7.04          Enforcement Rights.

At any time following the occurrence and during the continuation of an Event of Default:

(i)          the Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Receivables to each Contract Obligor, which notice shall direct that payments be made directly to the Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be; provided, that if the Borrower or the Servicer, as the case may be, fails to so notify each such Obligor within two (2) Business Days (in the case of Obligors on UK Receivables, if such second Business Day is not also a London Business Day then no later than the next London Business Day thereafter that also is a Business Day) following instruction by the Agent, then the Agent (at the Borrower’s or the Servicer’s, as the case may be, expense) may so notify any such Obligors;

(ii)          the Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Receivables and the Related Security, and make the same available to the Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee;

(iii)          the Agent may (or, at the direction of the Required Lenders shall) replace the Person then acting as Servicer; and

(iv)          the Agent may collect any amounts due from an Originator under the PSAs or the Limited Guarantor under the Limited Guaranty.

(b)          The Borrower hereby authorizes the Agent (on behalf of the Secured Parties), and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral.  Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)          The Servicer hereby authorizes the Agent (on behalf of the Secured Parties), and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral.  Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 7.05          Servicing Fees.

As compensation for its servicing activities and as reimbursement for its expenses in connection therewith, the Servicer shall be entitled to receive Servicing Fees in the manner set forth in Sections 6.03 and 6.04, payable monthly in arrears on each Settlement Date.  The Servicer shall not be entitled to any payment in connection with this Agreement or any of the transactions contemplated hereby other than the Servicing Fee.

Section 7.06          Negative Servicing Covenants of the Servicer.

The Servicer shall not, without the prior written consent of the Agent:

(a)          sell, assign (by operation of law or otherwise) or otherwise dispose of (other than in accordance with the Credit and Collection Policies and Procedures and Section 5.03(l)), or create or suffer to exist any Adverse Claim (other than Permitted Liens) arising through or under it upon or with respect to (and any such purported disposition shall be null and void) any Collateral, or upon or with respect to the Bank Accounts or any other bank account to which any Collections in respect of Collateral are deposited, or assign any right to receive income in respect thereof;

(b)          extend, amend, waive, or otherwise modify the terms of any Receivable after the date of acquisition of such Receivable by the Borrower (other than adjusting, settling or compromising the account or payment of a Receivable pursuant to Section 7.03 and except for deferments consistent with the Credit and Collection Policies and Procedures in the ordinary course of business);

(c)          make any material change in the character of its business;

(d)          merge with or into, consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, any Person (whether in one transaction or in a series of transactions);

(e)          make any change to its corporate name or use any trade names, fictitious names, assumed names or “doing business as” names;

(f)          assign, transfer or otherwise dispose of any membership interest of the Borrower if such would constitute a Change in Control; or

(g)          agree or consent to or otherwise permit to occur any amendment, modification, change, supplement, or rescission of the Credit and Collection Policies and Procedures in whole or in part in any manner that could have a material adverse effect upon any Receivable or the other Collateral or interests of the Secured Parties.

Section 7.07          Reporting.

During the term of this Agreement, the Servicer shall keep or cause to be kept in reasonable detail books and records of account of the Servicer’s assets and business, including, but not limited to, books and records relating to the transactions contemplated in the Basic Documents, which shall be furnished to the Agent upon request.  The fiscal year of the Servicer shall end on or about October 31 of each year or such other date selected by the Servicer.  The Servicer shall provide written notice to the Agent of any change in its or its Parent’s fiscal year no later than five (5) Business Days after the election by the Servicer to change its fiscal year.  The Servicer shall furnish to the Agent:

(a)          as soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Servicer a copy of the audited consolidated financial statement of the Servicer and its consolidated Subsidiaries as of the end of such year;

(b)          as soon as available and in any event within sixty (60) days after the end of the first three fiscal quarter in each fiscal year of the Servicer, a copy of its consolidated financial statements (including consolidating schedules with respect to the Borrower and the Servicer), certified by the chief financial officer, chief accounting officer, or such other officer of the Parent that is responsible for preparing such information, identifying such documents as being the documents described in this Section 7.07 and stating that the information set forth therein fairly presents the financial condition of the Parent and its consolidated Subsidiaries, as of and for the periods then ended;

(c)          as soon as possible and in any event within three (3) Business Days after the occurrence of a Potential Servicer Event of Default or a Servicer Event of Default, the statement of a Senior Officer of the Servicer setting forth complete details of such Potential Servicer Event of Default or Servicer Event of Default and the action which the Servicer has taken, is taking and proposes to take with respect thereto;

(d)          promptly after the sending or filing thereof, copies of all reports which the Servicer sends to its security holders and public filings with any Governmental Authority;

(e)          such other periodic, special or other reports or information as the Agent may reasonably request; and

(f)          immediately upon becoming aware of the institution of any steps by the Servicer or any other Person to terminate any Servicer Pension Plan, or the failure to make a required contribution to a Servicer Pension Plan if such failure is sufficient to give rise to a lien under section 302(f) of ERISA, or the taking of any action with respect to a Servicer Pension Plan which could result in the requirement that the Servicer or any Servicer ERISA Affiliate furnish a bond or other security to the PBGC or the Servicer Pension Plan, or the occurrence of any event with respect to any Servicer Pension Plan which could result in the Servicer or any Servicer ERISA Affiliate incurring any material liability, fine or penalty, or any material increase in the contingent liability of the Servicer or any Servicer ERISA Affiliate with respect to any post-retirement Welfare Plan benefit (excluding any potential liability under Section 498B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable law with respect to any Welfare Plan that is maintained by any ERISA Affiliate of the Borrower and constitutes a “group health plan” under such provisions and which potential liability is not reasonably expected to be material to the Borrower), notice thereof and copies of all documentation relating thereto;

provided, that the foregoing subsections (a), (b), (c), (d) and (f) shall not apply to the Backup Servicer, if and when it is a Servicer.

Section 7.08          Sub-Servicers.

The Servicer may delegate its duties and obligations hereunder, in whole or part, to one or more sub-servicers (each a “Sub-Servicer”), including for such purpose the Agent; provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Agent, and each of the Secured Parties shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer), (v) any such Sub-Servicer shall have such licenses and permits as required to perform its services under such Sub-Servicing Agreement, (vi) the representations and warranties of the Servicer hereunder shall be true, and the covenants by the Servicer shall not be breached, taking into account the exercise of the Servicer’s obligations through any such Sub-Servicer; and (vii) if such Sub-Servicer is not an Affiliate of the Parent, the Agent and the Required Lenders shall have consented in writing in advance to such delegation.

Section 7.09          Annual Statement as to Compliance.

The Servicer shall deliver to the Agent, on or before December 31 of each year, an Officer’s Certificate stating, as to each signer thereof, that (a) a review of the activities of the Servicer during the preceding fiscal year and of its performance under this Agreement has been made under such officer’s supervision, (b) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof, (c) the Servicer has complied with the covenants set forth in Section 7.06, and (d) the representations and warranties of the Servicer in Section 4.02 are true and correct as if made on the date of such Officer’s Certificate.

Section 7.10          Annual Independent Public Accountants’ Servicing and Compliance Report; Compliance Reviews.

(a)          (i) On or before one hundred eighty (180) days following the end of each fiscal year, the Borrower shall arrange for the Parent at the Borrower’s expense to cause an accounting firm approved by the Agent to furnish a statement to the Agent to the effect that such firm has examined the financial statements of the Parent, the Servicer and the Borrower and such Records relating to the Receivables as such firm deems necessary as a basis for the report contemplated by this Section 7.10 and has issued its report therefor and that such examination was made in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records and such other audit procedures as such firm considered necessary in the circumstances; provided that any requests in excess of once per calendar year shall be at the expense of the Agent.  (ii) On or before the end of each fiscal year, the Borrower shall arrange for its regular independent public accountant or Protiviti Inc. or another accounting or auditing firm agreed upon by the Borrower and the Agent, to furnish a statement to the Agent which will include a comparison of the Eligible Receivables Balance as reported in the Monthly Report for the fiscal year end of the Borrower and two other Monthly Reports selected by such accountants delivered during such fiscal year with the general ledger of the Borrower and, that on the basis of such examination and comparison, such firm is of the opinion that, except as disclosed in the report, the Eligible Receivables Balance of the Receivables contained in the Monthly Reports were found to agree with the general ledger of the Borrower except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement; provided that any requests in excess of once per calendar year shall be at the expense of the Agent.  Such reports described in clauses (i) and (ii) will be prepared solely for the Borrower and the Secured Parties.

(b)          The Lender or a third-party designee selected by the Lender on its behalf may, in its sole discretion, perform compliance reviews or conduct background checks with respect to key personnel hired after the Original Closing Date that replaced personnel that the Agent had conducted background checks upon in advance of the Original Closing Date, subject to the limitations set forth in Sections 5.01(i).

Section 7.11          Corporate Existence.

The Servicer shall maintain its corporate existence and shall at all times continue to be duly organized under the laws of the state of its incorporation duly qualified and duly authorized to do business in such state and shall conduct its business in accordance with the terms of its organizational documents.

Section 7.12          Cooperation with Requests for Information or Documents.

The Servicer will cooperate fully with all reasonable requests of the Borrower, the Agent regarding the provision of any information or documents, including the provision of such information or documents necessary or desirable to allow each of the Borrower, the Agent to carry out its responsibilities under the Basic Documents.

ARTICLE VIII

GRANT OF SECURITY INTERESTS

Section 8.01          Borrower Grant of Security Interest.

As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, the Borrower hereby assigns and pledges to the Agent, as agent for the Secured Parties, and grants to the Agent, as agent for the Secured Parties, a security interest in and lien upon, all of the Borrower’s right, title and interest in, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, security entitlements, commercial tort claims, deposit accounts, documents, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property of the Borrower, including, without limitation, all right, title and interest of the Borrower in the following, in each case whether now or hereafter existing or in which the Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Collateral”):

(a)          all Receivables, all interest and penalties applicable to Receivables, and the Borrower’s interest in any Related Security;

(b)          all other amounts now or hereafter received with respect to the Receivables, including, without limitation, all interest and penalties applicable to any of the foregoing;

(c)          all assignments, affidavits, certifications, instruments, documents, agreements and books and Records of the Borrower at any time in the Borrower’s, the Servicer’s or the Agent’s possession;

(d)          the PSAs, the Backup Servicing Agreement, the Administration Agreement and all documents and other agreements now or hereafter in effect (excluding the Check Processing Services Agreement) relating to the ownership, purchase, servicing or processing of Receivables (the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) the Borrower’s right of foreclosure as lienholder of the Related Security for such Receivables; (iv) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (v) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements;

(e)          all of the following (the “Borrower Bank Account Collateral”):

(i)          the US Lockbox Account, the US Collection Account, the UK Lockbox Accounts, the UK Collection Account and any other bank account into which Collections on or in respect of the Collateral or in payment of the Obligations may from time to time be deposited, all funds held in such Bank Accounts, and, if any, certificates and instruments, from time to time representing or evidencing such Bank Accounts or such funds;

(ii)          all Permitted Investments from time to time of amounts in the US Collection Account or any other applicable Bank Account, and all certificates and instruments, if any, from time to time representing or evidencing such Permitted Investments;

(iii)          all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Agent or its respective assignees or agents on behalf of the Secured Parties in substitution for or in addition to any of the then existing Borrower Bank Account Collateral; and

(iv)          all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Borrower Bank Account Collateral;

(f)          all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement, including the deposit with any Lender, the Agent of additional moneys by the Borrower;

(g)          all rights of the Borrower to and under the insurance policy described in Section 3.03(m);

(h)          all UCC financing statements filed by the Borrower against the Originators under or in connection with the PSAs; and

(i)          all Proceeds, accessions, substitutions and profits of any and all of the foregoing Collateral (including Proceeds that constitute property of the types described in Sections 8.01(a) through (h) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Secured Party or any assignee or agent on behalf of the Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

Section 8.02          Delivery of Collateral.

All certificates or instruments representing or evidencing Collateral shall be delivered to and held by the Agent pursuant to this Agreement, shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent and, to the extent not constituting an assignment, shall be irrevocable powers of attorney coupled with an interest.   Upon the occurrence of an Event of Default, the Agent shall have the right, at any time and without notice to the Borrower or any Secured Party, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral.

Section 8.03          Borrower Remains Liable.

(a)          Notwithstanding anything in this Agreement to the contrary, (a) each of the Borrower and the Servicer shall remain liable under the Receivables, Borrower Assigned Agreements and other agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent as agent of the Lenders or by the Agent as agent of the Secured Parties of any of its rights under this Agreement shall not release the Borrower or the Servicer from any of their respective duties or obligations under the Receivables, Borrower Assigned Agreements or other agreements included in the Collateral, (c) the Agent as agent of the Lenders and the Agent as agent of the Secured Parties shall not have any obligation or liability under the Receivables, Borrower Assigned Agreements or other agreements included in the Collateral by reason of this Agreement, and (d) neither the Agent nor any of the Lenders shall be obligated to perform any of the obligations or duties of the Borrower or the Servicer under the Receivables, Borrower Assigned Agreements or other agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

Section 8.04          Covenants of the Borrower and Servicer Regarding the Collateral.

(a)          Records.  The Borrower and the Servicer shall, for not less than three (3) years or for such longer period as may be required by law, from the date on which any Receivable was paid in full, maintain the Records with respect to each Receivable, including records of all payments received and credits granted.  The Borrower and the Servicer will permit representatives of the Agent at any time and from time to time during normal business hours, (i) to inspect and make copies of and abstracts from such records and (ii) to visit the properties of the Borrower or the Servicer used in connection with the collection, processing or servicing of the Collateral to examine such Records and to discuss matters relating to the Receivables or the Borrower’s or the Servicer’s performance under this Agreement with any officer or employee of the Borrower or the Servicer having knowledge of such matters.  In connection therewith, the Agent may institute procedures to permit it to confirm the Outstanding Balance of any Receivable.  The Borrower and each of the Servicer agree to render to the Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing.  If an Event of Default shall have occurred and be continuing, promptly upon request therefor, the Borrower or the Servicer shall deliver to the Agent records reflecting activity through the close of business on the immediately preceding Business Day.  The Agent shall be entitled to reimbursement in accordance with, and subject to, Sections 5.01(i) and 5.04(g) for its expenses in connection with any activities pursuant to this Section 8.04.

(b)          Collection of the Collateral.  Except as otherwise provided in this Section 8.04(b), the Borrower (or the Servicer on its behalf) shall continue to collect or cause to be collected, at its own expense and in the manner provided in this Agreement, all amounts due or to become due to the Borrower under the Receivables, the Borrower Assigned Agreements included in the Collateral and any other Collateral.  In connection with such collections, the Borrower may take (and with the consent or at the Agent’s direction after an Event of Default has occurred and is continuing, shall take) such action as the Borrower, the Agent may deem necessary or advisable to enforce collection of the Receivables and the Borrower Assigned Agreements; provided, however, that at any time that an Event of Default has occurred and is continuing, the Agent may enforce collection of any such Receivables or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof.

(c)          Maintain Records of the Collateral.  The Borrower and the Servicer shall, at their own cost and expense, maintain satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.  The Borrower and each of the Servicer will mark its records, computer tapes, computer disks and credit files pertaining to the Collateral, and its file cabinets or other storage facilities where it maintains information pertaining to the Collateral, conspicuously with a legend, in form and substance satisfactory to the Agent, to evidence this Agreement and the assignment and security interest granted by this Article VIII.  Upon the occurrence and during the continuation of an Event of Default, the Borrower and the Servicer shall (i) deliver and turn over to the Agent or to its representatives, or at the option of the Agent shall provide the Agent or their respective representatives at any time during ordinary business hours on demand of the Agent, with access to all of the Borrower’s and the Servicer’s facilities, personnel, books and records pertaining to the Collateral, including all Records, and (ii) allow the Agent to occupy the premises of the Borrower where such books, records and Records are maintained, and use such premises, the equipment thereon and any personnel of the Borrower that the Agent may wish to employ, to administer, service and collect the Receivables.

(d)          Performance of Borrower Assigned Agreements.  The Borrower (or the Servicer on its behalf) shall (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by the Borrower, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all such action to such end as may be reasonably requested by the Agent from time to time, and (ii) upon reasonable request of the Agent (or any request of the Agent in its sole discretion, if an Event of Default shall have occurred and not been waived), make to any other party to the Borrower Assigned Agreements such demands and requests for information and reports or for action as the Borrower is entitled to make under the Borrower Assigned Agreements.

(e)          Notice of Adverse Claim.  Promptly (and in any event within one (1) Business Day) of the Borrower or a Senior Officer of the Servicer obtaining knowledge thereof, the Borrower and the Servicer shall advise the Agent promptly and in reasonable detail (i) of any Adverse Claim made or asserted against any of the Collateral, and (ii) of the occurrence of any event which would have a material adverse effect on the aggregate value of the Collateral or on the assignments and security interests granted by the Borrower in this Agreement.

(f)          Further Assurances; Financing Statements.

(i)          The Borrower and the Servicer each severally agrees that, at any time and from time to time, it shall at the expense of the Borrower promptly authorize, execute and deliver, as applicable, all further instruments and documents and take all further action that may be necessary or desirable or that the Agent may reasonably request to comply with the Perfection Actions.  Without limiting the generality of the foregoing, the Borrower shall authorize, execute and file, as applicable, such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Agent may request to Perfect the assignments and security interests granted by this Agreement.  In addition, the Servicer shall prepare, authorize and record any applicable assignments or certificates necessary to comply with the Perfection Actions.

(ii)          The Borrower and the Lenders hereby severally authorize the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Borrower or the Secured Parties where permitted by law.  A photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  The Agent will promptly send to the Borrower any financing or continuation statements thereto which it files without the signature of the Borrower.  The Agent will promptly send the Borrower or the Secured Parties, as the case may be, the filing or recordation information with respect thereto.

(iii)          The Borrower and each of the Servicer shall furnish to the Agent from time to time such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

(g)          Released Collateral.  The Lenders and the Agent hereby agree that any Receivable that is not at any time an Eligible Receivable shall be retained by the Borrower and such Receivable, all Related Security and all Proceeds thereof shall remain part of the Collateral. Notwithstanding the foregoing, the Agent may consent to entitled to have such Receivable and any and all items referenced in Section 8.01 relating thereto (collectively, the “Released Collateral”) released from the lien of the Agent under this Agreement; provided that (i) such Receivable and Related Security are simultaneously sold to a Person other than an Originator, (ii) the proceeds of the transaction involving the sale of such Receivables is at least $1 million and such sale proceeds are deposited in a Collection Account and treated as Collections hereunder, (iii) the related Contract Obligor is directed to make all future payments thereon to an account other than a Bank Account, and (iv) the Contract Obligor is not also a Contract Obligor on other Receivables remaining as part of the Collateral, or such Receivable is otherwise segregated from Receivables remaining as part of the Collateral, to prevent the Receivables being sold from affecting payments on Receivables remaining as part of the Collateral; provided, however, that at the time of, and after giving effect to any such release, no Potential Event of Default, Event of Default, Amortization Event or Borrowing Base Deficiency shall have occurred and be continuing.  The Agent shall promptly, but in any event within five (5) Business Days, execute and deliver such documents of release as shall be presented thereto in execution form by the Borrower or the Servicer (subject to the reasonable approval of such documents by the Agent) reasonably required to effect such release and the transmission to the purchaser thereof of any receivable files relating to the Released Collateral in question.  Upon the effectiveness of the release of any Released Collateral pursuant to this Section 8.04(g), such Released Collateral shall not longer constitute “Collateral” for purposes of this Agreement or any other Basic Document.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01          Events of Default.

If any of the following events (each, an “Event of Default”) shall occur:

(a)          the Borrower fails to pay all Obligations in full on the Facility Maturity Date or the Borrower, the Parent or the Servicer fails to make any payment required to be made under the Basic Documents and such failure shall continue for a period of two (2) Business Days;

(b)          failure to deliver any Monthly Report required to be delivered hereunder within two (2) Business Days of the due date thereof or any Daily Borrowing Base Report required to be delivered hereunder within one (1) Business Day of the due date thereof;

(c)          the Borrower fails to duly observe or perform in any material respect any other term, covenant or agreement of the Borrower set forth in this Agreement or any other Basic Document, which failure continues unremedied for more than thirty (30) days after the Borrower has knowledge thereof or after written notice of such failure shall have been given by the Agent to the Borrower and the Servicer;

(d)          any representation or warranty made by or on behalf of the Borrower, the Parent or the Servicer herein, or in any other Basic Document shall be untrue or incorrect in any material respect when made and, if capable of correction, shall not be corrected within thirty (30) days after the Borrower or any Senior Officer of the Parent or the Servicer has knowledge thereof or after written notice of such failure shall have been given by the Agent to the Borrower and the Servicer; provided that, if such breach is incapable of being cured, such thirty (30) day grace period shall not apply; and provided, further that any breach of a representation with respect to any Receivable shall be subject to Section 9.04;

(e)          an Event of Bankruptcy shall occur with respect to the Borrower, any Originator, the Parent or the Servicer;

(f)          a Servicer Event of Default shall have occurred and is continuing;

(g)          (i) failure of the Borrower to pay when due any amount due under any agreement to which it is a party and under which any Debt greater than $25,000 is governed or the default by the Servicer in the performance of any material term, provision or condition contained in any agreement to which it is a party and under which any Debt owing by the Borrower greater than $25,000 was created or is governed, to the extent such default would permit such Debt to be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) by reason of such breach or default; or (ii) failure of the Servicer or the Parent to pay when due any amount due under any agreement to which it is a party and under which any Debt greater than $1,000,000 is governed or the default by the Servicer or the Parent in the performance of any material term, provision or condition contained in any agreement to which it is a party and under which any Debt owing by the Servicer or the Parent greater than $1,000,000 was created or is governed, to the extent such default would permit such Debt to be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) by reason of such breach or default; provided that such failure shall not be deemed to have occurred if the obligation to pay such amount or perform such obligations is being disputed in good faith as determined by the Agent in its sole discretion;

(h)          the Secured Parties (through the Agent) shall fail for any reason to have a valid and Perfected first priority security interest in the Collateral; provided, however, that the failure for any reason to have a valid Perfected first priority security interest solely in a non-material portion of Receivables and the Proceeds thereof shall not constitute an Event of Default;

(i)          a final judgment for the payment of money in excess of $10,000, in the case of the Borrower, or $1,500,000, in the case of the Parent or the Servicer, shall have been rendered against the Borrower, the Parent or the Servicer by a court of competent jurisdiction and the Borrower, the Parent or the Servicer, as the case may be, shall not have either: (i)  discharged or provided for the discharge of such judgment in accordance with its terms within 30 days from the date of such judgment, or (ii) perfected a timely appeal of such judgment and caused the execution thereof to be stayed (by supersedes or otherwise) during the pendency of such appeal within 30 days from the date of such judgment, unless, in the case of either clause (i) or (ii), enforcement proceedings shall have been commenced by the applicable creditor of such Person in respect of such judgment, prior to the expiration of the applicable grace periods therefor as set forth above;

(j)          any change in any law, rule or regulation applicable to the Borrower or the Collateral shall have a material adverse effect on the value of any Eligible Receivable or on the security interests of the Agent for the benefit of the Secured Parties, if such change affects ten percent (10.00%) or more of the Net Eligible Receivables Balance immediately prior to such change or such change shall result in a Borrowing Base Deficiency;

(k)          a merger of the Borrower, the Parent or the Servicer or a Change in Control shall occur without the consent of the Agent;

(l)          a Borrowing Base Deficiency continues unremedied for a period of two (2) Business Days;

(m)          the imposition of any (i) federal or state tax liens against the Borrower, the Servicer or the Parent, and such condition is not cured within (30) days or (ii) ERISA liens against the Borrower, the Servicer of the Parent;

(n)          the Borrower or the Servicer shall become an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(o)          the average of the Default Ratios for any three (3) consecutive Remittance Periods exceeds 2.50% at any time;

(p)          the average of the 90-Day Delinquency Rates for any three (3) consecutive Remittance Periods exceeds 2.25% (or 3.00% during the first six Remittance Periods after the Original Closing Date);

(q)          the average of the 30-Day Delinquency Rates for any three (3) consecutive Remittance Periods exceeds 8.0% (or 12.0% during the first six Remittance Periods after the Original Closing Date);

(r)          the Parent’s audited financial statements are qualified in any manner;

(s)          either of Linda Perneau or Paul Tomkins shall, at any time following the Amendment Effective Date, fail to be an officer of the Servicer or the Parent, as applicable, with the same level of executive or administrative authority as existing on the Amendment Effective Date, and a replacement (on either an interim or permanent basis) to such key employee, as applicable, reasonably acceptable to the Agent, shall not have been appointed within one-hundred eighty (180) days of the date of such failure;

(t)          Either PSA shall cease to be in full force and effect; or

(u)          The Backup Servicer shall have become a Successor Servicer pursuant to Article XI;

then, the Agent may (i) in its sole discretion, or shall at the direction of the Required Lenders in their discretion, by notice to the Borrower declare the Amortization Date to have occurred and all Obligations to be immediately due and payable in full, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event that an Event of Default described in Section 9.01(e) has occurred with respect to the Borrower, the Servicer or the Parent, all Obligations shall be automatically due and payable in full, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and, in either case, the Lenders shall not make any further Advances to the Borrower and (ii) take any other remedy referred to in Article X.

Section 9.02          Servicer Event of Default.

If any of the following events (each, a “Servicer Event of Default”) shall occur:

(a)          (i) failure by the Servicer to deposit or transfer into the Lockbox Accounts any proceeds or payment required to be so deposited or transferred under the terms of this Agreement on the due date therefor, (ii) any failure to remit any Monthly Report within two (2) Business Days of the due date therefor, (iii) any failure to remit any Daily Borrowing Base Report within one (1) Business Day of the due date therefor or (iv) a failure to comply with Section 7.07 or Section 7.11; or

(b)          failure by the Servicer duly to observe or to perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or to manage and service the Collateral in accordance with the Credit and Collection Policies and Procedures and such failure continues for thirty (30) days after the earlier of (i) the date on which written notice of such failure is given to the Servicer by the Agent and (ii) the date any Senior Officer of the Servicer has knowledge of such failure; or

(c)          the average of the Default Ratios for any three (3) consecutive Remittance Periods exceeds 2.50%; or

(d)          the average of the 90-Day Delinquency Rates for any three (3) consecutive Remittance Periods exceeds 2.25% (or 3.00% during the first six Remittance Periods after the Original Closing Date); or

(e)          breach of a Financial Covenant; or

(f)          The average 30-Day Delinquency Rate for any three (3) consecutive Remittance Periods exceeds 8.00% (or 12.00% during the first six Remittance Periods after the Original Closing Date); or

(g)          a material delegation of the Servicer’s duties not in compliance with this Agreement; or

(h)          the material breach of any of the representations and warranties made by the Servicer  herein which shall continue unremedied for a period of thirty (30) days after the earlier of (x) the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the Servicer by the Agent and (y) the date any Senior Officer of the Servicer has knowledge of such breach; or

(i)          an Event of Bankruptcy shall occur with respect to the Servicer; or

(j)          an Event of Default shall have occurred; or

(k)          a Change in Control with respect to the Servicer shall have occurred; or

(l)          the Servicer shall, without having received the prior written consent of the Agent, make any change to the Credit and Collection Policies and Procedures which could reasonably be expected to have a material adverse effect on the collectability of the Receivables; or

(m)          a material adverse change shall occur in the condition (financial or otherwise), business, operations or properties of the Servicer which could reasonably be expected to materially adversely affect the ability of the Servicer to perform its obligations under the Servicing Agreement and any other Basic Documents to which it is a party; or

(n)          a final judgment for the payment of money in excess of $1,500,000 shall have been rendered against the Servicer by a court of competent jurisdiction and such judgment shall not have been discharged or satisfied or stayed pending appeal within thirty (30) days from the date of such judgment and such judgment could reasonably be expected to have a material adverse impact on the Receivables;

then, the Agent may, in its sole discretion, or shall at the direction of the Required Lenders in their discretion, by delivering a Servicer Termination Notice to the Borrower and the Servicer, terminate the servicing responsibilities of the Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by the Servicer.  Upon any such declaration, all authority and power of the Servicer under this Agreement shall pass to and be vested in the Successor Servicer appointed pursuant to Section 11.02.

All reasonable and customary related costs of replacing the Servicer and transferring the servicing of the Receivables to a Successor Servicer, including but not limited to all internal and external costs and reimbursable expenses of the Servicer, shall be borne by the Servicer.

Section 9.03          Amortization Events.

If any of the following events (each, an “Amortization Event”) shall occur:

(a)          the Lender’s activities are terminated by a regulatory authority; or

(b)          an Event of Default shall have occurred, is continuing beyond the applicable grace period and has not been waived; or

(c)          the average of the Dilution Ratios for any three (3) consecutive Remittance Periods exceeds, and continues to exceed, 2.00% (or 2.50% during the first six Remittance Periods after the Original Closing Date); or

(d)          a material adverse change shall occur in the condition (financial or otherwise), business, operations or properties of the Borrower, the Servicer or the Parent which, in the Agent’s reasonable discretion, has or would have, through the lapse of time, in any manner an adverse effect on the ability to collect the Receivables; or

(e)          breach by the Servicer of a Financial Covenant; or

(f)          a Servicer Event of Default shall have occurred and is continuing beyond the applicable grace period; or

(g)          the Borrower shall have made payments of amounts in excess of $500,000 or the Parent or a Servicer shall have made payments of amounts in excess of $7,500,000 not covered by insurance in settlement of any litigation;

then, the Agent may, in its sole discretion, or shall at the direction of the Required Lenders in their discretion, by notice to the Borrower and the Servicer declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and the Lenders shall not make any further Advances to the Borrower.

Section 9.04          Representations Regarding Receivable.  The parties hereby agree that, anything contained in this Agreement or any other Basic Document to the contrary notwithstanding, a breach of any representation or warranty contained herein or therein with respect to a Receivable will not in and of itself constitute an Event of Default, a Servicer Event of Default or an Amortization Event and that the sole remedies available to the Agent and the Lenders in respect thereof shall be (i) to remove such Receivable from the Borrowing Base, (ii) to enforce any provisions of this Agreement or any other Basic Document in respect of indemnities provided by the Parent, the Servicer, any Originator or the Borrower in respect thereof, and (iii) to enforce the provisions of the applicable PSA in respect thereof; it being understood, however, that nothing contained in this Section 9.04 shall prevent the failure of the Borrowers, the Servicer or the Parent to comply with any of the provisions referenced in clauses (i), (ii) or (iii) above from constituting an Event of Default, a Servicer Event of Default or an Amortization Event.

ARTICLE X

REMEDIES

Section 10.01          Actions Upon an Event of Default.

If an Event of Default shall have occurred and be continuing, then  the Agent in its sole discretion may exercise in respect of the Collateral all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), in addition to any and all other rights and remedies otherwise available to it, and, in addition, may take the following remedial actions:

(a)          The Agent may with the consent of, or shall at the direction of, the Required Lenders in their sole discretion, without notice to the Borrower except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Obligations against amounts payable to the Borrower from the Bank Accounts or any part of such Bank Accounts in accordance with the priorities required by Section 10.03.

(b)          The Agent may with the consent of, or shall at the direction of, the Required Lenders in their sole discretion, without notice except as specified below, solicit and accept bids for and sell the Collateral or any part of the Collateral in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable.  The Borrower agrees that, to the extent notice of sale shall be required by law, at least twenty (20) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Borrower, any Person claiming the Collateral sold through the Borrower and its successors or assigns.

(c)          Upon the completion of any sale under Section 10.01(b), the Borrower will deliver or cause to be delivered all of the Collateral sold to the purchaser or purchasers at such sale on the date of sale, or within a reasonable time thereafter if it shall be impractical to make immediate delivery, but in any event full title and right of possession to such property shall pass to such purchaser or purchasers forthwith upon the completion of such sale.  Nevertheless, if so requested by the Agent or by any purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.

(d)          At any sale under Section 10.01(b), the Lenders, the Agent or any Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.

(e)          The Agent may exercise at the Borrower’s expense any and all rights and remedies of the Borrower under or in connection with the Borrower Assigned Agreements or the other Collateral, including any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provisions of, the Borrower Assigned Agreements.

Section 10.02          Receipt of Payments in Trust.

All payments received by the Borrower or the Servicer under or in connection with the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such party and shall be forthwith paid over to the Agent or deposited in the Lockbox Account applicable thereto in the same form as so received (with any necessary endorsement).

Section 10.03          Application of Proceeds.

Upon the occurrence of an Event of Default which has not been waived, any cash held by or on behalf of the Agent as Collateral, whether from Receivables or otherwise, and all cash proceeds received by the Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, shall be applied as set forth in Section 6.04.  The Borrower shall remain liable for any deficiency if the proceeds of the Collateral are insufficient to repay the Obligations in full.  Any surplus of such cash or cash proceeds held by or on behalf of the Agent shall be disposed of in accordance with Section 6.07.

Section 10.04          Exercise of Remedies.

No failure or delay on the part of the Agent or any Lender to exercise any right, power or privilege under this Agreement and no course of dealing between the Borrower or the Servicer, on the one hand, and the Agent or the Lenders, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Agent or the Secured Parties would otherwise have pursuant to law or equity.  No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstance without notice or demand.

Section 10.05          Severability of Remedies.

The invalidity of any remedy in any jurisdiction shall not invalidate such remedy in any other jurisdiction.  The invalidity or unenforceability of the remedies herein provided in any jurisdiction shall not in any way affect the right of the enforcement in such jurisdiction or elsewhere of any of the other remedies herein provided.

Section 10.06          Waiver of Agreement.

The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set-off, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of the security interests granted pursuant to this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshalled upon any such sale, and agrees that the Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Agent or such court may determine.

Section 10.07          Power of Attorney.

The Borrower hereby irrevocably appoints the Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Article X, including with the following powers:  (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, (d) to sign any agreements, orders or other documents in connection with or pursuant to any Basic Document, and (e) to take and perform any applicable foreclosure action (including notifying and communicating with all relevant Obligors) with respect to any Related Security for any Receivable financed hereunder, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto.  Nevertheless, if so requested by the Agent or a purchaser of Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.  The Borrower shall provide the Agent with a separate power of attorney with respect to Section 7.04(b) and this Section 10.07, but such power of attorney shall be used by the Agent only subject to, and in a manner consistent with, such Sections.

Section 10.08          Continuing Security Interest.

This Agreement shall create a continuing security interest in the Collateral until the satisfaction of Section 6.07 of this Agreement.

ARTICLE XI

SUCCESSOR SERVICER

Section 11.01          Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon determination that (a) the performance of its duties hereunder has become impermissible under applicable law, and (b) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law.  Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (a) above by an opinion of counsel to such effect delivered to the Agent.  No such resignation shall become effective until a successor servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 11.02.

Section 11.02          Appointment of the Successor Servicer.

In connection with the termination of a Servicer’s responsibilities under this Agreement pursuant to Section 9.02 or 11.01, the Backup Servicer or such other third-party servicer as the Agent may designate in its sole discretion (such successor Servicer being referred to as the “Successor Servicer”) shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement; provided, however, that neither the Backup Servicer nor any other Successor Servicer shall have any responsibility for any actions of the Servicer prior to the termination of the Servicer or the date of the termination of the Servicer or its appointment as Successor Servicer, as applicable; and provided, further, that the duties of the Backup Servicer when acting as Successor Servicer shall be limited as set forth in the Backup Servicing Agreement.  The Backup Servicer, when acting as Servicer, may be replaced in its role as Servicer at any time by the Agent upon the appointment of another Successor Servicer in accordance with the provisions of the Backup Servicing Agreement.  In selecting a Successor Servicer, the Agent may obtain bids from any potential Successor Servicer and may agree to any bid it deems appropriate.  The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to the Agent an instrument in form and substance acceptable to the Agent.

Section 11.03          Duties of the Servicers.

At any time following the appointment of a Successor Servicer, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner acceptable to the Agent so as to facilitate the transfer of servicing to the Successor Servicer including, without limitation, timely delivery (i) to the Agent of any funds that were required to be remitted to the Agent for deposit in the Lockbox Accounts and (ii) to the Successor Servicer, at a place selected by the Successor Servicer, of all Records and other information with respect to the Collateral.  The Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

Section 11.04          Effect of Termination or Resignation.

Any termination or resignation of the Servicer under this Agreement shall not affect any claims that the Borrower, the Agent, any Lender or any Indemnified Party may have against the Servicer for events or actions taken or not taken by the Servicer arising prior to any such termination or resignation.

Section 11.05          Services Following Termination.

Following any termination or resignation of the Servicer under this Agreement,  the Agent may nevertheless engage the Servicer to continue to invoice Unbilled Receivables, and the Servicer agrees that, upon the request of the Agent, it shall act in good faith to negotiate terms for such engagement for compensation comparable to the portion of its previous Servicing Fee allocable to such services, and comparable to what other providers of such services would charge therefor.

ARTICLE XII

INDEMNIFICATION

Section 12.01          Indemnities by the Borrower.

(a)          Without limiting any other rights that the Agent, the Lenders (or their respective permitted assigns), any Affected Party, the US Check Processing Bank, the US Lockbox Account Bank, the UK Lockbox Account Bank, the US Collection Account Bank or the UK Collection Account Bank, or any director, officer, employee or agent or incorporator of such party (each, an “Indemnified Party”) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify, defend and hold harmless each Indemnified Party on an after-tax basis from and against any and all claims, losses, liabilities, obligations, damages, penalties, actions, judgments, suits, and related costs and expenses of any nature whatsoever, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) which may be imposed on, incurred by or asserted against an Indemnified Party in any way arising out of or relating to (i) this Agreement, the other Basic Documents and the other documents and agreements contemplated hereby or thereby, the performance by the Borrower of its obligations hereunder and thereunder and the consummation of the transactions  contemplated hereby and thereby, (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing whether or not any Indemnified Party is a party thereto, (iii) any breach of any representation, warranty or covenant by or on behalf of the Borrower under any Basic Document to which it is a party, (iv) the financing or the pledge of any of the Collateral, or (v) any Receivable; excluding, however, Indemnified Amounts to the extent resulting solely from gross negligence or willful misconduct on the part of such Indemnified Party.  Without limiting or being limited by the foregoing, the Borrower shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify, defend and hold harmless such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from:

I.          reliance on any representation or warranty made or deemed made by the Borrower (or any of its officers) under or in connection with any Basic Document to which it is a party or any report or other information delivered by or on behalf of the Borrower pursuant thereto which shall have been incorrect in any respect when made or deemed made or delivered;

II.          the failure by the Borrower to comply with any term, provision or covenant contained in any Basic Document or any agreement executed by it in connection with this Agreement or with any applicable law, rule or regulation with respect to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation; or

III.          the failure to vest and maintain vested in the Borrower legal and equitable title to and ownership of the Receivables that are, or are purported to be, Eligible Receivables, together with all Collections in respect thereof, free and clear of any Adverse Claim (other than Permitted Liens) or Restrictions on Transferability (except as permitted hereunder) whether existing at the time of the purchase of such Receivable or at any time thereafter, and to maintain or transfer to the Agent a first priority, Perfected security interest therein.

(b)          Any Indemnified Amounts subject to the indemnification provisions of this Section 12.01 not paid in accordance with Article VI, to the extent that funds are available therefor in accordance with the provisions of Article VI, shall be paid to the Indemnified Party within five (5) Business Days following demand therefor.

(c)          The Borrower hereby waives and releases each Indemnified Party from any and all losses, claims, damages, and liabilities, known or unknown, foreseen or unforeseen, which exist or which may arise in the future under common statutory law, except those arising as a result of such Indemnified Party’s gross negligence or willful misconduct.

(d)          The US Check Processing Bank, the US Lockbox Account Bank, the UK Lockbox Account Bank, the US Collection Account Bank and the UK Collection Account Bank and each other Indemnified Party affiliated with any of the foregoing and not a party hereto shall be a third-party beneficiary with respect to its right to receive Indemnified Amounts pursuant to this Section 12.01; it being understood that any Indemnified Amounts payable to such Persons under this Section 12.01 shall be paid solely pursuant to Section 6.03 or 6.04, as the case may be, and all such rights, and such rights of the Agent, shall survive the resignation or removal of such Indemnified Party as Agent, the US Check Processing Bank, the US Lockbox Account Bank, the UK Lockbox Account Bank, the US Collection Account Bank or the UK Collection Account Bank, as the case may be.

Section 12.02          Indemnities by the Servicer.

(a)          Without limiting any other rights that an Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts that may be imposed on, incurred by or asserted against an Indemnified Party in any way arising out of or relating to (i) the performance by the Servicer of its obligations hereunder and thereunder, (ii) any claim, litigation, investigation or proceeding relating to the Servicer whether or not any Indemnified Party is a party thereto or (iii) any breach of any representation, warranty or covenant by or on behalf of the Servicer under any Basic Document to which it is a party, excluding, however, Indemnified Amounts to the extent (x) resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (y) constituting credit recourse for performance of the Collateral.  Without limiting or being limited by the foregoing (but subject to the exclusions in the immediately preceding sentence), the Servicer shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from:

(i)          reliance on any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with any Basic Document or any report or other information delivered by the Servicer pursuant thereto which shall have been incorrect in any respect when made or deemed made or delivered; or

(ii)          the failure by the Servicer to comply with any term, provision or covenant contained in any Basic Document or any agreement executed by it in connection with this Agreement or with any applicable law, rule or regulation with respect to any Receivable, or the imposition of any Adverse Claim (except as permitted hereunder) with respect to a Receivable as a result of the Servicer’s actions hereunder.

(b)          Any Indemnified Amounts subject to the indemnification provisions of this Section shall be paid to the Indemnified Party within five (5) Business Days following demand therefor.

(c)          The US Check Processing Bank, the US Lockbox Account Bank, the UK Lockbox Account Bank, the US Collection Account Bank, the UK Collection Account Bank and each other Indemnified Party affiliated with any of the foregoing and not a party hereto shall be a third-party beneficiary with respect to its right to receive Indemnified Amounts pursuant to this Section 12.02, and all such rights, and such rights of the Agent, shall survive the resignation or removal of such Indemnified Party as Agent, the US Check Processing Bank, the US Lockbox Account Bank, the UK Lockbox Account Bank, the US Collection Account Bank or the UK Collection Account Bank, as the case may be.

ARTICLE XIII

THE AGENT

Section 13.01          Authorization and Action.

Each Lender hereby designates and appoints DZ Bank as Agent hereunder, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto.  The Agent shall not have any duties or responsibilities except those expressly set forth herein or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist for the Agent.  In performing its functions and duties hereunder, the Agent shall act solely as agent for the Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Servicer or any of its respective successors or assigns.  The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law.  The appointment and authority of the Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.

Section 13.02          Delegation of Duties.

The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 13.03          Exculpatory Provisions.

Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Basic Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any Secured Party for any recitals, statements, representations or warranties made by the Borrower or the Servicer contained in this Agreement or any other Basic Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Basic Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Basic Document or any other document furnished in connection herewith, or for any failure of the Borrower or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article III.  The Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Basic Document, or to inspect the properties, books or records of the Borrower or the Servicer, except as specified herein.  The Agent shall not be deemed to have knowledge of any Event of Default unless the Agent has received notice from the Borrower, a Servicer or a Secured Party.

Section 13.04          Reliance.

The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or a Servicer), independent accountants and other experts selected by the Agent.  The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Agent, the Required Lenders or all of the Lenders, as applicable, as it deems appropriate or unless it shall first be indemnified to its satisfaction by the Lenders; provided, however, that unless and until the Agent shall have received such advice or concurrence, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Secured Parties.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Lenders or all of the Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

Section 13.05          Non-Reliance on Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by the Agent.  Each Lender represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement.

Section 13.06          Reimbursement and Indemnification.

The Lenders agree to reimburse and indemnify, defend and hold harmless the Agent and each of its officers, directors, employees, representatives and agents ratably (based on their respective Commitments), to the extent not paid or reimbursed by the Borrower or the Servicer (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Borrower hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Lenders, in connection with the administration and enforcement of this Agreement and the other Basic Documents.

Section 13.07          Agent in Its Individual Capacity.

The Agent and each of its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or the Servicer or any Affiliate of the Borrower or the Servicer as though the Agent were not the Agent hereunder.  With respect to the making of Advances pursuant to this Agreement, the Agent and each of its respective Affiliates shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent, in its individual capacity.

Section 13.08          Successor Agent.

The Agent may, upon thirty (30) Business Days’ prior written notice to the Borrower and the Servicer, and the Agent will, at the direction of the Required Lenders, resign as Agent; provided, however, in either case, that a Lender agrees to become the successor Agent in such capacity hereunder in accordance with the next sentence with the approval of the Borrower and the Required Lenders.  If the Agent shall resign under this Agreement, then the Required Lenders during such period shall, with the consent of the Borrower, appoint from among the Lenders a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of such Agent, and the term “Agent” shall mean such successor agent, effective upon its acceptance of such appointment and its delivery of a duly executed counterpart of this Agreement, and such former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.  After such retiring agent’s resignation hereunder as Agent, the provisions of Article XII or this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  Notice of the appointment of a successor Agent shall be provided by the new Agent to the Borrower and the Servicer.  Such resigning or removed Agent shall cooperate with the successor Agent in order to transfer its rights and obligations as Agent hereunder to such successor Agent (including, in order to transfer, assign and Perfect the security interest of such Agent for the benefit of the Secured Parties in the Collateral), and hereby authorizes the filing of all financing statement and/or the recordation of all certificates, instruments or other records necessary under the laws of any applicable state.

ARTICLE XIV

ASSIGNMENTS; PARTICIPATIONS

Section 14.01          Assignments and Participations.

(a)          Each Lender may, upon written notice to the Agent, and, solely to the extent required by the commercial paper program of any Issuer, Moody’s, S&P, Fitch, DBRS and Taiwan Ratings, shall assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment, if applicable with respect to any Lender, of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $10,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Lender’s Commitment, if applicable with respect to any Lender, (iii)  the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $5,000 or such lesser amount as shall be approved by the Agent (iv) the parties to each such assignment shall have agreed to reimburse the Agent for all fees, costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent) incurred by the Agent in connection with such assignment and (v) unless an Event of Default shall have occurred and be continuing, or such assignment shall be to an Affiliate of such Lender, the Borrower shall have consented to such assignment.  Upon such execution, delivery and acceptance by the Agent and the recording by the Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)          By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Basic Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Issuer, if applicable, with respect to which such assigning Lender acts as the Lender related thereto, or the performance or observance by such Issuer of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Basic Documents, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes each of the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as an Lender.

(c)          The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the related Commitment (if applicable) of, and the principal amount (and stated interest) of, each Advance by each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)          Subject to the provisions of Section 14.01(a), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in a form acceptable to the Agent, accept such Assignment and Acceptance, and the Agent shall then record the information contained therein in the Register.

(e)          Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, if applicable, and each Advance made by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment, if applicable, hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Notwithstanding anything herein to the contrary, each participant shall have the rights of a Lender (including any right to receive payment) under Sections 2.09, 2.10 and 2.11; provided, however, that no participant shall be entitled to receive payment under any such Section in excess of the amount that would have been payable under such Section by the Borrower to the Lender granting its participation had such participation not been granted, except to the extent that such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation and no Lender granting a participation shall be entitled to receive payment under either such Section in an amount which exceeds the sum of (i) the amount to which such Lender is entitled under such Section with respect to any portion of any Advance made by such Lender which is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations.  With respect to any participation described in this Section 14.01(e), the participant’s rights as set forth in the agreement between such participant and the applicable Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or any other Basic Document or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement or any other Basic Document shall be limited to the right to consent to any of the matters set forth in Section 2.01.

(f)          Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 14.01, and with prior notice to the Borrower, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or the Servicer furnished to such Lender by or on behalf of the Borrower, the Parent or the Servicer; provided, that the party receiving such information shall agree to be bound by confidentiality provisions comparable to those set forth in Section 16.04.

(g)          In the event a Lender makes demand for compensation pursuant to Section 2.09, Section 2.10 or Section 2.11, the related Issuer may, and, upon the direction of the Borrower and prior to the occurrence of an Event of Default, shall attempt to, in any such case, notwithstanding any provision to the contrary herein, replace such Lender with another Person by giving three (3) Business Days’ prior written notice to such Lender.  In the event of the replacement of a Lender, such Lender agrees (i) to assign all of its rights and obligations hereunder to the assignee selected by the related Issuer upon payment to such Lender of the amount of such Lender’s Advances together with any accrued and unpaid Loan Interest thereon, all accrued and unpaid fees owing to such Lender and all other amounts owing to such Lender hereunder and (ii) to execute and deliver an Assignment and Acceptance and such other documents evidencing such assignment as shall be necessary or reasonably requested by the Agent.

(h)          Nothing herein shall prohibit any Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank in accordance with applicable law and any such pledge or collateral assignment may be made without compliance with this Section.

(i)          Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the loan documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or proposed Section 1.163-5 of such regulations and any applicable amended or successor regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

ARTICLE XV

LETTER OF CREDIT

Section 15.01          Letter of Credit.

(a) Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Article III and this Article XV, the LC Issuer shall issue or cause the issuance of Letters of Credit denominated in Dollars at the request of the Borrower; provided, however, that the LC Issuer will not be required to issue or cause to be issued any Letters of Credit to the extent that (x) the provisions of paragraph (b) of this Section 15.01 are not satisfied (in any case where a party other than the Borrower is to be named as applicant on the Letter of Credit), (y) the beneficiary of the Letter of Credit and the form and substance of the Letter of Credit documentation shall not have been approved by the LC Issuer in its sole discretion or (z) after giving effect thereto:

(i)          the Advances Outstanding plus the LC Participation Amount would exceed the Maximum Facility Amount at such time;

(ii)          the Advances Outstanding plus the Adjusted LC Participation Amount would exceed the Borrowing Base at such time;

(iii)          the LC Participation Amount would exceed the LC Limit at such time; or

(iv)          the LC Participation Amount would exceed the aggregate of the Commitments of the LC Participants at such time.

(b)          In its LC Request, the Borrower may request that an Originator or the Parent or one of the Parent’s other Affiliates be authorized by the LC Issuer to act as the applicant thereof on behalf of the Borrower.  The LC Issuer may decline to comply with any LC Request in its sole discretion unless the Agent shall be satisfied that the circumstances regarding the use of the Letter of Credit are substantially similar to the circumstances described in the Troutman Sanders LLP true sale and nonconsolidation opinions delivered on the Original Closing Date pursuant to Section 3.01(i) and the perfection opinion delivered by Troutman Sanders LLP and the security interest and true sale opinions delivered by Osborne Clark on the Amendment Effective Date pursuant to Sections 3.03(h) and 3.03(i).  In cases where an Originator or the Parent or one of the Parent’s other Affiliates acts as the applicant for a Letter of Credit, it is acknowledged and agreed that such authority to act as an applicant is for accommodation purposes, and that Section 15.03 shall apply thereto.

(c)          Interest shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the LC Issuer pursuant to the terms hereof.

Section 15.02          Issuance of Letters of Credit; Participations.

(a)          The Borrower may request the LC Issuer, upon two (2) Business Days’ prior written notice submitted on or before 1:00 p.m. (New York City time), to issue a Letter of Credit by delivering to the Agent, each Lender and the LC Issuer, the LC Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Exhibit I attached hereto and an LC Request, in each case completed to the reasonable satisfaction of the Agent and the LC Issuer; and such other certificates, documents and other papers and information as the Agent or the LC Issuer may reasonably request

(b)          Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than twelve (12) months after the Facility Maturity Date. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Issuer delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the Facility Maturity Date or (y) the LC Issuer determines that any condition precedent (including, without limitation, those set forth in Article III) to issuing such Letter of Credit hereunder are not satisfied (other than any such condition requiring the Borrower to submit an LC Request or Letter of Credit Application in respect thereof), then the LC Issuer, in the case of clause (x) above, may (or, at the written direction of any LC Participant, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Borrower and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Issuer or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Issuer, as determined by the LC Issuer.

(c)          Immediately upon the issuance by the LC Issuer of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), the LC Issuer shall be deemed to have sold and transferred to each LC Participant, and each LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from the LC Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such LC Participant’s pro rata share thereof, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or the relative pro rata shares of the LC Participants pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this clause (c) to reflect the new pro rata shares of the assignor and assignee LC Participant or of all LC Participants with Commitments, as the case may be. In the event that the LC Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the LC Issuer pursuant to this Agreement, each LC Participant shall be obligated to make Participation Advances with respect to such Letter of Credit in accordance with this Agreement.

Section 15.03          Requirements for Issuance of Letters of Credit.

In any case where the Borrower has requested the LC Issuer to authorize someone other than the Borrower to act as the “applicant” of a Letter of Credit in accordance with Section 15.01(b), it is understood and agreed that notwithstanding any such designation, and also notwithstanding anything to the contrary in the applicable Letter of Credit Application or any ancillary request documentation, such named applicant shall have no obligation in respect of any Reimbursement Obligation in respect of such Letter of Credit, which in all cases shall be the obligation of the Borrower. Notwithstanding the foregoing, it being understood and agreed that the foregoing shall not relieve, release or otherwise affect any Originator’s obligations under any Basic Document, including without limitation, such Originator’s obligations pursuant to its applicable PSA.

Section 15.04          Disbursements; Reimbursement.

(a)          In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Issuer will promptly notify the Agent and the Borrower of such request. The Borrower shall reimburse (such obligation to reimburse the LC Issuer shall sometimes be referred to as a “Reimbursement Obligation”) the LC Issuer prior to noon (New York City time), on each date that an amount is paid by the LC Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Issuer. In the event the Borrower fails to reimburse the LC Issuer for the full amount of any drawing under any Letter of Credit by noon (New York City time) on the Drawing Date (including because the conditions precedent to an Advance requested by the Borrower pursuant to Section 2.01 shall not have been satisfied), the LC Issuer will promptly notify each LC Participant thereof and the Borrower shall have been deemed to requested a Loan from each LC Participant as set forth in clause (b) below. Any notice given by the LC Issuer pursuant to this Section may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(b)          Each LC Participant shall upon any notice pursuant to clause (a) above make available to the LC Issuer an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing (a “Participation Advance”), whereupon the LC Participants shall each be deemed to have made a Loan to the Borrower in that amount. If any LC Participant so notified fails to make available to the LC Issuer the amount of such LC Participant’s Pro Rata Share of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such LC Participant makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The LC Issuer will promptly give notice to each LC Participant of the occurrence of the Drawing Date, but failure of the LC Issuer to give any such notice on the Drawing Date or in sufficient time to enable any LC Participant to effect such payment on such date shall not relieve such LC Participant from its obligation under this clause (b). Each LC Participant’s Commitment shall continue until the last to occur of any of the following events: (A) the LC Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Secured Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.

Section 15.05          Repayment of Participation Advances.

(a)          Upon (and only upon) receipt by the LC Issuer for its account of immediately available funds from or for the account of the Borrower (i) in reimbursement of any payment made by the LC Issuer under a Letter of Credit with respect to which any LC Participant has made a Participation Advance to the LC Issuer or (ii) in payment of Interest on the Loans made or deemed to have been made in connection with any such draw, the LC Issuer will pay to each LC Participant, ratably (based on the outstanding drawn amounts funded by each such LC Participant in respect of such Letter of Credit), in the same funds as those received by the LC Issuer; it being understood, that the LC Issuer shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any LC Participant.

(b)          If the LC Issuer is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the LC Issuer pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each LC Participant shall, on demand of the LC Issuer, forthwith return to the LC Issuer the amount of its Pro Rata Share of any amounts so returned by the LC Issuer plus interest at the Federal Funds Rate, from the date the payment was first made to such LC Participant through, but not including, the date the payment is returned by such LC Participant.

(c)          If any Letters of Credit are outstanding and undrawn on the Facility Maturity Date, the LC Collateral Account shall be funded from Collections (or, in the Borrower’s sole discretion, by other funds available to the Borrower) in an amount equal to the aggregate undrawn face amount of such Letters of Credit plus all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the LC Issuer, the “LC Fee Expectation”).

Section 15.06          Documentation.

The Borrower agrees to be bound by the terms of the Letter of Credit Application and by the LC Issuer’s interpretations of any Letter of Credit issued for the Borrower and by the LC Issuer’s written regulations and customary practices relating to letters of credit, though the LC Issuer’s interpretation of such regulations and practices may be different from the Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. The LC Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

Section 15.07          Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 15.08          Nature of Participation and Reimbursement Obligations.

Each LC Participant’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the LC Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and under all circumstances, including the following circumstances:

(a)          any set-off, counterclaim, recoupment, defense or other right which such LC Participant may have against the LC Issuer, the other Secured Parties, the Borrower, the Servicer, a Sub-Servicer, an Originator, the Limited Guarantor or any other Person for any reason whatsoever.

(b)          the failure of the Borrower or any other Person to comply with the conditions set forth in this Agreement for the making of a Loan, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;

(c)          any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which the Borrower, the Limited Guarantor, a Sub-Servicer, the Servicer, an Originator or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against the LC Issuer, or any other Secured Party or any other Person for any reason whatsoever;

(d)          any claim of breach of warranty that might be made by the Borrower, an Originator, a Sub-Servicer, the Servicer or any Affiliate thereof, the LC Issuer, or any LC Participant against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Borrower, the LC Issuer or any LC Participant may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Issuer, any other Secured Party or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Affiliates of the Borrower and the beneficiary for which any Letter of Credit was procured);

(e)          the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Agent or the LC Issuer has been notified thereof;

(f)          payment by the LC Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g)          the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)          any failure by the LC Issuer or any of the LC Issuer’s Affiliates to issue any Letter of Credit in the form requested by the Borrower;

(i)          any material adverse change in the business of the Borrower or the Servicer;

(j)          any breach of this Agreement or any other Basic Document by any party thereto;

(k)          the occurrence or continuance of an Event of Bankruptcy with respect to the Borrower, the Limited Guarantor, a Sub-Servicer, any Originator or any Affiliate thereof;

(l)          the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

(m)          the fact that this Agreement or the obligations of the Borrower or the Servicer hereunder shall have been terminated; and

(n)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 15.09          Indemnity.

In addition to other amounts payable hereunder, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent, the LC Issuer, each LC Participant, each other Secured Party and each of the LC Issuer’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Agent, the LC Issuer, any LC Participant, any other Secured Party or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Issuer of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

Section 15.10          Liability for Acts or Omissions.

(a)          As between the Borrower, on the one hand, and the Agent, the LC Issuer, the LC Participants, and the other Secured Parties, on the other, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Agent, the LC Issuer, the LC Participants, or any other Secured Party shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Issuer, any LC Participant or any other Secured Party shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent, the LC Issuer, the LC Participants, and the other Secured Parties, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Issuer’s rights or powers hereunder. In no event shall the Agent, the LC Issuer, the LC Participants, or the other Secured Parties or their respective Affiliates, be liable to the Borrower or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)          Without limiting the generality of the foregoing, the Agent, the LC Issuer, the LC Participants, and the other Secured Parties and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Agent, the LC Issuer, the LC Participants, or the other Secured Parties or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Issuer under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Issuer under any resulting liability to the Borrower, any Secured Party or any other Person.

Section 15.11          Letter of Credit Assignment Upon Issuance.

The obligation of Autobahn, as Initial LC Issuer, to issue any Letter of Credit pursuant to this Agreement is hereby assigned to, and assumed by, DZ Bank, as Final LC Issuer, effective as of the date such Letter of Credit is to be issued.  Accordingly, DZ Bank, as final LC Issuer, will issue all Letters of Credit hereunder, will be the LC Issuer with respect to any such Letters of Credit so issued, and will be a Secured Party with respect to any reimbursement obligations of the Borrower hereunder until such reimbursement obligations are paid in full or are acquired by Autobahn on or after the date any draw on the Letter of Credit is made.

ARTICLE XVI

MISCELLANEOUS

Section 16.01          Notices, etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication, electronic communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth on Schedule 1 hereto or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective upon receipt, or in the case of (a) notice by mail, three Business Days after being deposited in the United States mails, first class postage prepaid, (b) notice by email, when receipt is confirmed by the recipient, or (c) notice by facsimile copy, when verbal communication of receipt is obtained; provided, however, that no notice or communication sent pursuant to Article II shall be effective until received.

Section 16.02          Binding Effect; Assignability.

(a)          This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Lenders, the Agent and their respective permitted successors and assigns.  Neither the Borrower nor a Servicer may assign any of its rights and obligations hereunder or under any other Basic Document to which it is a party or assign any interest herein without the prior written consent of the Agent.  The Lenders and the Agent may, at any time, without the consent of the Borrower (except as otherwise provided in Section 14.01(a)(v)), assign any or all of their respective rights and obligations hereunder or interest herein to any Person.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided, that the rights and remedies with respect to any breach of any representation and warranty made by the Borrower or the Servicer pursuant to Article IV and the rights of Indemnified Parties and others under the indemnification and payment provisions of Article XII, Section 13.06 and Section 16.03 shall be continuing and shall survive any termination of this Agreement.

(b)          Notwithstanding the foregoing, the Conduit Lender (if the Conduit Lender is Autobahn) may, in its sole discretion and at any time, assign its rights, obligations (if any) and interests under this Agreement to DZ Bank and, at or after such time (and provided that DZ Bank has assumed such assigned obligations), the Conduit Lender may, in its sole discretion, cease to be a Conduit Lender and a Lender under this Agreement upon providing notice of such cessation to the Borrower and the Servicer.

Section 16.03          Costs, Expenses and Taxes.

(a)          In addition to the rights of Indemnification under Article XII, the Borrower agrees (subject to any limitations set forth in the Fee Letter) to pay upon demand all reasonable costs and expenses and taxes (excluding Income Taxes and Excluded Taxes) incurred by the Lenders, the Agent, the Collection Account Banks, the Lockbox Account Banks or the US Check Processing Bank (“Other Costs”) in connection with the administration (including periodic auditing, rating agency requirements, modification and amendment) of the Basic Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders, the Agent, the US Collection Account Bank, the US Lockbox Account Bank and the US Check Processing Bank with respect thereto and with respect to advising the Lenders, the Agent, the US Collection Account Bank, the US Lockbox Account Bank and the US Check Processing Bank as to its rights and remedies under the Basic Documents and the other agreements executed pursuant hereto.  The Borrower further agrees to pay within five (5) Business Days after demand all reasonable costs, counsel fees and expenses in connection with the collection of the Obligations or any portion thereof and the enforcement (whether through negotiation, legal proceedings or otherwise) of the Basic Documents and the other agreements and documents to be delivered hereunder and the enforcement of the security interest in and any sale or other disposition of the Collateral or any portion thereof, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 16.03.

(b)          In addition, the Borrower shall timely pay on demand or, at the option of the Agent, timely reimburse it for the payment of, any and all Other Taxes, and agrees to indemnify and save each Indemnified Party from and against any and all liabilities (including interest, penalties and expenses) with respect to or resulting from any delay in paying or omission to pay such Other Taxes.

(c)          If the Borrower fails to perform any agreement or obligation contained herein or in any other Basic Document to which it is a party, any Lender, the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of such party incurred in connection therewith shall be payable by the Borrower.

Section 16.04          Confidentiality.

Unless required by law or regulation to do so or otherwise expressly permitted by the Basic Documents, none of the Agent or any Lender, on the one hand, nor the Borrower or the Servicer, on the other hand, shall publish or otherwise disclose any information relating to the material terms of the Facility, any of the Basic Documents or the transactions contemplated hereby or thereby or (in the case of the Agent and the Lenders), any confidential and proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses (collectively, “Confidential Information”) to any Person.  No party shall publish any press release naming the other party without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, but subject to the requirements of any applicable privacy laws, each party may disclose the Confidential Information (a) to any of their respective Affiliates and to their and their respective Affiliates’ officers, directors, managers, administrators, trustees, employees, agents, accountants, legal counsel and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent required by applicable law, regulation, subpoena or other legal process, (c) to the extent requested by any governmental or regulatory authority purporting to have jurisdiction over such party (including any self-regulatory authority), (d) to any other party involved in the Facility, (e) in connection with the exercise of any remedies hereunder or under any other or the Basic Documents or any action or proceeding relating to this Agreement or any other Basic Document or the enforcement of rights hereunder or thereunder, (f) with the consent of the other parties, (g) to any equity investors or institutional creditors or potential equity investors or institutional creditors of such party and/or its Affiliates, or (h) to the extent that such information (i) was or becomes available to, and readily obtainable by, such party from a source other than a party hereto, (ii) has been independently acquired or developed by any such party without violating any of their respective obligations under this Agreement, or (iii) becomes publicly available and readily obtainable other than as a result of a breach of this Section 16.04.  This confidentiality agreement shall apply to any and all information relating to the Facility, any of the Basic Documents and the transactions contemplated hereby and thereby at any time on or after January 25, 2018.  As used herein, the term “Confidential Information” shall include, with respect to the agreements of the Agent, any Lender under this Section 16.04, any specific information with respect to the identity of any Obligors with respect to any Receivable, the amount of any Receivable and any Related Security with respect thereto.  The provisions of this Section 16.04 shall apply to any Confidential Information received by any party hereto, including, without limitation, as a consequence of the exercise by the Agent of any rights thereof under Sections 5.01(i) or 8.04.  Each of the parties hereto, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its representatives and advisors and agrees that its representatives and advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

Section 16.05          No Proceedings.

Each of the Borrower, the Agent, the Servicer and the Lenders hereby agrees that it will not institute against, or join any other Person in instituting against, any Lender that is an Issuer or the Borrower any proceedings of the type referred to in the definition of “Event of Bankruptcy” hereunder until one year and one day shall have elapsed since the last day on which any Commercial Paper Notes issued by such Issuer remained outstanding or any Obligation hereunder remained outstanding.  The provisions of this Section 16.05 shall survive the termination of this Agreement.

Section 16.06          Amendments; Waivers; Consents; Entire Agreement.

No modification, amendment or waiver of or with respect to any provision of the Basic Documents or any other agreements, instruments or documents delivered pursuant thereto nor consent to any departure by the Borrower or the Servicer from any of the terms or conditions thereof shall be effective unless it shall be in writing and signed by each of the parties hereto; provided that no amendment, modification or waiver of Sections 6.03 and 6.04 hereof shall affect the rights and obligations of a Collection Account Bank, solely in such capacity, and as a third party beneficiary of the terms of such Sections, without the written consent of such Collection Account Bank.  Any waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No consent to or demand on the Borrower or the Servicer in any case shall, in itself, entitle it to any other consent or further notice or demand in similar or other circumstances.  The Basic Documents and the documents referred to therein embody the entire agreement among the Borrower, the Lenders, the Agent and the Servicer and supersede all prior agreements and understandings relating to the subject thereof. Without limiting the foregoing, the terms of this Agreement and the other Basic Documents hereby supersede the terms and provisions (including, without limitation, any such terms and conditions concerning indemnities) contained in any prior term sheets shared between the parties hereto.  The Agent and the Lenders (to the extent required pursuant to the terms of the commercial paper program of any Issuer): (i) shall not, without obtaining a confirmation of the then-current rating of the Commercial Paper Notes of such Issuer, waive any of the representations set forth in Section 4.01(dd).

Section 16.07          GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.  NOTHING IN THIS SECTION 16.07(b) SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ANY PARTY’S RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

(c)          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT.  INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 16.08          Execution in Counterparts; Severability.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  If any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby in such jurisdiction and the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation shall not be impaired thereby in any other jurisdiction.

Section 16.09          Descriptive Headings.

The descriptive headings in this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 16.10          Ratable Payments.

If any Lender, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Lender (other than payments received pursuant to Sections 2.09, 2.10, 2.11, 12.01 or 12.02) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 16.11          Recourse Against Certain Parties.

(a)          No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any party hereto as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of such party or any incorporator, affiliate, stockholder, officer, employee or director of such party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party; and that no personal liability whatsoever shall attach to or be incurred by any administrator of such party or any incorporator, stockholder, affiliate, officer, employee or director of such party or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such party contained in this Agreement or in any other such instrument, document or agreement, or which are implied therefrom, and that any and all personal liability of every such administrator of such party and each incorporator, stockholder, affiliate, officer, employee or director of such party or of any such administrator, or any of them, for breaches by such party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of, and in consideration for, the execution of this Agreement.

(b)          Notwithstanding anything contained in this Agreement, each Lender that is an Issuer shall have no obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Issuer after paying or making provision for the payment of the Commercial Paper Notes issued by it.  All payment obligations of such Issuer hereunder are contingent upon the availability of funds in excess of the amounts necessary to pay the Commercial Paper Notes issued by it; and each party to this Agreement agrees that they shall not have a claim under Section 101(5) of the United States Bankruptcy Code if and to the extent that any such payment obligation exceeds the amount available to such Issuer to pay such amounts after paying or making provision for the payment of the Commercial Paper Notes.

(c)          The provisions of this Section 16.11 shall survive the termination of this Agreement.

Section 16.12          Rule 17g-5 Information.

Notwithstanding anything to the contrary contained herein or in any of the other Basic Documents, each of the parties hereto acknowledges and agrees that the Agent may post to a Qualifying Rule 17g-5 Website maintained by the Agent and required by any nationally recognized rating agency providing a rating or proposing to provide a rating to the Conduit Lender’s commercial paper in connection with Rule 17g-5, the following information: (x) (i) to the extent disclosed to any nationally recognized rating agency providing or proposing to provide a rating to, or monitoring a credit rating of, the Conduit Lender’s commercial paper, any confidential proprietary information with respect to any of the Borrower, the Servicer or the Originators and their Affiliates and each of their respective businesses obtained by the Lenders or the Agent in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Basic Documents and (ii) any other nonpublic information with respect to any of the Borrower, the Servicer or the Originators received by the Lenders or the Agent, in each case to the extent such information was provided to such nationally recognized rating agency in connection with providing or proposing to provide a rating to, or to monitor an existing rating of, the Conduit Lender’s commercial paper, (y) the Basic Documents and (z) any other Transaction Information.

Section 16.13          Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in this agreement or in any other agreement, arrangement or understanding between the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this agreement, or under any such other agreement, arrangement or understanding, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this agreement, or under any such other agreement, arrangement or understanding; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 16.14          Amendment and Restatement.

(a)          Except as provided in Section 16.14(b), this Amended Agreement amends and restates the Existing Agreement in its entirety, effective as of the Amendment Effective Date, but is not intended to constitute a novation of the obligations thereunder.  Nothing contained herein shall terminate any security interests, guaranties or subordinations previously granted under the Existing Agreement and the transactions contemplated thereby; and all such security interests, guaranties and subordinations shall continue in full force and effect from and after the Amendment Effective Date except to the extent (if any) otherwise so provided in this Amended Agreement or in any other Basic Document executed and delivered concurrently herewith.

(b)          Notwithstanding anything in this Amended Agreement to the contrary, the provisions set forth in Section 1 of Amendment No. 4 shall remain in full force and effect, mutatis mutandis, as though fully set forth herein, but subject to the terms and conditions with regard thereto as set forth in Amendment No. 4; and, for the avoidance of doubt, also shall apply to any Servicer Event of Default or Amortization Event that otherwise would arise therefrom.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Receivables Loan and Security Agreement to be executed by their respective officers thereunto duty authorized, as of the date first above written.

THE SERVICER:	VOLT INFORMATION SCIENCES, INC., as Servicer

	By:	/s/ Kevin Hannon
		Name:	Kevin D. Hannon
		Title:	VP & Treasurer

THE BORROWER:	VOLT FUNDING II, LLC, as the Borrower

	By:	/s/ Kevin Hannon
		Name:	Kevin D. Hannon
		Title:	Treasurer

Amended and Restated Receivables Loan and Security Agreement

THE FINAL LC ISSUER:	DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, NEW YORK BRANCH

	By:	/s/ Mehul Patel
		Name:	Mehul Patel
		Title:	Vice President

	By:	/s/ Eva Geng
		Name:	Eva Geng
		Title:	Assistant Vice President

THE AGENT:	DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, NEW YORK BRANCH

	By:	/s/ Mehul Patel
		Name:	Mehul Patel
		Title:	Vice President

	By:	/s/ Eva Geng
		Name:	Eva Geng
		Title:	Assistant Vice President

Amended and Restated Receivables Loan and Security Agreement

THE CONDUIT LENDER:	AUTOBAHN FUNDING COMPANY LLC, as a Lender

	By:	/s/ Mehul Patel
		Name:	Mehul Patel
		Title:	Vice President

	By:	/s/ Eva Geng
		Name:	Eva Geng
		Title:	Assistant Vice President

Commitment: $115,000,000

THE INITIAL LC ISSUER:	AUTOBAHN FUNDING COMPANY LLC, as the initial LC Issuer

	By:	/s/ Mehul Patel
		Name:	Mehul Patel
		Title:	Vice President

	By:	/s/ Eva Geng
		Name:	Eva Geng
		Title:	Assistant Vice President

Amended and Restated Receivables Loan and Security Agreement